SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-4


REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         Pre-Effective Amendment No.             _______                 [X]

         Post-Effective Amendment No.                                    [ ]

                                     and/or

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

         Amendment No.              1       (File No. 811-7195)          [X]
                               ---------

                        (Check appropriate box or boxes)

                  AMERICAN ENTERPRISE VARIABLE ANNUITY ACCOUNT
---------------------------------------------------------------------------
                           (Exact Name of Registrant)

                   American Enterprise Life Insurance Company
---------------------------------------------------------------------------
                               (Name of Depositor)

80 South 8th Street, P.O. Box 534, Minneapolis, MN             55440-0534
---------------------------------------------------------------------------
(Address of Depositor's Principal Executive Offices)           (Zip Code)

Depositor's Telephone Number, including Area Code          (612) 671-3678
---------------------------------------------------------------------------

   Mary Ellyn Minenko, IDS Tower 10, Minneapolis, MN 55440-0010
---------------------------------------------------------------------------
                     (Name and Address of Agent for Service)

It is proposed that this filing will become effective: as soon as possible.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

Prospectus

[_____], 1999

American Express Wells Fargo Variable AnnuitySM

Individual or group flexible premium deferred combination fixed/variable annuity.

American Enterprise Variable Annuity Account

Issued by:        American Enterprise Life Insurance Company (American
                  Enterprise Life)
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534
                  Telephone: 800-333-3437

This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        American Express Variable Portfolio Funds               o        Goldman Sachs Variable Insurance Trust (VIT)
o        AIM Variable Insurance Funds, Inc.                      o        MFS(R) Variable Insurance Trust SM
o        Dreyfus Socially Responsible Growth Fund, Inc.          o        Putnam Variable Trust
o        Franklin Templeton Variable Insurance Products Trust    o        Wells Fargo_____________
         - Class 2

Please read the prospectuses carefully and keep them for future reference. This contract is available for qualified and nonqualified plans.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting American Enterprise Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of Contents

Key Terms
The Contract in Brief
Expense Summary
Condensed Financial  Information  (Unaudited)
Financial Statements
Performance Information
The Variable  Account and the Funds
The Fixed Accounts
Buying Your Contract
Charges
Valuing  Your  Investment
Making  the Most of Your  Contract
Withdrawals
TSA -- Special Surrender  Provisions
Changing Ownership
Benefits in Case of Death
The Annuity  Payout  Period
Taxes
Voting  Rights
Substitution  of Investments
About the Service Providers
Additional  Information About American Enterprise Life
Directors and Executive  Officers
Experts
American  Enterprise Life Financial Information
Table of Contents of the Statement of Additional Information

Key Terms

These terms can help you understand details about your contract.

Accumulation unit -- A measure of the value of each subaccount before annuity payouts begin.

Annuitant -- The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts -- An amount paid at regular intervals under one of several plans.

Beneficiary -- The person you designate to receive annuity benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business -- When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract - An individual annuity contract or a certificate showing your interest under a group annuity contract.

Contract value -- The total value of your contract before we deduct any applicable charges.

Contract year -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed accounts - The one-year fixed account is an account to which you may allocate purchase payments. Amounts you allocate to this account earn interest at rates that we declare periodically. Guarantee Period Accounts are fixed accounts to which you may also allocate purchase payments. These accounts have guaranteed interest rates declared for periods ranging from two to ten years. Withdrawals from these accounts prior to the end of the term specified will receive a Market Value Adjustment, which may result in a gain or loss of principal.

Funds -- Mutual funds and/or portfolios that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Guarantee Period -- The number of years that a guaranteed interest rate is credited.

Market Value Adjustment (MVA) -- A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee Period.

Owner (you, your) -- The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Qualified annuity -- A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o        Individual Retirement Annuities (IRAs), including Roth IRAs
o        Simplified Employee Pension (SEP) plans
o        Tax-Sheltered Annuity (TSA) rollovers

All other contracts are considered nonqualified annuities.

Retirement date -- The date when annuity payouts are scheduled to begin.

Valuation date -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account -- Consists of separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

Withdrawal value -- The amount you are entitled to receive if you make a full withdrawal from your contract. It is the contract value minus any applicable charges.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the retirement date).

Free look period:                   You may return your contract to
                                    our  office  within  10  days  after  it  is
                                    delivered  to you and  receive a full refund
                                    of the contract value. However, you bear the
                                    investment  risk  from the time of  purchase
                                    until you  return the  contract;  the refund
                                    amount may be more or less than the  payment
                                    you made.  (Exception:  If the law requires,
                                    we  will   refund   all  of  your   purchase
                                    payments.)

Accounts:                           Currently, you may allocate your purchase
                                    payments among any or all of:

o the subaccounts, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the retirement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. __)

o the fixed accounts, which earn interest at rates that we adjust periodically. (p. __)

Buying your  contract:              Your  sales  representative
                                    will  help  you   complete   and  submit  an
                                    application.  Applications  are  subject  to
                                    acceptance  at our  office.  You  may  buy a
                                    nonqualified annuity or a qualified annuity.
                                    After your  initial  purchase  payment,  you
                                    have  the   option  of   making   additional
                                    purchase payments in the future.

o Minimum initial purchase payment -- $2,000. This minimum does not apply if you enroll in the Systematic Investment Program (SIP). The Guaranteed Period Accounts require a minimum investment of $1,000.

o                                       Minimum additional purchase payment --
                                        $100 ($50 with SIP payments).

o Maximum total purchase payments (without prior approval) -- $1,000,000.

Transfers: Subject to certain restrictions you currently may redistribute your money among the subaccounts and the fixed accounts without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. Transfers out of the Guarantee Period Accounts before the end of the Guarantee Period will be subject to a MVA. You may establish automated transfers among the fixed accounts and subaccounts. Fixed account transfers are subject to special restrictions. (p. __)

Withdrawals: You may withdraw all or part of your contract value at any time before the retirement date. You also may establish automated partial withdrawals. Withdrawals may be subject to charges and tax penalties (including a 10% IRS penalty if you make withdrawals prior to your reaching age 59 1/2) and may have other tax consequences; also, certain restrictions apply. (p. __)

Changing ownership: You may change ownership of a nonqualified annuity by written instruction, but this may have federal income tax consequences. Restrictions apply to changing ownership of a qualified annuity. (p. __)

Benefits in case of death: If you or the annuitant die before annuity payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. __)

Annuity payouts: You can apply your contract value to an annuity payout plan that begins on the retirement date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the one-year fixed account. During the annuity payout period, your choices for subaccounts may be limited. The Guarantee Period Accounts are not available during the payout period. (p. __)

Taxes: Generally, your contract grows tax-deferred until you make withdrawals from it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. Roth IRAs, however, may grow and be distributed tax free if you meet certain distribution requirements. (p. __)

Charges:
o    $30 annual contract administrative charge;
o    a 0.15% variable account administrative charge;
o with a five-year withdrawal charge schedule a 1.30% mortality and expense risk fee applies;
o with a seven-year withdrawal charge schedule a 1.05% mortality and expense risk fee applies;
o if the Enhanced Death Benefit Rider is selected, an additional 0.20% mortality and expense risk fee;
o if the Guaranteed Minimum Income Benefit Rider is selected, an annual fee based on the Guaranteed Income Benefit Base (currently at 0.30%);
o    withdrawal  charge;
o any premium taxes that may be imposed on us by state or local governments (currently, we deduct any applicable premium tax when you make a total withdrawal or when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments); and
o    the operating expenses of the funds.

Expense Summary

The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses of each fund.

Contract owner expenses:

        Withdrawal charge: contingent deferred sales charge as a percentage of purchase payment withdrawn. You select either a five-year or seven-year withdrawal charge schedule at the time of application.


                          Five-year schedule                                     Seven-year schedule
            Years from purchase          Withdrawal charge        Years from purchase         Withdrawal charge
              payment receipt                percentage             payment receipt              percentage
                     1                           8%                        1                          8%
                     2                           8                         2                          8
                     3                           6                         3                          7
                     4                           4                         4                          6
                     5                           2                         5                          5
                Thereafter                       0                         6                          4
                                                                           7                          2
                                                                       Thereafter                     0

        Annual contract administrative charge                                          $30*

        * We will waive this charge when your contract value is $50,000 or more on the current contract anniversary.

        Guaranteed Minimum Income Benefit Rider fee:
        as a percentage of the Guaranteed Income Benefit
        Base charged annually. This is an optional expense.                            0.30%

Annual variable account expenses: as a percentage of average subaccount value. You can choose the length of your contract's withdrawal charge and the death benefit guarantee provided. The combination you choose determines the fees you pay. The table below shows the combinations available to you and their cost.


--------------------------------------------------------------- ------------------------- ---------------------------
                                                                  Five-year withdrawal      Seven-year withdrawal
                                                                        schedule                   schedule
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
       Variable account administrative charge                            0.15%                      0.15%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
       Mortality and expense risk fee                                    1.30%                      1.05%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
       Enhanced Death Benefit Rider fee as part of the                   0.20%                      0.20%
                                                                         -----                      -----
       mortality and expense risk fee (optional)
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses without the optional              1.45%                      1.20%
Enhanced Death Benefit Rider fee
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses with the optional                 1.65%                      1.40%
Enhanced Death Benefit Rider fee
--------------------------------------------------------------- ------------------------- ---------------------------


Annual operating expenses of the funds (as a percentage of average daily net assets)

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
                                                                              Management      12b-1      Other
                                                                                 Fees          Fees     Expenses     Total
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Blue Chip Advantage Fund                             .56%            --       .39        .95%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Capital Resource Fund                                .59%            --       .07        .66%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Diversified Equity Income Fund                       .56%            --       .39        .95%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Extra Income Fund                                    .62%            --       .09        .71%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Federal Income Fund                                  .61%            --       .265       .875%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - New Dimensions Fund                                  .61%            --       .06        .67%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Small Cap Advantage Fund                             .79%            --       .435      1.225%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AIM V.I. Capital Appreciation Fund                                              .62%            --       .05        .67%2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AIM V.I. Value Fund (after expense waivers/reimbursements)                      .61%            --       .05        .66%3
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Dreyfus Socially Responsible Growth Fund                                        .75%            --       .05        .80%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Income Securities Fund - Class 2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Mutual Shares Securities Fund - Class 2                                  .74%           .25       .03       1.02%4
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Real Estate Securities Fund - Class 2                                    .52%           .25       .02        .79%4
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Small Cap Fund Class - 2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT CORESM U.S. Equity Fund (after expense reimbursement)         .70%            --       .10        .80%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT Global Income Fund                                            .90%            --       .15       1.05%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT Mid Cap Value Fund (after expense reimbursement)              .80%            --       .15        .95%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
MFS(R) Growth with Income Series
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
MFS(R)Utilities Series                                                           .75%            --       .26       1.01%2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Putnam VT International Growth Fund - Class IB Shares                           .80%           .15       .27       1.22%5
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Putnam VT Vista Fund - Class IB Shares                                          .65%           .15       .12        .92%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Asset Allocation Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Corporate Bond Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Equity Income Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Equity Value Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo International Equity Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Large Company Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Money Market Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Small Cap Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

1 Annualized operating expenses of funds at Dec. 31, 1998.

2 Figures in "Management Fees," "Other Expenses" and "Total" are based on actual expenses for the fiscal year ended Dec. 31, 1998.

3 Had there been no fee waivers or expense reimbursements, expenses would have been: 0.75%, 0.00%, 5.05% and 5.80%

4 The figure shown under Management Fees, combines both the Management and Portfolio Administration Fees. The Portfolio Administration Fee is a direct expense for the Mutual Shares Securities Fund; the Real Estate Securities Fund pays for similar services indirectly through the Management Fee. Because no Class 2 shares were issued as of Dec. 31, 1998, figures (other than Rule 12b-1
  Fees) are based on the Portfolios' Class 1 actual expenses for the fiscal year ended Dec. 31, 1998 plus Class 2's annual Rule 12b-1 Fee of 0.25% (While the maximum amount payable under each Portfolio's Class 2 Rule 12b-1 Plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year.)

5 Based on estimated expenses

Examples: *

You would pay the following expenses on a $1,000 investment if you selected a five-year withdrawal charge schedule without any optional riders and assuming a
5% annual return and....

-----------------------------------------------------------------------------------------------------------------------
                                                                     a total withdrawal at   no withdrawal or selection
                                                                     the end of each time    of an annuity payout plan
                                                                            period            at the end of each time
                                                                                                       period
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                     1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund                  $105.12    $137.26       $25.12        $77.26
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund                      102.15     128.32        22.15         68.32
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund             105.12     137.26        25.12         77.26
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund                          102.66     129.86        22.66         69.86
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund                        104.35     134.95        24.35         74.95
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund                        102.25     128.63        22.25         68.63
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund                   107.94     145.69        27.94         85.69
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                    102.25     128.63        22.25         68.63
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                                   102.15     128.32        22.15         68.32
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares Securities Fund - Class 2                        105.84     139.41        25.84         79.41
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2                          103.48     132.33        23.48         72.33
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2                                       103.48     132.33        23.48         72.33
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund                             103.59     132.64        23.59         72.64
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund                                  106.15     140.33        26.15         80.33
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund                                  105.12     137.26        25.12         77.26
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
MFS(R)Utilities Series                                                 105.74     139.1         25.74         79.10
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares                 107.89     145.53        27.89         85.53
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares                                104.82     136.34        24.82         76.34
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
-------------------------------------------------------------------------------------------------------------------------


You would pay the following expenses on a $1,000 investment if you selected a five-year withdrawal charge schedule with the optional 0.20% Enhanced Death Benefit Rider and the 0.30% Guaranteed Minimum Income Benefit Rider and assuming a 5% annual return and....

------------------------------------------------------------------------------------------------------------------
                                                                a total withdrawal at   no withdrawal or selection
                                                                the end of each time    of an annuity payout plan
                                                                      period            at the end of each time
                                                                                                    period
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                  1 year     3 years      1 year        3 years
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund               $107.17    $143.39       $27.17        $83.39
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund                   104.20     134.49        24.20         74.49
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund          107.17     143.39        27.17         83.39
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund                       104.71     136.03        24.71         76.03
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund                     106.40     141.10        26.40         81.10
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund                     104.30     134.80        24.30         74.80
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund                109.99     151.79        29.99         91.79
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                 104.30     134.80        24.30         74.80
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                                104.20     134.49        24.20         74.49
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares Securities Fund - Class 2                     107.89     145.53        27.89         85.53
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2                       105.53     138.49        25.53         78.49
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2                                    105.53     138.49        25.53         78.49
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund                          105.64     138.79        25.64         78.79
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund                               108.20     146.45        28.20         86.45
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund                               107.17     143.39        27.17         83.39
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
MFS(R)Utilities Series                                              107.79     145.23        27.79         85.23
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares              109.94     151.63        29.94         91.63
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares                             106.87     142.47        26.87         82.47
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
----------------------------------------------------------------------------------------------------------------------


You would pay the following expenses on a $1,000 investment if you selected a seven-year withdrawal charge schedule without any optional riders and assuming a
5% annual return and....


------------------------------------------------------------------------------------------------------------------
                                                              a total withdrawal at   no withdrawal or selection
                                                              the end of each time    of an annuity payout plan
                                                                     period            at the end of each time
                                                                                                period
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                               1 year     3 years      1 year        3 years
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund           $102.56    $139.55       $22.56        $69.55
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund                99.59     130.57        19.59         60.57
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund      102.56     139.55        22.56         69.55
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund                   100.10     132.12        20.10         62.12
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund                 101.79     137.24        21.79         67.24
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund                  99.69     130.88        19.69         60.88
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund            105.38     148.03        25.38         78.03
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                              99.69     130.88        19.69         60.88
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                             99.69     130.57        19.59         60.57
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares securities Fund - Class 2                 103.28     141.72        23.28         71.72
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2                   100.92     134.60        20.92         64.60
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2                                100.92     134.60        20.92         64.60
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund                      100.92     134.60        20.92         64.60
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund                           101.02     134.91        21.02         64.91
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund                           103.59     142.64        23.59         72.64
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
MFS(R)Growth with Income Series                                102.56     139.55        22.56         69.55
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
MFS(R) Utilities Series
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares          103.18     141.41        23.18         71.41
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares                         105.33     147.87        25.38         77.87
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
------------------------------------------------------------------------------------------------------------------


You would pay the following expenses on a $1,000 investment if you selected a seven-year withdrawal charge schedule with the optional 0.20% Enhanced Death Benefit Rider and 0.30% Guaranteed Minimum Income Benefit Rider and assuming a
5% annual return and....


---------------------------------------------------------------------------------------------------------------------
                                                                 a total withdrawal at   no withdrawal or selection
                                                                 the end of each time    of an annuity payout plan
                                                                        period            at the end of each time
                                                                                                   period
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                 1 year     3 years      1 year        3 years
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund              $104.61    $145.72       $24.61        $75.72
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund                  101.64     136.77        21.64         66.77
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund         104.61     145.72        24.61         75.72
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund                      102.15     138.32        22.15         68.32
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund                    103.84     143.41        23.84         73.41
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund                    101.74     137.08        21.74         67.08
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund               107.43     154.16        27.43         84.16
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund                                101.74     137.08        21.74         67.08
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund                                               101.64     136.77        21.64         66.77
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares securities Fund - Class 2                    105.33     147.87        25.33         77.87
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2                      102.97     140.79        22.97         70.79
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2                                   102.97     140.79        22.97         70.79
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund                         103.07     141.10        23.07         71.10
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund                              105.64     148.79        25.64         78.79
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund                              104.61     145.72        24.61         75.72
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
MFS(R)Utilities Series                                            105.23     147.57        25.23         77.57
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares             107.38     154.01        27.38         84.01
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares                            104.3      144.80        24.30         74.80
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
---------------------------------------------------------------------------------------------------------------------

* In these examples, the $30 contract administrative charge is approximated as a [___]% charge based on our estimated average contract size. Premium taxes imposed by some state and local governments are not reflected in these examples. We entered into certain arrangements under which we are compensated by the funds' advisors and/or distributors for the administrative services we provide to the funds.

You should not consider these examples as representations of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)

The following tables give per-unit information about the financial history of each subaccount. We have not provided this information for some subaccounts because they are new and do not have any history.


[To be filed by amendment]

Financial Statements

You can find the audited financial statements of the subaccounts with financial history in the SAI. The SAI does not include the audited financial statements for some of the subaccounts because they are new and do not have any assets. You can find our audited financial statements later in this prospectus.

Performance Information

Performance information for the subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. We show actual performance from the date the subaccounts began investing in the funds. For some subaccounts, we do not provide any performance information because they are new and have not had any activity to date. We also show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.

We include non-recurring charges (such as withdrawal charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect deduction of all applicable charges, including:

o        the contract administrative charge,
o        the variable account administrative charge,
o        the Enhanced Death Benefit Rider fee,
o        the Guaranteed Minimum Income Benefit Rider fee,
o        mortality and expense risk fee, and
o withdrawal charge (assuming a withdrawal at the end of the illustrated period).

We also may make optional total return quotations that do not reflect deduction of the withdrawal charge (assuming no withdrawal), the Enhanced Death Benefit Rider fee and the Guaranteed Minimum Income Benefit Rider fee. Total return quotations may be shown by means of schedules, charts or graphs.

Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).

Cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.

Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage. You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact us at the address or telephone number on the first page of this prospectus.

The Variable Account and the Funds

You may allocate payments to any or all the subaccounts of the variable account that invest in shares of the following funds:


---------------------------------------------------------------------------------------------------------------------------------

  Subaccount    Investing in                 Investment Objectives and Policies                   Investment Advisor or Manager
---------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
    WBCA 2      AXPSM Variable Portfolio -   Objective: long-term total return exceeding that of   IDS Life Insurance Company
    WBCA 4      Blue Chip Advantage Fund     the U.S. stock market. Invests primarily in common    (IDS Life), investment
    WBCA 5                                   stocks of companies included in the unmanaged S&P     manager; American Express
    WBCA 7                                   500 Index.                                            Financial Corporation (AEFC)
                                                                                                   investment advisor.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      ECR       AXPSM Variable Portfolio -   Objective: capital appreciation. Invests primarily    IDS Life, investment
    WCAR 2      Capital Resource Fund        in U.S. common stocks.                                manager; AEFC investment
    WCAR 4                                                                                         advisor.
    WCAR 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WDEI 2     AXPSM Variable Portfolio -    Objective: a high level of current income, and       IDS Life,  investment
               Diversified  Equity Income    as a secondary goal, steady growth of capital.       manager; AEFC investment
    WDEI 4     Fund                          Invests primarily in dividend-paying common and      advisor.
    WDEI 5                                   preferred stocks.
    WDEI 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EIA       AXPSM Variable Portfolio -   Objective: high current income, with capital growth   IDS Life, investment
    WEXI 2      Extra Income Fund            as a secondary objective. Invests primarily in        manager; AEFC investment
    WEXI 4                                   long-term, high-yielding, high-risk debt securities   advisor.
    WEXI 7                                   below investment grade issued by U.S. and foreign
                                             corporations.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WFDI 2      AXPSM Variable Portfolio -   Objective: a high level of current income and safety  IDS Life, investment
    WFDI 4      Federal Income Fund          of principal consistent with an investment in U.S.    manager; AEFC investment
    WFDI 5                                   government and government agency securities. Invests  advisor.
    WFDI 7                                   primarily in debt obligations issued or guaranteed
                                             as to principal and interest by the U.S. government,
                                             its agencies or instrumentalities.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EGD       AXPSM Variable Portfolio -   Objective: long-term growth of capital. Invests       IDS Life, investment
    WNDM 2      New Dimensions Fund          primarily in common stocks of U.S. and foreign        manager; AEFC investment
    WNDM 4                                   companies showing potential for significant growth.   advisor.
    WNDM 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WSCA 2      AXPSM Variable Portfolio -   Objective: long-term capital growth. Invests          IDS Life, investment
    WSCA 4      Small Cap Advantage Fund     primarily in equity stocks of small companies that    manager; AEFC investment
    WSCA 5                                   are often included in the S&P SmallCap 600 Index or   advisor.
    WSCA 7                                   the Russell 2000 Index.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      ECA       AIM V.I. Capital             Objective: growth of capital.  Invests primarily in   A I M Advisors, Inc.
    WCAP 2      Appreciation Fund            common stocks, with emphasis on medium- or
    WCAP 4                                   small-sized growth companies.
    WCAP 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EVA       AIM V.I. Value Fund          Objective: long-term growth of capital with income    A I M Advisors, Inc.
    WVAL 2                                   as a secondary objective. Invests primarily in
    WVAL 4                                   equity securities judged to be undervalued relative
    WVAL 7                                   to the investment advisor's appraisal of the current
                                             or   projected   earnings   of  the
                                             companies  issuing the  securities,
                                             or  relative   to  current   market
                                             values  of  assets   owned  by  the
                                             companies  issuing the  securities,
                                             or relative to the equity market
                                             generally.
---------------------------------------------------------------------------------------------------------------------------------
      ESR       Dreyfus Socially             Objective: capital growth, with current income as a   The Dreyfus Corporation,
    WSRG 2      Responsible Growth Fund      secondary objective. Invests primarily in the common  investment advisor; NCM
    WSRG 4                                   stocks of companies that, in the opinion of the       Capital Management Group,
    WSRG 7                                   fund's management, meet traditional investment        Inc., sub-investment advisor.
                standards and conduct their business in a manner
                                             that contributes to the enhancement of the quality
                                             of life in America.
---------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------

  Subaccount    Investing in                Investment Objectives and Policies                   Investment Advisor or Manager
---------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
    WISE 2      Franklin Templeton VIP
    WISE 4      Trust Income Securities
    WISE 5      Fund - Class 2
    WISE 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EMU       Franklin Templeton VIP      Objective: capital appreciation with income as a       Franklin Mutual Advisers, LLC
    WMSI 2      Trust Mutual Shares         secondary goal. Invests primarily in equity
    WMSI 4      Securities Fund - Class 2   securities of companies that the manager believes are
    WMSI 7                                  available at market prices less than their actual
                                            value based on certain recognized or objective
                                            criteria (intrinsic value).
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      ERE       Franklin Templeton VIP      Objective: capital appreciation with a secondary goal  Franklin Advisers, Inc.
    WRES 2      Trust Real Estate           to earn current income. Invests primarily in
    WRES 4      Securities Fund - Class 2   securities of companies operating in the real estate
    WRES 7                                  industry, primarily equity real estate investment
                                            trusts (REITS).
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WSMC 2      Franklin Templeton VIP      Objective: long-term capital growth. Invests           Franklin Advisers, Inc.
    WSMC 4      Trust Small Cap Fund -      primarily in equity securities of U.S. small
    WSMC 5      Class 2                     capitalization (small cap) growth companies.
    WSMC 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      JUS       Goldman Sachs VIT           Objective: long-term growth of capital and dividend    Goldman Sachs Asset
    WUSE 2      CORE SM U.S. Equity Fund    income. Primarily invests in a broadly diversified     Management
    WUSE 4                                  portfolio of large-cap and blue chip equity
    WUSE 7                                  securities representing all major sectors of the U.S.
                                            economy.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      JGL       Goldman Sachs VIT Global    Objective: high total return, emphasizing current      Goldman Sachs Asset
    WGLI 2      Income Fund                 income, and, to a lesser extent, providing             Management International
    WGLI 4                                  opportunities for capital appreciation. Invests
    WGLI 7                                  primarily in a portfolio of high quality fixed-income
                securities of U.S. and foreign issuers and enters
                    into transactions in foreign currencies.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      JMC       Goldman Sachs VIT Mid Cap   Objective: long-term capital appreciation. Invests     Goldman Sachs Asset
    WMCE 2      Value Fund                  primarily in mid-capitalization U.S. stocks that are   Management
    WMCE 4                                  believed to be undervalued or undiscovered by the
    WMCE 7                                  marketplace.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WGIS 2      MFS(R)Growth with Income                                                            Massachusetts Financial
    WGIS 4      Series                                                                             Service Company (MFS)
    WGIS 5
    WGIS 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EUT       MFS(R) Utilities Series       Objective: capital growth and current income. Invests  MFS Investment Management(R)
    WUTS 2                                  primarily in equity and debt securities of domestic
    WUTS 4                                  and foreign companies in the utilities industry.
    WUTS 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EPL       Putnam VT International     Objective: long-term capital appreciation. Invests     Putnam Investment
    WIGR 2      Growth Fund - Class IB      primarily in growth stocks outside the U.S.            Management, Inc.
    WIGR 4      Shares
    WIGR 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
      EPT       Putnam VT Vista Fund -      Objective: capital appreciation. Invests primarily in  Putnam Investment
    WVIS 2      Class IB Shares             growth stocks that Putnam Management believes have     Management, Inc.
    WVIS 4                                  above-average potential for capital appreciation.
    WVIS 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WAAL 2      Wells Fargo Asset
    WAAL 4      Allocation Fund
    WAAL 5
    WAAL 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WCBD 2      Wells Fargo Corporate Bond
    WCBD 4      Fund
    WCBD 5
    WCBD 7
---------------------------------------------------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------------------------------------------
    WEQI 2      Wells Fargo Equity Income
    WEQI 4      Fund
    WEQI 5
    WEQI 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WEQV 2      Wells Fargo Equity Value
    WEQV 4      Fund
 WEQV 5 WEQV 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WGRO 2      Wells Fargo Growth Fund
    WGRO 4
    WGRO 5
    WGRO 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WIEQ 2      Wells Fargo International
    WIEQ 4      Equity Fund
    WIEQ 5
    WIEQ 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WLCG 2      Wells Fargo Large Company
    WLCG 4      Growth Fund
    WLCG 5
    WLCG 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WMMK 2      Wells Fargo Money Market
    WMMK 4      Fund
    WMMK 5
    WMMK 7
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WSCG 2      Wells Fargo Small Cap
    WSCG 4      Growth Fund
    WSCG 5
    WSCG 7
---------------------------------------------------------------------------------------------------------------------------------

[Investment objectives and Managers for some new funds to be filed by amendment.]

The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that an investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.

The variable account was established under Indiana law on July 15, 1987, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of American Enterprise Life.

The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.

We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Accounts

Guarantee Period Accounts
You may also allocate purchase payments to one or more of the Guarantee Period Accounts with Guarantee Periods ranging from two to ten years. The minimum required investment in each Guarantee Period Account is $1,000. Each Guarantee Period Account pays an interest rate that is declared when you allocate money to that account. That interest rate is then fixed for the Guarantee Period that you chose. We will periodically change the declared interest rate for any future allocations to these accounts, but we will not change the rate paid on money currently in a Guarantee Period Account.

We have no specific formula for determining the rate of interest that we declare as future interest rates on the Guarantee Period Accounts. We will declare the interest rates from time to time based on our analysis of current market conditions. In addition, we also may consider various other factors in determining the interest rates for a given Guarantee Period including regulatory and tax requirements; sales commissions and administrative expenses we bear; general economic trends; and competitive factors.

You may transfer money out of the Guarantee Period Accounts within 30 days before the end of the Guarantee Period without receiving a MVA (see "Market Value Adjustment (MVA)" below.) At that time you may choose to start a new Guarantee Period of the same length, transfer the money to another Guarantee Period Account, transfer the money to any of the subaccounts, or withdraw the money from the contract (subject to applicable withdrawal provisions). If we do not receive any instructions at the end of your Guarantee Period, we will automatically transfer the money into the one-year fixed account. These accounts are not available in all states and are not offered after annuity payouts begin.

We hold amounts you allocate to the Guarantee Period Accounts in a "nonunitized" separate account we have established under the Indiana Insurance Code. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the Guarantee Period Accounts. State insurance law prohibits us from charging this separate account with liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the Guarantee Period Accounts.

We intend to construct and manage the investment portfolio relating to the separate account using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. We achieve immunization by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides us with flexibility and efficiency in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

We must invest this portfolio of assets in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable Guarantee Periods. These instruments include, but are not necessarily limited to, the following:

o Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
o Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by any of three nationally recognized rating agencies - Standard & Poor's, Moody's Investors Service or Duff and Phelp's - or are rated in the two highest grades by the National Association of Insurance Commissioners;
o Other debt instruments which are unrated or rated below investment grade, limited to 10% of assets at the time of purchase; and
o Real estate mortgages, limited to 45% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Indiana and other state insurance laws.

Market Value Adjustment (MVA)
You may choose to transfer or withdraw money out of the Guarantee Period Accounts prior to the end of the Guarantee Period. The amount transferred or withdrawn will receive a MVA which will increase or decrease the actual amount transferred or withdrawn. We calculate the MVA using the formula shown below and we base it on the current level of interest rates compared to the rate of your Guarantee Period Account.

Amount transferred    x      (      l + i        )   n/12
                              --------------------
                             (   l + j + .001    )

Where:                       i   =  rate earned in the account from which funds
                                    are being transferred
                             j   =  current  rate for a new  Guarantee  Period
                                    equal to the  remaining  term in the
                                    current Guarantee Period
                             n   =  number of months remaining in the current
                                    Guarantee Period (rounded up)

We will not make MVAs for amounts withdrawn for withdrawal charges, the annual contract administrative charge or paid out as a death claim. We also will not make MVAs on automatic transfers in the Guarantee Period Account. We determine any applicable withdrawal charges based on the market value adjusted withdrawals. In some states, the MVA is limited.

The one-year fixed account
You may allocate purchase payments to the one-year fixed account. We back the principal and interest guarantees relating to the one-year fixed account. The value of the one-year fixed account increases as we credit interest to the account. Purchase payments and transfers to the one-year fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

Interest in the one-year fixed account is not required to be registered with the SEC. However, the Market Value Adjustment interests under the contracts are registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the one-year fixed account (but the SEC does review the disclosures in this prospectus on the Market Value Adjustment interests). Disclosures regarding the one-year fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the one-year fixed account.)

Buying Your Contract

You or your sales representative will send an application along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 85 or younger. (The age limit may be younger for qualified annuities in some states.)

When you apply, you may select:

o    the length of the withdrawal charge period (five or seven years);
o    the optional Enhanced Death Benefit Rider;
o    the optional Guaranteed Minimum Income Benefit Rider;
o the one-year fixed account, Guarantee Period Accounts and/or subaccounts in which you want to invest;
o    how you want to make purchase payments; and
o    a beneficiary.

The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed accounts in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed accounts and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.

You may make monthly payments to your contract under a SIP. To begin the SIP, you will complete and send a form and your first SIP payment along with your application. There is no charge for SIP. You can stop your SIP payments at any time.

In most states, you may make additional purchase payments to nonqualified and qualified annuities until the retirement date.

The retirement date
Annuity payouts are scheduled to begin on the retirement date. When we process your application, we will establish the retirement date to the maximum age or date described below. You can also select a date within the maximum limits. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities and Roth IRAs, the retirement date must be:

o    no earlier than the 60th day after the contract's effective date; and
o no later than the annuitant's 85th birthday or the tenth contract anniversary, if purchased after age 75. (In Pennsylvania, the maximum retirement date ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

For qualified annuities (except Roth IRAs), to avoid IRS penalty taxes, the retirement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and
o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or
o for TSAs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later retires (except that 5% business owners may not select a retirement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).

If you take the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial withdrawals from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the tenth contract anniversary, if later. (In Pennsylvania, the annuity payout ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

Beneficiary
We will pay your named  beneficiary  the death  benefit  if it  becomes  payable before the retirement date (while the contract is in force and before annuity payouts begin). If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)

Purchase payments

    Minimum allowable purchase payments
      If paying by SIP*:                    If paying by any other method**:
         $50                                   $2,000 initial payment
                                               $100 for any additional payments

    * Payments made using SIP must total $2,000 before you can make partial withdrawals.
    ** The  Guarantee  Period  Accounts  require a minimum  $1,000 initial payment.


    Maximum total allowable purchase payments*** (without prior approval):
    $1,000,000

    *** This limit applies in total to all American Enterprise Life annuities you own. We reserve the right to increase the maximum limit. For qualified annuities, the qualified plan's limits on annual contributions also apply.

How to make purchase payments

1
By letter: Send your check along with your name and contract number to:

                  Regular mail:
                  American Enterprise Life Insurance Company
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534

                  Express mail:
                  American Enterprise Life Insurance Company
                  Attention: Unit 829
                  733 Marquette Avenue
                  Minneapolis, MN 55402

2
By SIP:           Contact your sales representative to complete the necessary
                  SIP paperwork

Charges

Contract administrative charge
We charge this fee for establishing and maintaining your records. We deduct $30 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed accounts in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when your contract value is $50,000 or more on the current contract anniversary.

If you take a full withdrawal from your contract, we will deduct the charge at the time of withdrawal regardless of the contract value or purchase payments made. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Variable account administrative charge
We apply this charge daily to the subaccounts. It is reflected in the unit values of the subaccounts and it totals 0.15% of their average daily net assets on an annual basis. It covers certain administrative and operating expenses of the subaccounts such as accounting, legal and data processing fees and expenses involved in the preparation and distribution of reports and prospectuses. We cannot increase the variable account administrative charge.

Mortality and expense risk fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. For contracts with a five-year withdrawal charge schedule, this fee totals 1.30% of their average daily net assets on an annual basis. For contracts with a seven-year withdrawal charge schedule, this fee totals 1.05% of their average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. If you choose the optional Enhanced Death Benefit Rider, we will charge an additional 0.20% of the average daily net assets on annual basis (see "Enhanced Death Benefit Rider fee" below.) These fees do not apply to the fixed accounts. We cannot increase these fees.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge or the variable account administrative charge and these charges may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:

o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
o then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.

Enhanced Death Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we apply this fee daily to the subaccounts as part of the mortality and expense risk fee. It is reflected in the unit values of the subaccounts and it totals 0.20% of their average daily net assets on an annual basis. We cannot increase the Enhanced Death Benefit Rider fee.

Guaranteed Minimum Income Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we deduct the fee (currently 0.30%) from the contract value on your contract anniversary at the end of each contract year. We prorate this fee among the subaccounts and fixed accounts in the same proportion your interest in each account bears to your total contract value.

We apply the fee on an adjusted  benefit base  calculated as the result of (a) +
(b) - (c), where:
(a) is the Guaranteed Income Benefit Base,
(b) is the adjusted transfers from the subaccounts to the fixed accounts made in the last six months, and
(c) is the total contract value in the fixed accounts.

The result of (b) minus (c) cannot be greater than zero. It allows us to base the charge largely on the subaccounts, and not on the fixed accounts.

We will deduct the fee, adjusted for the number of calendar days coverage was in place, if the contract is terminated for any reason or when annuity payouts begin. We cannot increase the Guaranteed Minimum Income Benefit Rider fee after the rider effective date and it does not apply after annuity payouts begin. We can increase the Guaranteed Minimum Income Benefit Rider fee on new contracts up to a maximum of 0.75%.

Withdrawal charge
If you withdraw all or part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or part of the withdrawal amount is from purchase payments we received within five or seven years before withdrawal. You select the withdrawal charge period at the time of your application for the contract. The withdrawal charge percentages that apply to you are shown in your contract. In addition, amounts withdrawn from a Guarantee Period Account prior to the end of the applicable Guarantee Period will be subject to a MVA. (See "The Fixed Accounts - Market Value Adjustment (MVA)".)

For purposes of calculating any withdrawal charge, we treat amounts withdrawn from your contract value in the following order:

1. First, in each contract year, we withdraw amounts totaling up to 15% of your prior anniversary contract value. (Your initial purchase payment is considered the prior anniversary contract value during the first contract year.) We do not assess a withdrawal charge on this amount.

2. Next, we withdraw contract earnings, if any, that are greater than the annual 15% free withdrawal amount described in number 1 above. Contract earnings equal contract value less purchase payments received and not previously withdrawn. We do not assess a withdrawal charge on contract earnings.

NOTE: We determine contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the fixed accounts.

3. Next we withdraw purchase payments received prior to the withdrawal charge period you selected and shown in your contract. We do not assess a withdrawal charge on these purchase payments.

4. Finally, if necessary, we withdraw purchase payments received that are still within the withdrawal charge period you selected and shown in your contract. We withdraw these payments on a first-in, first-out (FIFO) basis. We do assess a withdrawal charge on these payments.

We determine your withdrawal charge by multiplying each of your payments withdrawn by the applicable withdrawal charge percentage, and then adding the total withdrawal charges.

The withdrawal charge percentage depends on the number of years since you made the payments that are withdrawn, depending on the schedule you selected:


                    Five-year schedule                                         Seven-year schedule

 Years from purchase payment    Surrender charge percentage      Years from purchase      Surrender charge percentage
           receipt                                                 payment receipt
              1                              8%                           1                            8%
              2                              8                            2                            8
              3                              6                            3                            7
              4                              4                            4                            6
              5                              2                            5                            5
          Thereafter                         0                            6                            4
                                                                          7                            2
                                                                     Thereafter                        0

Withdrawal charge calculation example:
The following is an example of the calculation we would make to determine the withdrawal charge on a contract with a seven-year withdrawal charge schedule with this history:

o The contract date is Nov. 1, 1999 with a contract year of Nov. 1 through Oct. 30 and with an anniversary date of Nov. 1 each year; and

o        We received these payments
       - $10,000 Nov. 1, 1999;
       - $8,000 Dec. 31, 2005; and
       - $6,000 Feb. 20, 2007; and

o The owner withdraws the contract for its total withdrawal value of $38,101 on Aug. 5, 2009 and had not made any other withdrawals during that contract year; and

o    The prior anniversary Nov. 1, 2008 contract value was $38,488.

            Withdrawal Charge                                   Explanation

                $    0             $5,773.20 is 15% of the prior anniversary contract value withdrawn without withdrawal charge; and

                $    0             $8,327.80 is contract earnings in excess of the 15% free withdrawal amount withdrawn without withdrawal charge; and

                $    0             $10,000 Nov. 1, 1999 payment was received eight or more years before withdrawal and is withdrawn without withdrawal charge; and

                $480               $8,000 Dec. 31, 2005 payment is in its fourth year from receipt, withdrawn with a 6% withdrawal charge; and

                $420               $6,000 Feb. 20, 2007 payment is in its third year from receipt withdrawn with a 7% withdrawal charge.
                $900

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract will be the amount you request plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount. We pay you the amount you requested. If you make a full withdrawal of your contract, we also will deduct the $30 contract administrative charge.

Waiver of withdrawal charges

We do not assess withdrawal charges for:

o    withdrawals of any contract earnings;
o amounts totaling up to 15% of your prior contract anniversary contract value to the extent it exceeds contract earnings;
o required minimum distributions from a qualified annuity (for those amounts required to be distributed from the contract described in this prospectus);
o    contracts settled using an annuity payout plan;
o withdrawals made as a result of one of the "Contingent events" described below to the extent permitted by state law (see your contract for additional conditions and restrictions);
o    amounts we refund to you during the free look period; and
o    death benefits.

Contingent events
o Withdrawals you make under your contract's "Waiver of Withdrawal Charges" provision. To the extent permitted by state law, your contract will include this provision when the owner and annuitant are under age 76 on the date we issue the contract. We will waive withdrawal charges that normally are assessed upon full or partial withdrawal if you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home and have been for the prior 60 days. (See your contract for additional conditions and restrictions on this waiver.)
o Withdrawals you make if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.
o Withdrawals you make if you or the annuitant become disabled within the meaning of IRC Section 72(m)(7) after your contract date. The disabled person must also be receiving Social Security disability or state long term disability benefits. The disabled person must be age 70 or younger at the time of withdrawal. You must provide us with a signed letter from the disabled person stating that he or she meets the above criteria, a legible photocopy of Social Security disability or state long term disability benefit payments and the application for such payments.
o Withdrawals you make once a year if you or the annuitant become unemployed at least one year after your contract's date, up to the following amounts each year:
                  (a)25% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 30 straight days; or
                  (b)50% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 180 straight days.
     The unemployment condition is met if the unemployed person is currently receiving unemployment compensation from a government unit of the United States, whether federal or state. You must provide us with a signed letter from the unemployed person stating that he or she meets the above criteria and a legible photocopy of the unemployment payment benefits meeting the above criteria with regard to dates.

Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative and withdrawal charges. However, we expect this to occur infrequently.

Premium taxes
Certain state and local governments impose premium taxes (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was sold. In some cases, we deduct premium taxes from your purchase payments before we allocate them. In other cases, we deduct them when you make a full withdrawal from your contract or when annuity payouts begin.

Valuing Your Investment

We value your fixed accounts and subaccounts as follows:

Fixed accounts: We value the amounts you allocated to the fixed accounts directly in dollars. The value of a fixed account equals:

o the sum of your purchase payments and transfer amounts allocated to the one-year fixed account and the Guarantee Period Accounts;
o    plus interest credited;
o minus the sum of amounts withdrawn after the MVA (including any applicable withdrawal charges) and amounts transferred out;
o    minus any prorated contract administrative charge; and
o minus any prorated portion of the Guaranteed Minimum Income Benefit Rider fee (if applicable).

Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial withdrawal, transfer amounts out of a subaccount, or we assess a contract administrative charge or the Guaranteed Minimum Income Benefit Rider fee, we subtract a certain number of accumulation units from your contract.

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units
To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes by the current accumulation unit value.

Accumulation unit value
The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

Net investment factor
We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.

Factors that affect subaccount  accumulation units

Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units you own may fluctuate due to:

o        additional purchase payments you allocate to the subaccounts;
o        transfers into or out of the subaccounts;
o        partial withdrawals;
o        withdrawal charges;
o        prorated portions of the contract administrative charge; and/or
o prorated portions of the Guaranteed Minimum Income Benefit Rider fee (if selected).

Accumulation unit values will fluctuate due to:

o        changes in funds' net asset value;
o        dividends distributed to the subaccounts;
o        capital gains or losses of funds;
o        fund operating expenses; and/or
o mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected).

Making the Most of Your Contract

Automated dollar-cost averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the one-year fixed account or the Guarantee Period Accounts (two year only) to one or more subaccounts. The three to ten year Guarantee Period Accounts are not available for automated transfers. You also can obtain the benefits of dollar-cost averaging by setting up regular automatic SIP payments. There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.


                         How dollar-cost averaging works

By investing an                                   Amount       Accumulation unit       Number of units
equal number of                      Month       invested            value                purchased
dollars each month...                 Jan          $100               $20                    5.00
                                      Feb          100                18                     5.56
you automatically buy                 Mar          100                17                     5.88
more units when the                   Apr          100                15                     6.67
per unit market price                 May          100                16                     6.25
is low...                             Jun          100                18                     5.56
                                      Jul          100                17                     5.88
and fewer units when                  Aug          100                19                     5.26
the per unit market                  Sept          100                21                     4.76
price is high.                        Oct          100                20                     5.00

You paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact us.

Asset Rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semi-annually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. Asset rebalancing does not apply to the fixed accounts. There is no charge for asset rebalancing. The contract value must be at least $2,000.

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your sales representative.

Transferring money between accounts
You may transfer money from any one subaccount, or the fixed accounts, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the one-year fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments. Transfers out of the Guarantee Period Accounts will be subject to a MVA if done more than 30 days before the end of the Guarantee Period.

We may suspend or modify transfer privileges at any time. Excessive trading activity can disrupt fund management strategy and increase expenses, which are borne by all contract owners who allocated purchase payments to the fund regardless of their transfer activity. We may apply modifications or restrictions in any reasonable manner to prevent transfers we believe will disadvantage other contract owners. (For information on transfers after annuity payouts begin, see "Transfer policies" below.)

Transfer policies
o Before annuity payouts begin, you may transfer contract values between the subaccounts, or from the subaccounts to the fixed accounts at any time. However, if you made a transfer from the one-year fixed account to the subaccounts, you may not make a transfer from any subaccount back to the one-year fixed account for six months following that transfer.

o You may transfer contract values from the one-year fixed account to the subaccounts or the Guarantee Period Accounts once a year on or within 30 days before or after the contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums).

o You may transfer contract values from the Guaranteed Period Accounts at any time. Transfers made before the end of the Guaranteed Period will receive a MVA, which may result in a gain or loss of contract value.

o If we receive your request on or within 30 days before or after the contract anniversary date, the transfer from the one-year fixed account to the subaccounts or the Guarantee Period Accounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the one-year fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the one-year fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, your choices of subaccounts may be limited.

o Once annuity payouts begin, you may not make any transfers to the Guarantee Period Accounts.

How to request a transfer or withdrawal
1                          Send your name, contract number, Social Security
By Letter:                 Number or Taxpayer Identification Number and signed
                           request for a transfer or withdrawal to:

                           Regular mail:
                           American Enterprise Life Insurance Company
                           80 South Eighth Street
                           P.O. Box 534
                           Minneapolis, MN 55440-0534

                           Express mail:
                           American Enterprise Life Insurance Company
                           Attention: Unit 829
                           733 Marquette Avenue
                           Minneapolis, MN 55402

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers or
                           withdrawals:            Contract value

2
By automated               Your sales representative can help you set up
transfers and              automated transfers or partial  withdrawals among
automated partial          your subaccounts or fixed accounts.
withdrawals:
                           You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

o Automated transfers from the one-year fixed account to any one of the subaccounts may not exceed an amount that, if continued, would deplete the one-year fixed account within 12 months.
o Automated withdrawals may be restricted by applicable law under some contracts.
o You may not make additional purchase payments if automated partial withdrawals are in effect.
o Automated partial withdrawals may result in IRS taxes and penalties on all or part of the amount withdrawn.

                           Minimum amount

                           Transfers or
                           withdrawals:              $100 monthly
                                                     $250 quarterly, semi-
                                                     annually or annually

3                          Call between 7 a.m. and 6 p.m. Central time:
By phone:
                           800-333-3437 or
                           (612) 671-7700 (Minneapolis/St. Paul area)

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers:                Contract value
                           Withdrawals:              $25,000

We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

We will honor any telephone transfer or withdrawal requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. We will not allow a telephone withdrawal within 30 days of a phoned-in address change. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.

Telephone transfers and withdrawals are automatically available. You may request that telephone transfers and withdrawals not be authorized from your account by writing to us.

Withdrawals

You may withdraw all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your withdrawal request on the valuation date we receive it. For total withdrawals, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay charges (see "Charges") and IRS taxes and penalties (see "Taxes"). You cannot make withdrawals after annuity payouts begin.

Withdrawal policies
If you have a balance in more than one account and you request a partial withdrawal, we will withdraw money from all your subaccounts and/or the fixed accounts in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise.

Receiving payment

By regular or express mail:

o        payable to owner;
o        mailed to address of record.

NOTE: We will charge you a fee if you request express mail delivery.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

-- the withdrawal amount includes a purchase payment check that has not cleared; -- the NYSE is closed, except for normal holiday and weekend closings;
-- trading on the NYSE is restricted, according to SEC rules;
-- an  emergency,  as  defined  by SEC  rules,  makes  it  impractical  to  sell securities or value the net assets of the accounts; or -- the SEC permits us to delay payment for the protection of security holders.

TSA Special Surrender Provisions

Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:

o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to .transfers or rollovers from other contracts, may be made from the TSA only if:
                  -      you are at least age 59 1/2;
                  -      you are disabled as defined in the Code;
                  - you separated from the service of the employer who purchased the contract; or
                  -      the distribution is because of your death.

o If you encounter a financial hardship (as defined by the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

o Even through a distribution may be permitted under the above rules, it may be subjected to IRS taxes and penalties (see "Taxes").

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

Benefits in Case of Death

We will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. The benefit paid will be based on the death benefit coverage you select when you purchased the contract. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant.

If you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of:

1.       the contract value; or

2. the total purchase payments paid less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary and minus any "adjusted partial withdrawals" since that anniversary.

If you own the contract in joint tenancy with rights of survivorship, we will pay benefits upon the first to die of either you or the annuitant.

Adjusted partial withdrawals:
We calculate an "adjusted partial withdrawal " for each partial withdrawal as the product of (a) times (b) where:

                  (a) is the ratio of the amount of the partial withdrawal (including any applicable withdrawal charge) to the contract value on the date of (but prior to) the partial withdrawal; and

                  (b) is the death benefit on the date of (but prior to) the partial withdrawal.

Maximum anniversary value: Each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we calculate the anniversary value which is the greater of:

(a)  the contract value on that anniversary; or

(b) total purchase payments made to the contract minus any "adjusted partial withdrawals".

The "maximum anniversary value" is equal to the greatest of these anniversary values.

After your or the annuitant's 81st birthday, the death benefit continues to be the death benefit value as of that date, plus any subsequent payments and minus any "adjusted partial withdrawals".

Example:
o    The contract is purchased with a payment of $20,000 on Jan. 1, 1999.

o On Jan. 1, 2000 (the first contract anniversary) the contract value has grown to $24,000.

o On March 1, 2000 the contract value has fallen to $22,000, at which point the owner takes a $1,500 partial withdrawal, leaving a contract value of $20,500.

The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value:"                                     $24,000.00
(the greatest of the anniversary values which was the contract value on Jan. 1, 2000)

plus any purchase payments paid since that anniversary:                   +0.00

minus any "adjusted partial withdrawal" taken since that
anniversary, calculated as:        1,500  x  24,000    =              -1,636.36
                                   -----------------                  ---------
                                       22,000

for a death benefit of:                                              $22,363.64

Enhanced Death Benefit Rider
If this rider is available in your state and either you or the annuitant are age 79 or younger on the contract date, you may choose to add this benefit to you contract. This rider provides that if you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of:

1.       the contract value; or

2. the total purchase payments paid less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary and minus any "adjusted partial withdrawals" since that anniversary; or

4.       the Variable Account 5% Floor

The Variable Account 5% Floor
On or before the contract anniversary after the earlier of your or the annuitant's 81st birthday, the Variable Account 5% Floor is the sum of the value in the fixed accounts plus the variable account floor. After the contract anniversary immediately following either you or the annuitant's 81st birthday, the Variable Account 5% Floor is the floor on that anniversary increased by additional purchase payments made since that anniversary and reduced by any "adjusted partial withdrawals" since that anniversary.

On each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we increase the variable account floor by accumulating the prior anniversary's floor at 5%. On the first contract anniversary, the floor is increased by 5% of the accumulated initial purchase payments allocated to the subaccounts. On any day that you allocate additional amounts to, or withdraw or transfer from the subaccounts, we adjust the floor by adding the additional amounts and subtracting the "adjusted partial withdrawals" or adjusted transfers.

For the Variable Account 5% Floor, we calculate the "adjusted partial withdrawals" or transfer as the result of (a) times (b) where
(a) is the ratio of the amount of withdrawal (including any withdrawal charges) or transfer from the subaccounts to the total value in the subaccounts on the date of (but prior to) the withdrawal or transfer.
(b) is the variable account floor on the date of (but prior to) the withdrawal or transfer.

Example:
o The contract is purchased with a payment of $20,000 on Jan. 1, 1999 with $5,000 allocated to the one-year fixed account and $15,000 allocated to the subaccounts.

o On Jan. 1, 2000 (the first contract anniversary), the one-year fixed account value is $5,200 and the subaccount value is $12,000. Total contract value is $17, 200.

o On March 1, 2000, the one-year fixed account value is $5,300 and the subaccount value is $14,000. Total contract value is $19,300. The owner takes a $1,500 partial withdrawal all from the subaccounts, leaving the contract value at $17,800.

The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value" (the purchase payment):                                 $ 20,000.00

plus any purchase payment paid since that anniversary:                                       + 0.00

Minus any "adjusted partial withdrawal" taken since that anniversary,
Calculated as:    1,500   x   20,000   =
                 -------------------------                                               - 1,554.40
                        19,300                                                           ----------

Maximum Anniversary Value Benefit                                                       $ 18,445.60
                                                                                        ===========

The variable account floor on Jan. 1, 2000,
calculated as:    1.05   x   15,000   =                                                 $ 15,750.00

plus any purchase payments paid since that anniversary:                                      + 0.00

minus any "adjusted partial withdrawals" from the subaccounts,
calculated as:    1,500   x   15,750  =
                 -------------------                                                    -$ 1,687.50
                       14,000                                                           -----------

Variable Account Floor Benefit                                                          $ 14,062.50
plus the one year fixed account value                                                    + 5,300.00
                                                                                         ----------

Variable Account 5% Floor, calculated as the one-year fixed account
plus the Variable Account Floor Benefit                                                 $ 19,362.50
                                                                                        ===========

Enhanced Death Benefit, calculated as the greater of the Maximum Anniversary
Value Benefit and the Variable Account 5% Floor                                         $ 19,362.50

If your spouse is sole beneficiary under a nonqualified annuity and you die before the retirement date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would have otherwise been paid. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death. The contract value is equal to the death benefit that would otherwise have been paid. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Payments: Under a nonqualified annuity, we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and
o payouts begin no later than one year after your death, or other date as permitted by the Code; and
o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Other rules may apply to qualified annuities. (See "Taxes").

Guaranteed Minimum Income Benefit Rider
An optional Guaranteed Minimum Income Benefit Rider may be available in many jurisdictions for a separate annual charge, (see "Charges - Guaranteed Minimum
Income Rider fee"). The rider guarantees a minimum amount of fixed annuity lifetime income during the annuity payout period if your contract has been in force for at least ten years, subject to the conditions described below. The rider also provides you the option of variable annuity payouts, with a guaranteed minimum initial payment. This rider is only available at the time you purchase your contract if you also select the Enhanced Death Benefit Rider option.

In some instances, we may allow you to add this rider if it was not available when you initially purchased your contract. In these instances, we would add this rider at the next contract anniversary and all conditions of the rider would use this date as the effective date.

This rider does not create contract value or guarantee the performance of any investment option. Fixed annuity payouts under the terms of this rider will occur at the guaranteed annuity purchase rates stated in the contract. We base first year payments from the variable annuity payout option offered under this rider on the same factors as the fixed annuity payout option. We base subsequent payments on the initial payment and an assumed annual return of 5%. Because this rider is based on guaranteed actuarial factors for the fixed option, the level of fixed lifetime income it guarantees may be less than the level that would be provided by applying the then current annuity factors. Likewise, for the variable annuity payout option, we base the rider on more conservative factors resulting in a lower initial payment and lower lifetime payments than those provided otherwise if the same benefit base were used. However, the Guaranteed Income Benefit Base described below establishes a floor, which when higher than the contract value, can result in a higher annuity payout level. Thus, the rider is a guarantee of a minimum amount of annuity income.

The Guaranteed Income Benefit Base is equal to the Enhanced Death Benefit if:
o the Guaranteed Minimum Income Rider became effective on the contract date, and
o        all payments are recognized in the benefit base.

 We reserve the right to not recognize any additional payments made in the five years prior to rider exercise. The Guaranteed Income Benefit Base, less any applicable premium tax, is the value that will be used to determine minimum annuity payouts if the rider is exercised.

Conditions on election of the rider: The following conditions apply to the election of the rider:

o you must elect the rider at the time you purchase your contract along with the Enhanced Death Benefit Rider option, and
o    the annuitant must be age 75 or younger on the contract date.

Fund selection to continue the rider: You may allocate your purchase payments to any of the subaccounts or the fixed accounts. However, we reserve the right to limit the amount in the Wells Fargo Money Market Fund to 10% of the total amount in the subaccounts. If we are required to activate this restriction, and you have more than 10% of your subaccount value in this fund, we will send you notice and ask that you reallocate your contract value so that the limitation is satisfied within 60 days. If after 60 days the limitation is not satisfied, the rider will be terminated.

Exercising the rider: The following conditions apply to the exercise of the rider:

o you may only exercise the rider within 30 days after any contract anniversary following the expiration of a ten-year waiting period from the effective date of the rider, and

o the annuitant on the retirement date must be between 50 and 86 years old, and

o you can only take an annuity payout in one of the following annuity payout plans:
          - Plan A -- Life  Annuity - no refund -
          - Plan B -- Life Annuity with ten years  certain
          - Plan D -- Joint and last  survivor  life  annuity - no refund

Contingent event benefits: If the annuitant satisfies the conditions for the waiver of withdrawal charges in the event of disability, terminal illness or a confinement in a nursing home or hospital (see "Charges- Waiver of withdrawal charges") you can exercise the rider at any time. In this event, you can take up to 50% of the Guaranteed Income Benefit Base in cash. You can use the balance of the Guaranteed Income Benefit Base for annuity payouts under the terms above with regard to annuitant age at retirement date, the annuity payout plans and the more conservative annuity factors. You can also change the annuitant for the payouts.

Terminating the rider: The following conditions apply to the termination of the rider:

o you may terminate the rider within 30 days after the first and fifth anniversary after the effective date of the rider.
o you may terminate the rider any time after the 10th anniversary after the effective date of the rider.
o the rider will terminate on the date you make a full withdrawal from the contract, or annuity payouts begin, or on the date that a death benefit is payable.
o the rider will terminate on the contract anniversary after the annuitant's 86th birthday.

Example:
o    The contract is purchased with a payment of $100,000 on Jan. 1, 2000.
o    There are no additional purchase payments and no partial withdrawals.
o    The money is fully allocated to the subaccounts.
o The annuitant is age 55 on the contract date. For the joint and last survivor option (annuity payout plan D), the joint annuitant is age 55 on the contract date.
o    The  Guaranteed  Income  Benefit Base is based on the  Variable  Account 5%
     Floor.
o    The contract is within 30 days after contract anniversary.

If the Guaranteed Minimum Income Benefit Rider is exercised, the minimum fixed annuity payout or the first year variable annuity payout would be:


                                                                           Fixed Annuity Payout Options
                                                                        Minimum Guaranteed Annual Income

Contract Anniversary At         Minimum Guaranteed Benefit      Plan A --       Plan B --          Plan D --
------------------------        ---------------------------
Exercise                        Base                            Life  Annuity   Life Annuity       Joint and last
                                                                - no refund     with ten years     survivor life
                                                                                certain            annuity - no refund
              10                           $162,889                   $                 $                   $
              15                           $207,893                   $                 $                   $

After the initial payment, lifetime income payments on a variable annuity payout option will depend on the investment performance of the subaccounts you select. The payments will be higher if investment performance is greater than a 5% annual return and lower if investment performance is less than a 5% annual return.
[Figures to be updated on amendment.]

The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the retirement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.

The amount available for payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). We do not deduct any withdrawal charges under the payout plans listed below.

You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amounts available to purchase payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). You may reallocate this contract value to the one-year fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. The Guarantee Period Accounts are not available during this payout period.

Amounts of fixed and variable payouts depend on:

o        the annuity payout plan you select;
o        the annuitant's age and, in most cases, sex;
o        the annuity table in the contract; and
o        the amounts you allocated to the accounts at settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month.)

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

Annuity table
The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates.) The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.

Substitution of 3.5% table
If you ask us at least 30 days before the retirement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.

Annuity payout plans
You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:

o Plan A -- Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B -- Life annuity with five, ten or 15 years certain: We make monthly payouts for a guaranteed payout period of five, ten or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the retirement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C -- Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D -- Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.

o Plan E -- Payouts for a specified period: We make monthly payouts for a specific payout period of ten to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. The present value is determined separately for each subacccount from which you are currently scheduled to receive payments. The present value for each subaccount is equal to the discounted value of the remaining annuity payments which are assumed to remain level. The discount rate used in the calculation will vary between 5.05% and 7.15% depending on the applicable assumed investment rate (AIR) and the fund management fees. A 10% IRS penalty tax could apply under this payout plan. (See "Taxes").

Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o        over the life of the annuitant;
o        over the joint lives of the annuitant and a designated beneficiary;
o        for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.

You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's retirement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the one-year fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin
If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or withdrawal (see detailed discussion below). Any portion of the annuity payouts and any withdrawals you request that represent ordinary income are normally taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records. Roth IRAs may grow and be distributed tax free if you meet certain distribution requirements.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life (except for Roth IRAs) and after your death. You should refer to your retirement plan or adoption agreement or consult a tax advisor for more information about your distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuities issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities (except Roth IRAs): Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Withdrawals: If you withdraw part or all of your contract before your annuity payouts begin, your withdrawal payment will be taxed to the extent that the value of your contract immediately before the withdrawal exceeds your investment. You also may have to pay a 10% IRS penalty for withdrawals you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you withdraw your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract (except a Roth IRA) is not tax-exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments. The death benefit under a Roth IRA generally is not taxable as ordinary income to the beneficiary if certain distribution requirements are met.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax-deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o    because of your death;
o    because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you make withdrawals from your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full withdrawal), we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

Withholding from TSAs: If you receive directly all or part of the contract value from your TSA, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make the payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a withdrawal for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a withdrawal.

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:

o the reserve held in each  subaccount for your  contract;
o divided by the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.

We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.

Substitution of Investments

We may substitute the funds in which the subaccounts invest if:

o        laws or regulations change,
o        existing funds become unavailable, or
o        in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute funds other than those currently listed in this prospectus for other funds.

We may also:

o        add new subaccounts;
o        combine any two or more subaccounts;
o        add subaccounts investing in additional funds;
o        transfer assets to and from the subaccounts or the variable account;
         and
o        eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers

Principal Underwriter
American Express Financial Advisors Inc. (AEFA) serves as the principal underwriter for the contract. Its office are located at IDS Tower 10, Minneapolis, MN 55440. AEFA is a wholly-owned subsidiary of American Express Financial Corporation (AEFC) which is a wholly-owned subsidiary of American Express Company.

The contracts will be distributed by broker-dealers which have entered into distribution agreements with AEFA and American Enterprise Life.

We will pay commissions for sales of the contracts of up to 7% of purchase payments to insurance agencies or broker-dealers that are also insurance agencies. Sometimes we pay the commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which, when totaled, could exceed 7% of purchase payments). In addition, we may pay certain sellers additional compensation for selling and distribution activities under certain circumstances. From time to time, we will pay or permit other promotional incentives, in cash or credit or other compensation.

Issuer
American Enterprise Life issues the annuities. American Enterprise Life is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company. American Express Company is a financial services company principally engaged through subsidiaries (in addition to AEFC) in travel related services, investment services and international banking services.

American Enterprise Life is a stock life insurance company organized in 1981 under the laws of the state of Indiana. Its administrative offices are located at 80 South Eighth Street, Minneapolis, MN 55402. Its statutory address is 100 Capitol Center South, 201 North Illinois Street, Indianapolis, IN 46204. American Enterprise Life conducts a conventional life insurance business.

Legal proceedings
A number of lawsuits have been filed against life and health insurers in jurisdictions in which American Enterprise Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. American Enterprise Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. and Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota State Court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. American Enterprise Life also is a defendant in various other lawsuits. In American Enterprise Life's opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Additional Information About American Enterprise Life

Selected financial data
The following selected financial data for American Enterprise Life should be read in conjunction with the consolidated financial statements and notes.

[To be filed on amendment.]

Management's discussion and analysis of consolidated financial condition and results of operations

1998 compared to 1997
[To be filed on amendment.]

1997 compared to 1996
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Liquidity and capital resources
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Year 2000 issue
The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of American Enterprise Life and the Variable Account. All of the major systems used by American Enterprise Life and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Enterprise Life's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on American Enterprise Life's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, American Enterprise Life or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

[This information will be updated in amendment]

Reserves
In accordance with the insurance laws and regulations under which we operate, we are obligated to carry on our books, as liabilities, actuarially determined reserves to meet our obligations on our outstanding annuity contracts. We base our reserves for deferred annuity contracts on accumulation value and for fixed annuity contracts in a benefit status on established industry mortality tables. These reserves are computed amounts that will be sufficient to meet our policy obligations at their maturities.

Investments
Of our consolidated total investments of $4,503,960,000 at Dec. 31, 1998, 28% was invested in mortgage-backed securities, 53% in corporate and other bonds, 18% in primary mortgage loans on real estate and the remaining 1% in other investments.

Competition
We are engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,600 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life-Health edition 1998, assigned us one of its highest classifications, A+ (Superior).

Employees
As of Dec. 31, 1998, we had no employees.

Properties
We occupy office space in Minneapolis, MN, which is rented by AEFC. We reimburse AEFC for rent based on direct and indirect allocation methods. Facilities occupied by us are believed to be adequate for the purposes for which they are used and well maintained.

State regulation
[To be filed on amendment.]

Directors and Executive Officers*

The directors and principal executive officers of American Enterprise Life and the principal occupation of each during the last five years is as follows:

Directors

James E. Choat
Born in 1947

Director and chief executive officer since 1996; Senior vice president - Institutional Products Group, AEFA, 1994 to 1997.

Richard W. Kling
Born 1940

Director and chairman of the board since March 1989.

Paul S. Mannweiler**
Born in 1949

Director since 1986; Partner at Locke Reynolds Boyd & Weisell since 1980.

Paula R. Meyer
Born in 1954

Director and executive vice president since 1998; vice president, AEFC since 1998; Piper Capital Management (PCM) President from Oct. 1997 to May 1998; PCM Director of Marketing from June 1995 to Oct. 1997; PCM Director of Retail Marketing from Dec. 1993 to June 1995.

William A. Stoltzmann
Born in 1948

Director since Sept. 1989; vice president, general counsel and secretary since 1985.

Officers other than directors

Jeffrey S. Horton
Born 1961

Vice president and treasurer since Dec. 1997; vice president and corporate treasurer, AEFC, since Dec. 1997; controller, American Express Technologies - Financial Services, AEFC, from July 1997 to Dec. 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.

Philip C. Wentzel
Born in 1961

Vice president and controller since 1998; vice president - Finance, Risk Management Products, AEFC since 1997; and director of financial reporting and analysis from 1992 to 1997.

*The address for all of the directors and principal officers is: IDS Tower 10, Minneapolis, MN 55440-0010 except for Mr. Mannweiler who is an independent director.

**Mr. Mannweiler's address is: 201 No. Illinois Street, Indianapolis, IN 46204

Executive compensation
Our executive officers also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent year to us and our affiliates. The table also shows the total cash compensation paid to all our executive officers, as a group, who were executive officers at any time during the most recent year.

Name of individual or
number in group                       Position held                             Cash compensation

Five most highly compensated                                                        $4,476,367
executive officers as a group:

Richard W. Kling                      Chairman of the Board
James E. Choat                        President and CEO
Stuart A. Sedlacek                    Executive Vice President
Lorraine R. Hart                      Vice President, Investments
Deborah L. Pederson                   Assistant Vice President, Investments

All executive officers as a group                                                   $7,925,328
(12)
[Information to be updated on amendment.]

Security ownership of management
Our directors and officers do not beneficially own any outstanding shares of stock of the company. All of our outstanding shares of stock are beneficially owned by IDS Life. The percentage of shares of IDS Life owned by any director, and by all our directors and officers as a group, does not exceed 1% of the class outstanding. [To be updated on amendment.]

Experts

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of American Enterprise Life Insurance Company at Dec. 31, 1998 and 1997, and for each of the three years in the period ended Dec. 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

American Enterprise Life Financial Information
[To be filed on amendment.]

Table of Contents of the Statement of Additional Information

Performance Information                                                p.
Calculating Annuity Payouts                                            p.
Rating Agencies                                                        p.
Principal Underwriter                                                  p.
Independent Auditors                                                   p.
Financial Statements

Please check the box to receive a copy of the Statement of Additional Information for:

-- American Express Wells Fargo Variable AnnuitySM
-- American Express Variable Portfolio Funds
-- AIM Variable Insurance Funds, Inc.
-- Dreyfus Socially Responsible Growth Fund, Inc.
-- Franklin Templeton Variable Insurance Products Trust - Class 2
-- Goldman Sachs Variable Insurance Trust (VIT)
-- MFG(R) Variable Insurance Trust sm
-- Putnam Variable Trust
-- Wells Fargo ________________

Mail your request to:

American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-534

We will mail your request to:

Your name _____________________________________________
Address _______________________________________________
City _____________________ State _________ Zip ________

Prospectus

[_____], 1999

American Express Wells Fargo Extra Credit Variable AnnuitySM

Individual or group flexible premium deferred combination fixed/variable annuity.

American Enterprise Variable Annuity Account

Issued by:        American Enterprise Life Insurance Company (American
                  Enterprise Life)
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534
                  Telephone: 800-333-3437

This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        American Express Variable Portfolio Funds               o        Goldman Sachs Variable Insurance Trust (VIT)
o        AIM Variable Insurance Funds, Inc.                      o        MFS(R) Variable Insurance Trust SM
o        Dreyfus Socially Responsible Growth Fund, Inc.          o        Putnam Variable Trust
o        Franklin Templeton Variable Insurance Products Trust    o        Wells Fargo_____________
         - Class 2

Please read the prospectuses carefully and keep them for future reference. This contract is available for qualified and nonqualified plans.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting American Enterprise Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of Contents

Key Terms
The Contract in Brief
Expense Summary
Condensed Financial  Information  (Unaudited)
Financial Statements
Performance Information
The Variable  Account and the Funds
The Fixed Accounts
Buying Your Contract
Charges
Valuing  Your  Investment
Making  the Most of Your  Contract
Withdrawals
TSA -- Special Surrender  Provisions
Changing Ownership
Benefits in Case of Death
The Annuity  Payout  Period
Taxes
Voting  Rights
Substitution  of Investments
About the Service Providers
Additional  Information About American Enterprise Life
Directors and Executive  Officers
Experts
American  Enterprise Life Financial Information
Table of Contents of the Statement of Additional Information

Key Terms

These terms can help you understand details about your contract.

Accumulation unit -- A measure of the value of each subaccount before annuity payouts begin.

Annuitant -- The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts -- An amount paid at regular intervals under one of several plans.

Beneficiary -- The person you designate to receive annuity benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business -- When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract - An individual annuity contract or a certificate showing your interest under a group annuity contract.

Contract value -- The total value of your contract before we deduct any applicable charges.

Contract year -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed accounts - The one-year fixed account is an account to which you may allocate purchase payments. Amounts you allocate to this account earn interest at rates that we declare periodically. Guarantee Period Accounts are fixed accounts to which you may also allocate purchase payments. These accounts have guaranteed interest rates declared for periods ranging from two to ten years. Withdrawals from these accounts prior to the end of the term specified will receive a Market Value Adjustment, which may result in a gain or loss of principal.

Funds -- Mutual funds and/or portfolios that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Guarantee Period -- The number of years that a guaranteed interest rate is credited.

Market Value Adjustment (MVA) -- A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee Period.

Owner (you, your) -- The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Purchase payment credits -- An addition we make to your contract value based on your purchase payments less partial withdrawals.

Qualified annuity -- A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o        Individual Retirement Annuities (IRAs), including Roth IRAs
o        Simplified Employee Pension (SEP) plans
o        Tax-Sheltered Annuity (TSA) rollovers

All other contracts are considered nonqualified annuities.

Retirement date -- The date when annuity payouts are scheduled to begin.

Valuation date -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account -- Consists of separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

Withdrawal value -- The amount you are entitled to receive if you make a full withdrawal from your contract. It is the contract value minus any applicable charges.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the retirement date).

Free look period: You may return your contract to our office within 10 days after it is delivered to you and receive a full refund of the contract value, less any purchase payment credits up to the maximum withdrawal charges. (See "Buying Your Contract - Purchase payment credits.") However, you bear the investment risk from the time of purchase until you return the contract; the refund amount may be more or less than the payment you made. (Exception: If the law requires, we will refund all of your purchase payments.)

Accounts:                           Currently, you may allocate your purchase
                                    payments among any or all of:

o the subaccounts, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the retirement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. __)

o                                       the  fixed   accounts,   which  earn
                                        interest  at  rates  that  we  adjust
                                        periodically. (p. __)

Buying your  contract:              Your  sales  representative
                                    will  help  you   complete   and  submit  an
                                    application.  Applications  are  subject  to
                                    acceptance  at our  office.  You  may  buy a
                                    nonqualified annuity or a qualified annuity.
                                    After your  initial  purchase  payment,  you
                                    have  the   option  of   making   additional
                                    purchase payments in the future.

o Minimum initial purchase payment -- $2,000. This minimum does not apply if you enroll in the Systematic Investment Program (SIP). The Guaranteed Period Accounts require a minimum investment of $1,000.

o                                       Minimum additional purchase payment --
                                        $100 ($50 with SIP payments).

o Maximum total purchase payments (without prior approval) -- $1,000,000.

                                    We will add a purchase payment credit to your contract with every purchase payment you make. The credit is a percentage of the purchase payments less partial withdrawals. The percentage increases with total purchase payments, less partial withdrawals.

Transfers: Subject to certain restrictions you currently may redistribute your money among the subaccounts and the fixed accounts without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. Transfers out of the Guarantee Period Accounts before the end of the Guarantee Period will be subject to a MVA. You may establish automated transfers among the fixed accounts and subaccounts. Fixed account transfers are subject to special restrictions. (p. __)

Withdrawals: You may withdraw all or part of your contract value at any time before the retirement date. You also may establish automated partial withdrawals. Withdrawals may be subject to charges and tax penalties (including a 10% IRS penalty if you make withdrawals prior to your reaching age 59 1/2) and may have other tax consequences; also, certain restrictions apply. (p. __)

Changing ownership: You may change ownership of a nonqualified annuity by written instruction, but this may have federal income tax consequences. Restrictions apply to changing ownership of a qualified annuity. (p. __)

Benefits in case of death: If you or the annuitant die before annuity payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. __)

Annuity payouts: You can apply your contract value to an annuity payout plan that begins on the retirement date. You may choose from a variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the one-year fixed account. During the annuity payout period, your choices for subaccounts may be limited. The Guarantee Period Accounts are not available during the payout period. (p. __)

Taxes: Generally, your contract grows tax-deferred until you make withdrawals from it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. Roth IRAs, however, may grow and be distributed tax free if you meet certain distribution requirements. (p. __)

Charges:

o    $30 annual contract administrative charge;
o    a 0.15% variable account administrative charge;
o with a six-year withdrawal charge schedule a 1.35% mortality and expense risk fee applies;
o with an eight-year withdrawal charge schedule a 1.10% mortality and expense risk fee applies;
o if the Enhanced Death Benefit Rider is selected, an additional 0.20% mortality and expense risk fee;

o if the Guaranteed Minimum Income Benefit Rider is selected, an annual fee based on the Guaranteed Income Benefit Base (currently at 0.30%);
o    withdrawal charge;
o any premium taxes that may be imposed on us by state or local governments (currently, we deduct any applicable premium tax when you make a total withdrawal or when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments); and
o    the operating expenses of the funds.

Expense Summary

The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses of each fund.

Contract owner expenses:

        Withdrawal charge: contingent deferred sales charge as a percentage of purchase payment withdrawn. You select either a six-year or eight-year withdrawal charge schedule at the time of application.


                           Six-year schedule                                     Eight-year schedule
            Years from purchase          Withdrawal charge        Years from purchase         Withdrawal charge
              payment receipt                percentage             payment receipt              percentage
                     1                           8%                        1                          8%
                     2                           8                         2                          8
                     3                           8                         3                          8
                     4                           6                         4                          8
                     5                           4                         5                          8
                     6                           2                         6                          6
                Thereafter                       0                         7                          4
                                                                           8                          2
                                                                       Thereafter                     0

        Annual contract administrative charge                                          $30*

        * We will waive this charge when your contract value is $50,000 or more on the current contract anniversary.

        Guaranteed Minimum Income Benefit Rider fee:
        as a percentage of the Guaranteed Income Benefit
        Base charged annually. This is an optional expense.                            0.30%



Annual variable account expenses: as a percentage of average subaccount value. You can choose the length of your contract's withdrawal charge and the death benefit guarantee provided. The combination you choose determines the fees you pay. The table below shows the combinations available to you and their cost.


--------------------------------------------------------------- ------------------------- ---------------------------
                                                                  Six-year withdrawal       Eight-year withdrawal
                                                                        schedule                   schedule
--------------------------------------------------------------- ------------------------- ---------------------------
-------------------------------------------------------------- ------------------------- ---------------------------
       Variable account administrative charge                            0.15%                      0.15%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
       Mortality and expense risk fee                                    1.35%                      1.10%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
       Enhanced Death Benefit Rider fee as part of the                   0.20%                      0.20%
                                                                         -----                      -----
       mortality and expense risk fee (optional)
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses without the optional              1.50%                      1.25%
Enhanced Death Benefit Rider fee
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses with the optional                 1.70%                      1.45%
Enhanced Death Benefit Rider fee
--------------------------------------------------------------- ------------------------- ---------------------------

Annual operating expenses of the funds (as a percentage of average daily net assets)

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
                                                                              Management      12b-1      Other
                                                                                 Fees          Fees     Expenses     Total
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
-------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Blue Chip Advantage Fund                             .56%            --       .39        .95%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Capital Resource Fund                                .59%            --       .07        .66%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Diversified Equity Income Fund                       .56%            --       .39        .95%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Extra Income Fund                                    .62%            --       .09        .71%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Federal Income Fund                                  .61%            --       .265       .875%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - New Dimensions Fund                                  .61%            --       .06        .67%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AXPSM Variable Portfolio - Small Cap Advantage Fund                             .79%            --       .435      1.225%1
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AIM V.I. Capital Appreciation Fund                                              .62%            --       .05        .67%2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
AIM V.I. Value Fund (after expense waivers/reimbursements)                      .61%            --       .05        .66%3
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Dreyfus Socially Responsible Growth Fund                                        .75%            --       .05        .80%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Income Securities Fund - Class 2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Mutual Shares Securities Fund - Class 2                                  .74%           .25       .03       1.02%4
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Real Estate Securities Fund - Class 2                                    .52%           .25       .02        .79%4
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
FT VIP Small Cap Fund Class - 2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT CORESM U.S. Equity Fund (after expense reimbursement)         .70%            --       .10        .80%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT Global Income Fund                                            .90%            --       .15       1.05%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Goldman Sachs VIT Mid Cap Value Fund (after expense reimbursement)              .80%            --       .15        .95%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
MFS(R) Growth with Income Series
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
MFS(R)Utilities Series                                                           .75%            --       .26       1.01%2
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Putnam VT International Growth Fund - Class IB Shares                           .80%           .15       .27       1.22%5
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Putnam VT Vista Fund - Class IB Shares                                          .65%           .15       .12        .92%
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Asset Allocation Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Corporate Bond Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Equity Income Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Equity Value Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo International Equity Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Large Company Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Money Market Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
Wells Fargo Small Cap Growth Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------


1 Annualized operating expenses of funds at Dec. 31, 1998.

2 Figures in "Management Fees," "Other Expenses" and "Total" are based on actual expenses for the fiscal year ended Dec. 31, 1998.

3 Had there been no fee waivers or expense reimbursements, expenses would have been: 0.75%, 0.00%, 5.05% and 5.80%

4 The figure shown under Management Fees, combines both the Management and Portfolio Administration Fees. The Portfolio Administration Fee is a direct expense for the Mutual Shares Securities Fund; the Real Estate Securities Fund pays for similar services indirectly through the Management Fee. Because no Class 2 shares were issued as of Dec. 31, 1998, figures (other than Rule 12b-1
  Fees) are based on the Portfolios' Class 1 actual expenses for the fiscal year ended Dec. 31, 1998 plus Class 2's annual Rule 12b-1 Fee of 0.25% (While the maximum amount payable under each Portfolio's Class 2 Rule 12b-1 Plan is 0.35% per year of the Portfolio's average daily net assets, the Board of Trustees of Franklin Templeton Variable Insurance Products Trust has set the current rate at 0.25% per year.)

5 Based on estimated expenses

Examples: *

You would pay the following expenses on a $1,000 investment if you selected a six-year withdrawal charge schedule without any optional riders and assuming a
5% annual return and....

------------------------------------------------------------------------------------------------------------------
                                                              a total withdrawal at   no withdrawal or selection
                                                              the end of each time    of an annuity payout plan
                                                                     period            at the end of each time
                                                                                                period
------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                             1 year     3 years      1 year        3 years
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares Securities Fund - Class 2
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
MFS(R) Utilities Series
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
------------------------------------------------------------------------------------------------------------------

You would pay the following expenses on a $1,000 investment if you selected a six-year withdrawal charge schedule with the optional 0.20% Enhanced Death Benefit Rider and the 0.30% Guaranteed Minimum Income Benefit Rider and assuming a 5% annual return and....


---------------------------------------------------------------------------------------------------------------------
                                                                 a total withdrawal at   no withdrawal or selection
                                                                 the end of each time    of an annuity payout plan
                                                                        period            at the end of each time
                                                                                                   period
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
                                                                1 year     3 years      1 year        3 years
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares Securities Fund - Class 2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
MFS(R) Utilities Series
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
---------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
---------------------------------------------------------------------------------------------------------------------

You would pay the following expenses on a $1,000 investment if you selected an eight-year withdrawal charge schedule without any optional riders and assuming a
5% annual return and....


-------------------------------------------------------------------------------------------------------------------
                                                               a total withdrawal at   no withdrawal or selection
                                                               the end of each time    of an annuity payout plan
                                                                      period            at the end of each time
                                                                                                 period
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
                                                              1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares securities Fund - Class 2
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
MFS(R) Utilities Series
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
-------------------------------------------------------------------------------------------------------------------

You would pay the following expenses on a $1,000 investment if you selected an eight-year withdrawal charge schedule with the optional 0.20% Enhanced Death Benefit Rider and 0.30% Guaranteed Minimum Income Benefit Rider and
assuming a 5% annual return and....

-----------------------------------------------------------------------------------------------------------------
                                                             a total withdrawal at   no withdrawal or selection
                                                             the end of each time    of an annuity payout plan
                                                                    period            at the end of each time
                                                                                               period
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
                                                            1 year     3 years      1 year        3 years
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Blue Chip Advantage Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Capital Resource Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Diversified Equity Income Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Extra Income Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Federal Income Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - New Dimensions Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AXPSM Variable Portfolio - Small Cap Advantage Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AIM V.I. Capital Appreciation Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
AIM V.I. Value Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Dreyfus Socially Responsible Growth Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
FT VIP Income Securities Fund - Class 2
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
FT VIP Mutual Shares securities Fund - Class 2
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
FT VIP Real Estate Securities Fund - Class 2
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
FT VIP Small Cap Fund Class - 2
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT CORESM U.S. Equity Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Global Income Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Goldman Sachs VIT Mid Cap Value Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
MFS(R) Growth with Income Series
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
MFS(R) Utilities Series
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Putnam VT International Growth Fund - Class IB Shares
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Putnam VT Vista Fund - Class IB Shares
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Asset Allocation Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Corporate Bond Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Income Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Equity Value Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Growth Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo International Equity Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Large Company Growth Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Money Market Fund
-----------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------
Wells Fargo Small Cap Growth Fund
-----------------------------------------------------------------------------------------------------------------

* In these examples, the $30 contract administrative charge is approximated as a [___]% charge based on our estimated average contract size. In determining the above charges, the purchase payment credit is approximated at 2% based on our estimated average contract size. Premium taxes imposed by some state and local governments are not reflected in these examples. We entered into certain arrangements under which we are compensated by the funds' advisors and/or distributors for the administrative services we provide to the funds.

You should not consider these examples as representations of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)

We have not provided any condensed financial information for the subaccounts because they are new and do not have any history.

Financial Statements

You can find our audited financial statements later in this prospectus. The SAI does not include the audited financial statements of the subaccounts because they are new and do not have any assets.

Performance Information

Performance information for the subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. We show actual performance from the date the subaccounts began investing in the funds. Currently, we do not provide any performance information because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.

We include non-recurring charges (such as withdrawal charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect deduction of all applicable charges, including:

o        the contract administrative charge,
o        the variable account administrative charge,
o        the Enhanced Death Benefit Rider fee,
o        the Guaranteed Minimum Income Benefit Rider fee,
o        mortality and expense risk fee, and
o withdrawal charge (assuming a withdrawal at the end of the illustrated period).

We also may make optional total return quotations that do not reflect deduction of the withdrawal charge (assuming no withdrawal), the Enhanced Death Benefit Rider fee and the Guaranteed Minimum Income Benefit Rider fee. Total return quotations may be shown by means of schedules, charts or graphs.

Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).

Cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.

Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage. You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact us at the address or telephone number on the first page of this prospectus.

The Variable Account and the Funds

You may allocate payments to any or all the subaccounts of the variable account that invest in shares of the following funds:


---------------------------------------------------------------------------------------------------------------------------------

  Subaccount    Investing in                 Investment Objectives and Policies                   Investment Advisor or Manager
---------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
    PBCA 1      AXPSM Variable Portfolio -   Objective: long-term total return exceeding that of   IDS Life Insurance Company
    WBCA 1      Blue Chip Advantage Fund     the U.S. stock market. Invests primarily in common    (IDS Life), investment
    WBCA 3                                   stocks of companies included in the unmanaged S&P     manager; American Express
    WBCA 4                                   500 Index.                                            Financial Corporation (AEFC)
    WBCA 7                                                                                         investment advisor.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WCAR 1      AXPSM Variable Portfolio -   Objective: capital appreciation. Invests primarily    IDS Life, investment
    WCAR 3      Capital Resource Fund        in U.S. common stocks.                                manager; AEFC investment
    WCAR 4                                                                                         advisor.
    WCAR 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PDEI 1     AXPSM Variable Portfolio -    Objective:  a high level of current income           IDS Life,  investment
               Diversified  Equity Income    and, as a secondary goal, steady growth of capital.  manager; AEFC investment
    WDEI 1     Fund                          Invests primarily in dividend-paying common          advisor.
                                             and preferred  stocks.
    WDEI 3
    WDEI 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PEXI 1      AXPSM Variable Portfolio -   Objective: high current income, with capital growth   IDS Life, investment
    WEXI 1      Extra Income Fund            as a secondary objective. Invests primarily in        manager; AEFC investment
    WEXI 3                                   long-term, high-yielding, high-risk debt securities   advisor.
    WEXI 4                                   below investment grade issued by U.S. and foreign
                                             corporations.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WFDI 1      AXPSM Variable Portfolio -   Objective: a high level of current income and safety  IDS Life, investment
    WFDI 3      Federal Income Fund          of principal consistent with an investment in U.S.    manager; AEFC investment
    WFDI 4                                   government and government agency securities. Invests  advisor.
    WFDI 6                                   primarily in debt obligations issued or guaranteed
                                             as to principal and interest by the U.S. government,
                                             its agencies or instrumentalities.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PNDM 1      AXPSM Variable Portfolio -   Objective: long-term growth of capital. Invests       IDS Life, investment
    WNDM 1      New Dimensions Fund          primarily in common stocks of U.S. and foreign        manager; AEFC investment
    WNDM 3                                   companies showing potential for significant growth.   advisor.
    WNDM 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PSCA 1      AXPSM Variable Portfolio -   Objective: long-term capital growth. Invests          IDS Life, investment
    WSCA 1      Small Cap Advantage Fund     primarily in equity stocks of small companies that    manager; AEFC investment
    WSCA 3                                   are often included in the S&P SmallCap 600 Index or   advisor.
    WSCA 4                                   the Russell 2000 Index.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PCAP 1      AIM V.I. Capital             Objective: growth of capital.  Invests primarily in   A I M Advisors, Inc.
    WCAP 1      Appreciation Fund            common stocks, with emphasis on medium- or
    WCAP 3                                   small-sized growth companies.
    WCAP 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PVAL 1      AIM V.I. Value Fund          Objective: long-term growth of capital with income    A I M Advisors, Inc.
    WVAL 1                                   as a secondary objective. Invests primarily in
    WVAL 3                                   equity securities judged to be undervalued relative
    WVAL 4                                   to the investment advisor's appraisal of the current
                                             or   projected   earnings   of  the
                                             companies  issuing the  securities,
                                             or  relative   to  current   market
                                             values  of  assets   owned  by  the
                                             companies  issuing the  securities,
                                             or relative to the equity market
                                             generally.
---------------------------------------------------------------------------------------------------------------------------------
    WSRG 1      Dreyfus Socially             Objective: capital growth, with current income as a   The Dreyfus Corporation,
    WSRG 3      Responsible Growth Fund      secondary objective. Invests primarily in the common  investment advisor; NCM
    WSRG 4                                   stocks of companies that, in the opinion of the       Capital Management Group,
    WSRG 6                                   fund's management, meet traditional investment        Inc., sub-investment advisor.
                                             standards and conduct their business in a manner
                                             that contributes to the enhancement of the quality
                                             of life in America.
---------------------------------------------------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------------------------------------------

  Subaccount    Investing in                Investment Objectives and Policies                   Investment Advisor or Manager
---------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
    WISE 1      Franklin Templeton VIP
    WISE 3      Trust Income Securities
    WISE 4      Fund - Class 2
    WISE 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WMSI 1      Franklin Templeton VIP      Objective: capital appreciation with income as a       Franklin Mutual Advisers, LLC
    WMSI 3      Trust Mutual Shares         secondary goal. Invests primarily in equity
    WMSI 4      Securities Fund - Class 2   securities of companies that the manager believes are
    WMSI 6                                  available at market prices less than their actual
                                            value based on certain recognized or objective
                                            criteria (intrinsic value).
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WRES 1      Franklin Templeton VIP      Objective: capital appreciation with a secondary goal  Franklin Advisers, Inc.
    WRES 3      Trust Real Estate           to earn current income. Invests primarily in
    WRES 4      Securities Fund - Class 2   securities of companies operating in the real estate
    WRES 6                                  industry, primarily equity real estate investment
                                            trusts (REITS).
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PSMC 1      Franklin Templeton VIP      Objective: long-term capital growth. Invests           Franklin Advisers, Inc.
    WSMC 1      Trust Small Cap Fund -      primarily in equity securities of U.S. small
    WSMC 3      Class 2                     capitalization (small cap) growth companies.
    WSMC 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WUSE 1      Goldman Sachs VIT           Objective: long-term growth of capital and dividend    Goldman Sachs Asset
    WUSE 3      CORE SM U.S. Equity Fund    income. Primarily invests in a broadly diversified     Management
    WUSE 4                                  portfolio of large-cap and blue chip equity
    WUSE 6                                  securities representing all major sectors of the U.S.
                                            economy.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WGLI 1      Goldman Sachs VIT Global    Objective: high total return, emphasizing current      Goldman Sachs Asset
    WGLI 3      Income Fund                 income, and, to a lesser extent, providing             Management International
    WGLI 4                                  opportunities for capital appreciation. Invests
    WGLI 6                                  primarily in a portfolio of high quality fixed-income
                                            securities of U.S. and foreign issuers and enters
                                            into transactions in foreign currencies.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WMCE 1      Goldman Sachs VIT Mid Cap   Objective: long-term capital appreciation. Invests     Goldman Sachs Asset
    WMCE 3      Value Fund                  primarily in mid-capitalization U.S. stocks that are   Management
    WMCE 4                                  believed to be undervalued or undiscovered by the
    WMCE 6                                  marketplace.
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PGIS 1      MFS(R)Growth with Income                                                            Massachusetts Financial
    WGIS 1      Series                                                                             Service Company (MFS)
    WGIS 3
    WGIS 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PUTS 1      MFS(R) Utilities Series     Objective: capital growth and current income. Invests  MFS Investment Management(R)
    WUTS 1                                  primarily in equity and debt securities of domestic
    WUTS 3                                  and foreign companies in the utilities industry.
    WUTS 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PIGR 1      Putnam VT International     Objective: long-term capital appreciation. Invests     Putnam Investment
    WIGR 1      Growth Fund - Class IB      primarily in growth stocks outside the U.S.            Management, Inc.
    WIGR 3      Shares
    WIGR 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    PVIS 1      Putnam VT Vista Fund -      Objective: capital appreciation. Invests primarily in  Putnam Investment
    WVIS 1      Class IB Shares             growth stocks that Putnam Management believes have     Management, Inc.
    WVIS 3                                  above-average potential for capital appreciation.
    WVIS 4
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WAAL 1      Wells Fargo Asset
    WAAL 3      Allocation Fund
    WAAL 4
    WAAL 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WCBD 1      Wells Fargo Corporate Bond
    WCBD 3      Fund
    WCBD 4
    WCBD 6
---------------------------------------------------------------------------------------------------------------------------------





---------------------------------------------------------------------------------------------------------------------------------
    WEQI 1      Wells Fargo Equity Income
    WEQI 3      Fund
    WEQI 4
    WEQI 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WEQV 1      Wells Fargo Equity Value
    WEQV 3      Fund
 WEQV 4 WEQV 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WGRO 1      Wells Fargo Growth Fund
    WGRO 3
    WGRO 4
    WGRO 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WIEQ 1      Wells Fargo International
    WIEQ 3      Equity Fund
    WIEQ 4
    WIEQ 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WLCG 1      Wells Fargo Large Company
    WLCG 3      Growth Fund
    WLCG 4
    WLCG 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WMMK 1      Wells Fargo Money Market
    WMMK 3      Fund
    WMMK 4
    WMMK 6
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
    WSCG 1      Wells Fargo Small Cap
    WSCG 3      Growth Fund
    WSCG 4
    WSCG 6
---------------------------------------------------------------------------------------------------------------------------------



[Investment objectives and Managers for some new funds to be filed by amendment.]

The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that an investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.

The variable account was established under Indiana law on July 15, 1987, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of American Enterprise Life.

The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.

We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Accounts

Guarantee Period Accounts
You may also allocate purchase payments to one or more of the Guarantee Period Accounts with Guarantee Periods ranging from two to ten years. The minimum required investment in each Guarantee Period Account is $1,000. Each Guarantee Period Account pays an interest rate that is declared when you allocate money to that account. That interest rate is then fixed for the Guarantee Period that you chose. We will periodically change the declared interest rate for any future allocations to these accounts, but we will not change the rate paid on money currently in a Guarantee Period Account.

We have no specific formula for determining the rate of interest that we declare as future interest rates on the Guarantee Period Accounts. We will declare the interest rates from time to time based on our analysis of current market conditions. In addition, we also may consider various other factors in determining the interest rates for a given Guarantee Period including regulatory and tax requirements; sales commissions and administrative expenses we bear; general economic trends; and competitive factors.

You may transfer money out of the Guarantee Period Accounts within 30 days before the end of the Guarantee Period without receiving a MVA (see "Market Value Adjustment (MVA)" below.) At that time you may choose to start a new Guarantee Period of the same length, transfer the money to another Guarantee Period Account, transfer the money to any of the subaccounts, or withdraw the money from the contract (subject to applicable withdrawal provisions). If we do not receive any instructions at the end of your Guarantee Period, we will automatically transfer the money into the one-year fixed account. These accounts are not available in all states and are not offered after annuity payouts begin.

We hold amounts you allocate to the Guarantee Period Accounts in a "nonunitized" separate account we have established under the Indiana Insurance Code. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the Guarantee Period Accounts. State insurance law prohibits us from charging this separate account with liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the Guarantee Period Accounts.

We intend to construct and manage the investment portfolio relating to the separate account using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. We achieve immunization by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides us with flexibility and efficiency in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

We must invest this portfolio of assets in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable Guarantee Periods. These instruments include, but are not necessarily limited to, the following:

o Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
o Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by any of three nationally recognized rating agencies - Standard & Poor's, Moody's Investors Service or Duff and Phelp's - or are rated in the two highest grades by the National Association of Insurance Commissioners;
o Other debt instruments which are unrated or rated below investment grade, limited to 10% of assets at the time of purchase; and
o Real estate mortgages, limited to 45% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Indiana and other state insurance laws.

Market Value Adjustment (MVA)
You may choose to transfer or withdraw money out of the Guarantee Period Accounts prior to the end of the Guarantee Period. The amount transferred or withdrawn will receive a MVA which will increase or decrease the actual amount transferred or withdrawn. We calculate the MVA using the formula shown below and we base it on the current level of interest rates compared to the rate of your Guarantee Period Account.

Amount transferred    x      (      l + i        )   n/12
                              --------------------
                             (   l + j + .001    )

Where:                       i   =   rate earned in the account from which funds
                                     are being transferred
                             j   =   current rate for a new Guarantee Period
                                     equal to the remaining term in the
                                     current Guarantee Period
                             n   =   number of months remaining in the current
                                     Guarantee Period (rounded up)

We will not make MVAs for amounts withdrawn for withdrawal charges, the annual contract administrative charge or paid out as a death claim. We also will not make MVAs on automatic transfers in the Guarantee Period Account. We determine any applicable withdrawal charges based on the market value adjusted withdrawals. In some states the MVA is limited.

The one-year fixed account
You may allocate purchase payments to the one-year fixed account. We back the principal and interest guarantees relating to the one-year fixed account. The value of the one-year fixed account increases as we credit interest to the account. Purchase payments and transfers to the one-year fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

Interest in the one-year fixed account is not required to be registered with the SEC. However, the Market Value Adjustment interests under the contracts are registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the one-year fixed account (but the SEC does review the disclosures in this prospectus on the Market Value Adjustment interests). Disclosures regarding the one-year fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the one-year fixed account.)

Buying Your Contract

You or your sales representative will send an application along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 85 or younger. (The age limit may be younger for qualified annuities in some states.)

When you apply, you may select:

o    the length of the withdrawal charge period (six or eight years);
o    the optional Enhanced Death Benefit Rider;
o    the optional Guaranteed Minimum Income Benefit Rider;
o the one-year fixed account, Guarantee Period Accounts and/or subaccounts in which you want to invest;
o    how you want to make purchase payments; and
o    a beneficiary.

The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed accounts in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed accounts and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.

You may make monthly payments to your contract under a SIP. To begin the SIP, you will complete and send a form and your first SIP payment along with your application. There is no charge for SIP. You can stop your SIP payments at any time.

In most states, you may make additional purchase payments to nonqualified and qualified annuities until the retirement date.

The retirement date
Annuity payouts are scheduled to begin on the retirement date. When we process your application, we will establish the retirement date to the maximum age or date described below. You can also select a date within the maximum limits. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities and Roth IRAs, the retirement date must be:

o    no earlier than the 60th day after the contract's effective date; and
o    no  later  than  the  annuitant's   85th  birthday  or  the tenth contract
     anniversary, if purchased after age 75. (In Pennsylvania, the maximum retirement date ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

For qualified annuities (except Roth IRAs), to avoid IRS penalty taxes, the retirement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and
o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or
o for TSAs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later retires (except that 5% business owners may not select a retirement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).

If you take the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial withdrawals from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the tenth contract anniversary, if later. (In Pennsylvania, the annuity payout ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

Beneficiary
We will pay your named  beneficiary  the death  benefit  if it  becomes  payable before the retirement date (while the contract is in force and before annuity payouts begin). If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)

Purchase payments

    Minimum allowable purchase payments
      If paying by SIP*:                        If paying by any other method**:
         $50                                      $2,000 initial payment
                                                $100 for any additional payments

    * Payments made using SIP must total $2,000 before you can make partial withdrawals.
   ** The  Guarantee  Period  Accounts  require a minimum  $1,000 initial payment.


    Maximum total allowable purchase payments*** (without prior approval):
    $1,000,000

    *** This limit applies in total to all American Enterprise Life annuities you own. We reserve the right to increase the maximum limit. For qualified annuities, the qualified plan's limits on annual contributions also apply.

How to make purchase payments

1
By letter:        Send your check along with your name and contract number to:

                  Regular mail:
                  American Enterprise Life Insurance Company
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534

                  Express mail:
                  American Enterprise Life Insurance Company
                  Attention: Unit 829
                  733 Marquette Avenue
                  Minneapolis, MN 55402

2
By SIP:           Contact your sales representative to complete the necessary
                  SIP paperwork

Purchase payment credits
You will generally receive a purchase payment credit with every payment you make to your contract. We apply this credit immediately. We allocate the credit to the fixed accounts and subaccounts in the same proportions as your purchase payment. We calculate the credit as a percentage of the net current payment (current payment less the amount of partial withdrawals that exceed all prior purchase payments) according to the following schedule:

            If total net payments* made during                    then the amount of the purchase payment credit
            the life of the contract equals.......                     we add to the net current payment equals.....

         Less than $10,000                                                              1%
         $10,000 to less than 1 million                                                 2
         $1 million to less than 5 million                                              3
         $5 million and over                                                            4

*Net payments is equal to total payments less total withdrawals.

If you make subsequent payments which cause the contract to become eligible for a higher percentage credit, we will add credits to increase the credit percentage on prior payments (less withdrawals). We allocate credits according to the purchase payment allocation on the date we add the credits to the contract.

Charges

Contract administrative charge
We charge this fee for establishing and maintaining your records. We deduct $30 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed accounts in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when your contract value is $50,000 or more on the current contract anniversary.

If you take a full withdrawal from your contract, we will deduct the charge at the time of withdrawal regardless of the contract value or purchase payments made. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Variable account administrative charge
We apply this charge daily to the subaccounts. It is reflected in the unit values of the subaccounts and it totals 0.15% of their average daily net assets on an annual basis. It covers certain administrative and operating expenses of the subaccounts such as accounting, legal and data processing fees and expenses involved in the preparation and distribution of reports and prospectuses. We cannot increase the variable account administrative charge.

Mortality and expense risk fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. For contracts with a six-year withdrawal charge schedule, this fee totals 1.35% of their average daily net assets on an annual basis. For contracts with an eight-year withdrawal charge schedule, this fee totals 1.10% of their average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. If you choose the optional Enhanced Death Benefit Rider, we will charge an additional 0.20% of the average daily net assets on annual basis (see "Enhanced Death Benefit Rider fee" below). These fees do not apply to the fixed accounts. We cannot increase these fees.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge or the variable account administrative charge and these charges may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:

o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
o then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.

Enhanced Death Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we apply this fee daily to the subaccounts as part of the mortality and expense risk fee. It is reflected in the unit values of the subaccounts and it totals 0.20% of their average daily net assets on an annual basis. We cannot increase the Enhanced Death Benefit Rider fee.

Guaranteed Minimum Income Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we deduct the fee (currently 0.30%) from the contract value on your contract anniversary at the end of each contract year. We prorate this fee among the subaccounts and fixed accounts in the same proportion your interest in each account bears to your total contract value.

We apply the fee on an adjusted  benefit base  calculated as the result of (a) +
(b) - (c), where:
(a) is the Guaranteed Income Benefit Base,
(b) is the adjusted transfers from the subaccounts to the fixed accounts made in the last six months, and
(c) is the total contract value in the fixed accounts.

The result of (b) minus (c) cannot be greater than zero. It allows us to base the charge largely on the subaccounts, and not on the fixed accounts.

We will deduct the fee, adjusted for the number of calendar days coverage was in place, if the contract is terminated for any reason or when annuity payouts begin. We cannot increase the Guaranteed Minimum Income Benefit Rider fee after the rider effective date and it does not apply after annuity payouts begin. We can increase the Guaranteed Minimum Income Benefit Rider fee on new contracts up to a maximum of 0.75%.

Withdrawal charge
If you withdraw all or part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or part of the withdrawal amount is from purchase payments we received within six or eight years before withdrawal. You select the withdrawal charge period at the time of your application for the contract. The withdrawal charge percentages that apply to you are shown in your contract. In addition, amounts withdrawn from a Guarantee Period Account prior to the end of the applicable Guarantee Period will be subject to a MVA. (See "The Fixed Accounts - Market Value Adjustments (MVA).") For purchase payment credits made within the last 12 months we will assess a charge, similar to a withdrawal charge, equal to the amount of the purchase payment credits. The amount we pay to you under these circumstances will always equal or exceed your withdrawal value.

For purposes of calculating any withdrawal charge, we treat amounts withdrawn from your contract value in the following order:

1. First, in each contract year, we withdraw amounts totaling up to 10% of your prior anniversary contract value. (Your initial purchase payment is considered the prior anniversary contract value during the first contract year.) We do not assess a withdrawal charge on this amount.

2. Next, we withdraw contract earnings, if any, that are greater than the annual 10% free withdrawal amount described in number 1 above. Contract earnings equal contract value less purchase payments received and not previously withdrawn. We do not assess a withdrawal charge on contract earnings.

NOTE: We determine contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the fixed accounts.

3. Next we withdraw purchase payments received prior to the withdrawal charge period you selected and shown in your contract. We do not assess a withdrawal charge on these purchase payments.

4. Finally, if necessary, we withdraw purchase payments received that are still within the withdrawal charge period you selected and shown in your contract. We withdraw these payments on a first-in, first-out (FIFO) basis. We do assess a withdrawal charge on these payments.

We determine your withdrawal charge by multiplying each of your payments withdrawn by the applicable withdrawal charge percentage, and then adding the total withdrawal charges.

The withdrawal charge percentage depends on the number of years since you made the payments that are withdrawn, depending on the schedule you selected:


                     Six-year schedule                                         Eight-year schedule

 Years from purchase payment    Surrender charge percentage      Years from purchase      Surrender charge percentage
           receipt                                                 payment receipt
              1                              8%                           1                            8%
              2                              8                            2                            8
              3                              8                            3                            8
              4                              6                            4                            8
              5                              4                            5                            8
              6                              2                            6                            6
          Thereafter                         0                            7                            4
                                                                          8                            2
                                                                     Thereafter                        0

Withdrawal charge calculation example:
The following is an example of the calculation we would make to determine the withdrawal charge on a contract with an eight-year withdrawal charge schedule with this history:

o The contract date is Nov. 1, 1999 with a contract year of Nov. 1 through Oct. 30 and with an anniversary date of Nov. 1 each year; and

o        We received these payments
       - $10,000 Nov. 1, 1999;
       - $8,000 Dec. 31, 2005; and
       - $6,000 Feb. 20, 2007; and

o The owner withdraws the contract for its total withdrawal value of $38,101 on Aug. 5, 2009 and had not made any other withdrawals during that contract year; and

o    The prior anniversary Nov. 1, 2008 contract value was $38,488.

            Withdrawal Charge                                   Explanation

                $    0             $3,848.80 is 10% of the prior anniversary contract value withdrawn without withdrawal charge; and

                $    0             $10,252.20 is contract earnings in excess of the 10% free withdrawal amount withdrawn without withdrawal charge; and

                $    0             $10,000 Nov. 1, 1999 payment was received nine or more years before withdrawal and is withdrawn without withdrawal charge; and

                $640               $8,000 Dec. 31, 2005 payment is in its fourth year from receipt, withdrawn with an 8% withdrawal charge; and

                $480               $6,000 Feb. 20, 2007 payment is in its third year from receipt
                 ---
                                   withdrawn with an 8% withdrawal charge.
                $1,120



For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract will be the amount you request plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount. We pay you the amount you requested. If you make a full withdrawal of your contract, we also will deduct the $30 contract administrative charge.

Waiver of withdrawal charges

We do not assess withdrawal charges for:

o    withdrawals of any contract earnings;
o amounts totaling up to 10% of your prior contract anniversary contract value to the extent it exceeds contract earnings;
o required minimum distributions from a qualified annuity (for those amounts required to be distributed from the contract described in this prospectus);
o    contracts settled using an annuity payout plan;
o withdrawals made as a result of one of the "Contingent events" described below to the extent permitted by state law (see your contract for additional conditions and restrictions);
o    amounts we refund to you during the free look period; and
o    death benefits.

Contingent events
o Withdrawals you make under your contract's "Waiver of Withdrawal Charges" provision. To the extent permitted by state law, your contract will include this provision when the owner and annuitant are under age 76 on the date we issue the contract. We will waive withdrawal charges that normally are assessed upon full or partial withdrawal if you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home and have been for the prior 60 days. (See your contract for additional conditions and restrictions on this waiver.)
o Withdrawals you make if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.
o Withdrawals you make if you or the annuitant become disabled within the meaning of IRC Section 72(m)(7) after your contract date. The disabled person must also be receiving Social Security disability or state long term disability benefits. The disabled person must be age 70 or younger at the time of withdrawal. You must provide us with a signed letter from the disabled person stating that he or she meets the above criteria, a legible photocopy of Social Security disability or state long term disability benefit payments and the application for such payments.
o Withdrawals you make once a year if you or the annuitant become unemployed at least one year after your contract's date, up to the following amounts each year:
                  (a)25% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 30 straight days; or
                  (b)50% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 180 straight days.
     The unemployment condition is met if the unemployed person is currently receiving unemployment compensation from a government unit of the United States, whether federal or state. You must provide us with a signed letter from the unemployed person stating that he or she meets the above criteria with a legible photocopy of the unemployment benefit payments meeting the above criteria with regard to dates.

Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative and withdrawal charges. However, we expect this to occur infrequently.

Premium taxes
Certain state and local governments impose premium taxes (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was sold. In some cases, we deduct premium taxes from your purchase payments before we allocate them. In other cases, we deduct them when you make a full withdrawal from your contract or when annuity payouts begin.

Valuing Your Investment

We value your fixed accounts and subaccounts as follows:

Fixed accounts: We value the amounts you allocated to the fixed accounts directly in dollars. The value of a fixed account equals:

o the sum of your purchase payments and transfer amounts allocated to the one-year fixed account and the Guarantee Period Accounts;
o    plus any purchase payment credits  allocated to the fixed accounts;
o    plus interest credited;
o minus the sum of amounts withdrawn after the MVA (including any applicable withdrawal charges) and amounts transferred out;
o    minus any prorated contract administrative charge; and
o minus any prorated portion of the Guaranteed Minimum Income Benefit Rider fee (if applicable).

Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial withdrawal, transfer amounts out of a subaccount, or we assess a contract administrative charge or the Guaranteed Minimum Income Benefit Rider fee, we subtract a certain number of accumulation units from your contract.

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units
To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes by the current accumulation unit value.

Accumulation unit value
The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

Net investment factor
We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.

Factors that affect subaccount accumulation units

Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units you own may fluctuate due to:

o        additional purchase payments you allocate to the subaccounts;
o        any purchase payment credits allocated to the subaccounts;
o        transfers into or out of the subaccounts;
o        partial withdrawals;
o        withdrawal charges;
o        prorated portions of the contract administrative charge; and/or
o prorated portions of the Guaranteed Minimum Income Benefit Rider fee (if selected).

Accumulation unit values will fluctuate due to:

o        changes in funds' net asset value;
o        dividends distributed to the subaccounts;
o        capital gains or losses of funds;
o        fund operating expenses; and/or
o mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected).

Making the Most of Your Contract

Automated dollar-cost averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the one-year fixed account or the Guarantee Period Accounts (two year only) to one or more subaccounts. The three to ten year Guarantee Period Accounts are not available for automated transfers. You can also obtain the benefits of dollar-cost averaging by setting up regular automatic SIP payments. There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.



                         How dollar-cost averaging works

By investing an                                   Amount       Accumulation unit       Number of units
equal number of                      Month       invested            value                purchased
dollars each month...                 Jan          $100               $20                    5.00
                                      Feb          100                18                     5.56
you automatically buy                 Mar          100                17                     5.88
more units when the                   Apr          100                15                     6.67
per unit market price                 May          100                16                     6.25
is low...                             Jun          100                18                     5.56
                                      Jul          100                17                     5.88
and fewer units when                  Aug          100                19                     5.26
the per unit market                  Sept          100                21                     4.76
price is high.                        Oct          100                20                     5.00

You paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact us.

Asset Rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semi-annually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. Asset rebalancing does not apply to the fixed accounts. There is no charge for asset rebalancing. The contract value must be at least $2,000.

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your sales representative.

Transferring money between accounts
You may transfer money from any one subaccount, or the fixed accounts, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the one-year fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments. Transfers out of the Guarantee Period Accounts will be subject to a MVA if done more than 30 days before the end of the Guarantee Period.

We may suspend or modify transfer privileges at any time. Excessive trading activity can disrupt fund management strategy and increase expenses, which are borne by all contract owners who allocated purchase payments to the fund regardless of their transfer activity. We may apply modifications or restrictions in any reasonable manner to prevent transfers we believe will disadvantage other contract owners. (For information on transfers after annuity payouts begin, see "Transfer policies" below.)

Transfer policies
o Before annuity payouts begin, you may transfer contract values between the subaccounts, or from the subaccounts to the fixed accounts at any time. However, if you made a transfer from the one-year fixed account to the subaccounts, you may not make a transfer from any subaccount back to the one-year fixed account for six months following that transfer.

o You may transfer contract values from the one-year fixed account to the subaccounts or the Guarantee Period Accounts once a year on or within 30 days before or after the contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums).

o You may transfer contract values from the Guaranteed Period Accounts at any time. Transfers made before the end of the Guaranteed Period will receive a MVA, which may result in a gain or loss of contract value.

o If we receive your request on or within 30 days before or after the contract anniversary date, the transfer from the one-year fixed account to the subaccounts or the Guarantee Period Accounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the one-year fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the one-year fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, your choices of subaccounts may be limited.

o Once annuity payouts begin, you may not make any transfers to the Guarantee Period Accounts.

How to request a transfer or withdrawal
1                          Send your name, contract number, Social Security
By Letter:                 Number or Taxpayer Identification Number and signed
                           request for a transfer or withdrawal to:

                           Regular mail:
                           American Enterprise Life Insurance Company
                           80 South Eighth Street
                           P.O. Box 534
                           Minneapolis, MN 55440-0534

                           Express mail:
                           American Enterprise Life Insurance Company
                           Attention: Unit 829
                           733 Marquette Avenue
                           Minneapolis, MN 55402

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers or
                           withdrawals:              Contract value

2                         Your sales representative can help you set up
By automated              automated  transfers or partial  withdrawals among
transfers and             your subaccounts or fixed accounts.
automated partial
withdrawals:              You can start or stop this service by written request
                          or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

o Automated transfers from the one-year fixed account to any one of the subaccounts may not exceed an amount that, if continued, would deplete the one-year fixed account within 12 months.
o Automated withdrawals may be restricted by applicable law under some contracts.
o You may not make additional purchase payments if automated partial withdrawals are in effect.
o Automated partial withdrawals may result in IRS taxes and penalties on all or part of the amount withdrawn.

                           Minimum amount

                           Transfers or
                           withdrawals:              $100 monthly
                                                     $250 quarterly, semi-
                                                     annually or annually

3                          Call between 7 a.m. and 6 p.m. Central time:
By phone:
                           800-333-3437 or
                           (612) 671-7700 (Minneapolis/St. Paul area)

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers:                Contract value
                           Withdrawals:              $25,000

We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

We will honor any telephone transfer or withdrawal requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. We will not allow a telephone withdrawal within 30 days of a phoned-in address change. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.

Telephone transfers and withdrawals are automatically available. You may request that telephone transfers and withdrawals not be authorized from your account by writing to us.

Withdrawals

You may withdraw all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your withdrawal request on the valuation date we receive it. For total withdrawals, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay charges (see "Charges") and IRS taxes and penalties (see "Taxes"). You cannot make withdrawals after annuity payouts begin.

Withdrawal policies
If you have a balance in more than one account and you request a partial withdrawal, we will withdraw money from all your subaccounts and/or the fixed accounts in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise.

Receiving payment

By regular or express mail:

o        payable to owner;
o        mailed to address of record.

NOTE: We will charge you a fee if you request express mail delivery.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

-- the withdrawal amount includes a purchase payment check that has not cleared; -- the NYSE is closed, except for normal holiday and weekend closings;
-- trading on the NYSE is restricted, according to SEC rules;
-- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or -- the SEC permits us to delay payment for the protection of security holders.

TSA Special Surrender Provisions

Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:

o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
                  -   you are at least age 59 1/2;
                  -   you are disabled as defined in the Code;
                  - you separated from the service of the employer who purchased the contract; or
                  -   the distribution is because of your death.

o If you encounter a financial hardship (as defined by the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

o Even through a distribution may be permitted under the above rules, it may be subjected to IRS taxes and penalties (see "Taxes").

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

Benefits in Case of Death

We will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. The benefit paid will be based on the death benefit coverage you select when you purchased the contract. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant.

If you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of the following less any purchase payment credits added to the contract in the last 12 months:

1.       the contract value; or

2. the total purchase payments paid plus purchase payment credits and less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary plus purchase payment credits and minus any "adjusted partial withdrawals" since that anniversary.

If you own the contract in joint tenancy with rights of survivorship, we will pay benefits upon the first to die of either you or the annuitant.

Adjusted partial withdrawals:
We calculate an "adjusted partial withdrawal " for each partial withdrawal as the product of (a) times (b) where:

                  (a) is the ratio of the amount of the partial withdrawal (including any applicable withdrawal charge) to the contract value on the date of (but prior to) the partial withdrawal; and

                  (b) is the death benefit on the date of (but prior to) the partial withdrawal.

Maximum anniversary value: Each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we calculate the anniversary value which is the greater of:

(a)      the contract value on that anniversary; or

(b) total purchase payments made to the contract plus purchase payment credits and minus any "adjusted partial withdrawals".

The "maximum anniversary value" is equal to the greatest of these anniversary values.

After your or the annuitant's 81st birthday, the death benefit continues to be the death benefit value as of that date, plus any subsequent payments and purchase payment credits and minus any "adjusted partial withdrawals."


Example:
o The contract is purchased with a payment of $20,000 on Jan. 1, 1999. A purchase payment credit of $400 is added to the contract.

o On Jan. 1, 2000 (the first contract anniversary) the contract value has grown to $24,000.

o On March 1, 2000 the contract value has fallen to $22,000, at which point the owner takes a $1,500 partial withdrawal, leaving a contract value of $20,500.

The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value":                                     $24,000.00
(the greatest of the anniversary values which was the contract value on Jan. 1, 2000)

plus any purchase payments paid since that anniversary:                   +0.00

minus any "adjusted partial withdrawal" taken since that
anniversary, calculated as:        1,500  x  24,000    =              -1,636.36
                                   -----------------                  ---------
                                       22,000

for a death benefit of:                                              $22,363.64

Enhanced Death Benefit Rider
If this rider is available in your state and either you or the annuitant are age 79 or younger on the contract date, you may choose to add this benefit to you contract. This rider provides that if you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of the following amounts less any purchase payment credits added in the last 12 months:

1.       the contract value; or

2. the total purchase payments paid plus purchase payment credits and less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary plus purchase payment credits and minus any "adjusted partial withdrawals" since that anniversary; or

4.       the Variable Account 5% Floor

The Variable Account 5% Floor
On or before the contract anniversary after the earlier of your or the annuitant's 81st birthday, the Variable Account 5% Floor is the sum of the value in the fixed accounts plus the variable account floor. After the contract anniversary immediately following either you or the annuitant's 81st birthday, the Variable Account 5% Floor is the floor on that anniversary increased by additional purchase payments made since that anniversary plus purchase payment credits and reduced by any "adjusted partial withdrawals" since that anniversary.

On each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we increase the variable account floor by accumulating the prior anniversary's floor at 5%. On the first contract anniversary, the floor is increased by 5% of the accumulated initial purchase payments plus purchase payment credits allocated to the subaccounts. On any day that you allocate additional amounts to, or withdraw or transfer from the subaccounts, we adjust the floor by adding the additional amounts and subtracting the "adjusted partial withdrawals" or adjusted transfers.

For the Variable Account 5% Floor, we calculate the "adjusted partial withdrawals" or transfer as the result of (a) times (b) where:
(a) is the ratio of the amount of withdrawal (including any withdrawal charges) or transfer from the subaccounts to the total value in the subaccounts on the date of (but prior to) the withdrawal or transfer.
(b) is the variable account floor on the date of (but prior to) the withdrawal or transfer.

Example:
o The contract is purchased with a payment of $20,000 on Jan. 1, 1999 and a $400 purchase payment credit is added to the contract with $5,100 allocated to the one-year fixed account and $15,300 allocated to the subaccounts.

o On Jan. 1, 2000 (the first contract anniversary), the one-year fixed account value is $5,200 and the subaccount value is $12,000. Total contract value is $17, 200.

o On March 1, 2000, the one-year fixed account value is $5,300 and the subaccount value is $14,000. Total contract value is $19,300. The owner takes a $1,500 partial withdrawal all from the subaccounts, leaving the contract value at $17,800.

The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value" (the purchase payment plus purchase payment
credits):                                                                               $ 20,400.00

plus any purchase payment paid since that anniversary:                                       + 0.00

minus any "adjusted partial withdrawal" taken since that anniversary,
calculated as:    1,500   x   20,400   =
                 -------------------                                                     - 1,585.49
                       19,300                                                            ----------

Maximum Anniversary Value Benefit                                                       $ 18,814.51
                                                                                        ===========

The variable account floor on Jan. 1, 2000,
calculated as:    1.05   x   15,300   =                                                 $ 16,065.00

plus any purchase payments paid since that anniversary:                                      + 0.00

minus any "adjusted partial withdrawals" from the subaccounts,
calculated as:    1,500   x   16,065  =
                 --------------------                                                   -$ 1,721.25
                      14,000                                                            -----------

Variable Account Floor Benefit                                                          $ 14,343.75
plus the one year fixed account value                                                    + 5,300.00
                                                                                         ----------

Variable Account 5% Floor, calculated as the one-year fixed account
plus the Variable Account Floor Benefit                                                 $ 19,643.75
                                                                                        ===========

Enhanced Death Benefit, calculated as the greater of the Maximum Anniversary
Value Benefit and the Variable Account 5% Floor, minus any purchase payment             $ 19,643.75
credits made in the last 12 months ($0)

If your spouse is sole beneficiary under a nonqualified annuity and you die before the retirement date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would have otherwise been paid. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death. The contract value is equal to the death benefit that would otherwise have been paid. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Payments: Under a nonqualified annuity, we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and
o payouts begin no later than one year after your death, or other date as permitted by the Code; and
o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Other rules may apply to qualified annuities. (See "Taxes").

Guaranteed Minimum Income Benefit Rider
An optional Guaranteed Minimum Income Benefit Rider may be available in many jurisdictions for a separate annual charge, (see "Charges - Guaranteed Minimum
Income Rider fee"). The rider guarantees a minimum amount of fixed annuity lifetime income during the annuity payout period if your contract has been in force for at least ten years, subject to the conditions described below. The rider also provides you the option of variable annuity payouts, with a guaranteed minimum initial payment. This rider is only available at the time you purchase your contract if you also select the Enhanced Death Benefit Rider option.

In some instances, we may allow you to add this rider if it was not available when you initially purchased your contract. In these instances, we would add this rider at the next contract anniversary and all conditions of the rider would use this date as the effective date.

This rider does not create contract value or guarantee the performance of any investment option. Fixed annuity payouts under the terms of this rider will occur at the guaranteed annuity purchase rates stated in the contract. We base first year payments from the variable annuity payout option offered under this rider on the same factors as the fixed annuity payout option. We base subsequent payments on the initial payment and an assumed annual return of 5%. Because this rider is based on guaranteed actuarial factors for the fixed option, the level of fixed lifetime income it guarantees may be less than the level that would be provided by applying the then current annuity factors. Likewise, for the variable annuity payout option, we base the rider on more conservative factors resulting in a lower initial payment and lower lifetime payments than those provided otherwise if the same benefit base were used. However, the Guaranteed Income Benefit Base described below establishes a floor, which when higher than the contract value, can result in a higher annuity payout level. Thus, the rider is a guarantee of a minimum amount of annuity income.

The Guaranteed Income Benefit Base is equal to the Enhanced Death Benefit if:
o the Guaranteed Minimum Income Rider became effective on the contract date, and
o        all payments are recognized in the benefit base.

 We reserve the right to not recognize any additional payments made in the five years prior to rider exercise. The Guaranteed Income Benefit Base, less any applicable premium tax, is the value that will be used to determine minimum annuity payouts if the rider is exercised.

Conditions on election of the rider: The following conditions apply to the election of the rider:

o you must elect the rider at the time you purchase your contract along with the Enhanced Death Benefit Rider option, and
o          the annuitant must be age 75 or younger on the contract date.

Fund selection to continue the rider: You may allocate your purchase payments to any of the subaccounts or the fixed accounts. However, we reserve the right to limit the amount in the Wells Fargo Money Market Fund to 10% of the total amount in the subaccounts. If we are required to activate this restriction, and you have more than 10% of your subaccount value in this fund, we will send you notice and ask that you reallocate your contract value so that the limitation is satisfied within 60 days. If after 60 days the limitation is not satisfied, the rider will be terminated.

Exercising the rider: The following conditions apply to the exercise of the rider:

o you may only exercise the rider within 30 days after any contract anniversary following the expiration of a ten-year waiting period from the effective date of the rider, and

o the annuitant on the retirement date must be between 50 and 86 years old, and

o you can only take an annuity payout in one of the following annuity payout plans:
          - Plan A -- Life  Annuity - no refund
          - Plan B -- Life Annuity with ten years  certain
          - Plan D -- Joint and last  survivor  life  annuity - no refund

Contingent event benefits: If the annuitant satisfies the conditions for the waiver of withdrawal charges in the event of disability, terminal illness or a confinement in a nursing home or hospital (see "Charges- Waiver of withdrawal charges") you can exercise the rider at any time. In this event, you can take up to 50% of the Guaranteed Income Benefit Base in cash. You can use the balance of the Guaranteed Income Benefit Base for annuity payouts under the terms above with regard to annuitant age at retirement date, the annuity payout plans and the more conservative annuity factors. You can also change the annuitant for the payouts.

Terminating the rider: The following conditions apply to the termination of the rider:

o you may terminate the rider within 30 days after the first and fifth anniversary after the effective date of the rider.
o you may terminate the rider any time after the 10th anniversary after the effective date of the rider.
o the rider will terminate on the date you make a full withdrawal from the contract, or annuity payouts begin, or on the date that a death benefit is payable.
o the rider will terminate on the contract anniversary after the annuitant's 86th birthday.

Example:
o The contract is purchased with a payment of $100,000 on Jan. 1, 2000, and a $2,000 purchase payment credit is added to the contract.
o    There are no additional purchase payments and no partial withdrawals.
o    The money is fully allocated to the subaccounts.
o The annuitant is age 55 on the contract date. For the joint and last survivor option (annuity payout plan D), the joint annuitant is age 55 on the contract date.
o    The  Guaranteed  Income  Benefit Base is based on the  Variable  Account 5%
     Floor.
o    The contract is within 30 days after contract anniversary.

If the Guaranteed Minimum Income Benefit Rider is exercised, the minimum fixed annuity payout or the first year variable annuity payout would be:


                                                                           Fixed Annuity Payout Options
                                                                        Minimum Guaranteed Annual Income

Contract Anniversary At         Minimum Guaranteed Benefit      Plan A --       Plan B --          Plan D --
------------------------        ---------------------------
Exercise                        Base                            Life  Annuity   Life Annuity       Joint and last
                                                                - no refund     with ten years     survivor life
                                                                                certain            annuity - no refund
              10                           $166,147                   $                 $                   $
              15                           $212,051                   $                 $                   $

After the first year initial payment, lifetime income payments on a variable annuity payout option will depend on the investment performance of the subaccounts you select. The payments will be higher if investment performance is greater than a 5% annual return and lower if investment performance is less than a 5% annual return. [Figures to be updated on amendment.]

The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the retirement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.

The amount available for payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). We do not deduct any withdrawal charges under the payout plans listed below.

You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amounts available to purchase payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). You may reallocate this contract value to the one-year fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. The Guarantee Period Accounts are not available during this payout period.

Amounts of fixed and variable payouts depend on:

o        the annuity payout plan you select;
o        the annuitant's age and, in most cases, sex;
o        the annuity table in the contract; and
o        the amounts you allocated to the accounts at the settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month.)

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

Annuity table
The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates.) The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.

Substitution of 3.5% table
If you ask us at least 30 days before the retirement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.

Annuity payout plans
You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:

o Plan A -- Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B -- Life annuity with five, ten or 15 years certain: We make monthly payouts for a guaranteed payout period of five, ten or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the retirement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C -- Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D -- Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.

o Plan E -- Payouts for a specified period: We make monthly payouts for a specific payout period of ten to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. The present value is determined separately for each subacccount from which you are currently scheduled to receive payments. The present value for each subaccount is equal to the discounted value of the remaining annuity payments which are assumed to remain level. The discount rate used in the calculation will vary between 5% and 7.50% depending on the applicable assumed investment rate (AIR) and the fund management fees. A 10% IRS penalty tax could apply under this payout plan. (See "Taxes").

Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o        over the life of the annuitant;
o        over the joint lives of the annuitant and a designated beneficiary;
o        for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.

You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's retirement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the one-year fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin
If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or withdrawal (see detailed discussion below). Any portion of the annuity payouts and any withdrawals you request that represent ordinary income are normally taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records. Roth IRAs may grow and be distributed tax free if you meet certain distribution requirements.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life (except for Roth IRAs) and after your death. You should refer to your retirement plan or adoption agreement or consult a tax advisor for more information about your distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuities issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities (except Roth IRAs): Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Purchase  payment  credits:   These  are  considered   earnings  and  are  taxed
accordingly.

Withdrawals: If you withdraw part or all of your contract before your annuity payouts begin, your withdrawal payment will be taxed to the extent that the value of your contract immediately before the withdrawal exceeds your investment. You also may have to pay a 10% IRS penalty for withdrawals you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you withdraw your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract (except a Roth IRA) is not tax-exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments. The death benefit under a Roth IRA generally is not taxable as ordinary income to the beneficiary if certain distribution requirements are met.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax-deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o    because of your death;
o    because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you make withdrawals from your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full withdrawal), we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

Withholding from TSAs: If you receive directly all or part of the contract value from your TSA, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make the payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a withdrawal for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a withdrawal.

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:

o the reserve held in each  subaccount for your  contract;
o divided by the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.

We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.

Substitution of Investments

We may substitute the funds in which the subaccounts invest if:

o        laws or regulations change,
o        existing funds become unavailable, or
o        in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute funds other than those currently listed in this prospectus for other funds.

We may also:

o        add new subaccounts;
o        combine any two or more subaccounts;
o        add subaccounts investing in additional funds;
o        transfer assets to and from the subaccounts or the variable account;
         and
o        eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers

Principal Underwriter
American Express Financial Advisors Inc. (AEFA) serves as the principal underwriter for the contract. Its office are located at IDS Tower 10, Minneapolis, MN 55440. AEFA is a wholly-owned subsidiary of American Express Financial Corporation (AEFC) which is a wholly-owned subsidiary of American Express Company.

The contracts will be distributed by broker-dealers which have entered into distribution agreements with AEFA and American Enterprise Life.

We will pay commissions for sales of the contracts of up to 7% of purchase payments to insurance agencies or broker-dealers that are also insurance agencies. Sometimes we pay the commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which, when totaled, could exceed 7% of purchase payments). In addition, we may pay certain sellers additional compensation for selling and distribution activities under certain circumstances. From time to time, we will pay or permit other promotional incentives, in cash or credit or other compensation.

Issuer
American Enterprise Life issues the annuities. American Enterprise Life is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company. American Express Company is a financial services company principally engaged through subsidiaries (in addition to AEFC) in travel related services, investment services and international banking services.

American Enterprise Life is a stock life insurance company organized in 1981 under the laws of the state of Indiana. Its administrative offices are located at 80 South Eighth Street, Minneapolis, MN 55402. Its statutory address is 100 Capitol Center South, 201 North Illinois Street, Indianapolis, IN 46204. American Enterprise Life conducts a conventional life insurance business.

Legal proceedings
A number of lawsuits have been filed against life and health insurers in jurisdictions in which American Enterprise Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. American Enterprise Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. and Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota State Court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. American Enterprise Life also is a defendant in various other lawsuits. In American Enterprise Life's opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Additional Information About American Enterprise Life

Selected financial data
The following selected financial data for American Enterprise Life should be read in conjunction with the consolidated financial statements and notes.

[To be filed on amendment.]

Management's discussion and analysis of consolidated financial condition and results of operations

1998 compared to 1997
[To be filed on amendment.]

1997 compared to 1996
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Liquidity and capital resources
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Year 2000 issue
The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of American Enterprise Life and the Variable Account. All of the major systems used by American Enterprise Life and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Enterprise Life's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on American Enterprise Life's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, American Enterprise Life or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

[This information will be updated in amendment]

Reserves
In accordance with the insurance laws and regulations under which we operate, we are obligated to carry on our books, as liabilities, actuarially determined reserves to meet our obligations on our outstanding annuity contracts. We base our reserves for deferred annuity contracts on accumulation value and for fixed annuity contracts in a benefit status on established industry mortality tables. These reserves are computed amounts that will be sufficient to meet our policy obligations at their maturities.

Investments
Of our consolidated total investments of $4,503,960,000 at Dec. 31, 1998, 28% was invested in mortgage-backed securities, 53% in corporate and other bonds, 18% in primary mortgage loans on real estate and the remaining 1% in other investments.

Competition
We are engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,600 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life-Health edition 1998, assigned us one of its highest classifications, A+ (Superior).

Employees
As of Dec. 31, 1998, we had no employees.

Properties
We occupy office space in Minneapolis, MN, which is rented by AEFC. We reimburse AEFC for rent based on direct and indirect allocation methods. Facilities occupied by us are believed to be adequate for the purposes for which they are used and well maintained.

State regulation
[To be filed on amendment.]

Directors and Executive Officers*

The directors and principal executive officers of American Enterprise Life and the principal occupation of each during the last five years is as follows:

Directors

James E. Choat
Born in 1947

Director and chief executive officer since 1996; Senior vice president - Institutional Products Group, AEFA, 1994 to 1997.

Richard W. Kling
Born 1940

Director and chairman of the board since March 1989.

Paul S. Mannweiler**
Born in 1949

Director since 1986; Partner at Locke Reynolds Boyd & Weisell since 1980.

Paula R. Meyer
Born in 1954

Director and executive vice president since 1998; vice president, AEFC since 1998; Piper Capital Management (PCM) President from Oct. 1997 to May 1998; PCM Director of Marketing from June 1995 to Oct. 1997; PCM Director of Retail Marketing from Dec. 1993 to June 1995.

William A. Stoltzmann
Born in 1948

Director since Sept. 1989; vice president, general counsel and secretary since 1985.

Officers other than directors

Jeffrey S. Horton
Born 1961

Vice president and treasurer since Dec. 1997; vice president and corporate treasurer, AEFC, since Dec. 1997; controller, American Express Technologies - Financial Services, AEFC, from July 1997 to Dec. 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.

Philip C. Wentzel
Born in 1961

Vice president and controller since 1998; vice president - Finance, Risk Management Products, AEFC since 1997; and director of financial reporting and analysis from 1992 to 1997.

*The address for all of the directors and principal officers is: IDS Tower 10, Minneapolis, MN 55440-0010 except for Mr. Mannweiler who is an independent director.

**Mr. Mannweiler's address is: 201 No. Illinois Street, Indianapolis, IN 46204

Executive compensation
Our executive officers also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent year to us and our affiliates. The table also shows the total cash compensation paid to all our executive officers, as a group, who were executive officers at any time during the most recent year.

Name of individual or
number in group                       Position held                             Cash compensation

Five most highly compensated                                                          $4,476,367
executive officers as a group:

Richard W. Kling                      Chairman of the Board
James E. Choat                        President and CEO
Stuart A. Sedlacek                    Executive Vice President
Lorraine R. Hart                      Vice President, Investments
Deborah L. Pederson                   Assistant Vice President, Investments

All executive officers as a group                                                     $7,925,328
(12)
[Information to be updated on amendment.]

Security ownership of management
Our directors and officers do not beneficially own any outstanding shares of stock of the company. All of our outstanding shares of stock are beneficially owned by IDS Life. The percentage of shares of IDS Life owned by any director, and by all our directors and officers as a group, does not exceed 1% of the class outstanding. [To be updated on amendment.]

Experts

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of American Enterprise Life Insurance Company at Dec. 31, 1998 and 1997, and for each of the three years in the period ended Dec. 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

American Enterprise Life Financial Information
[To be filed on amendment.]

Table of Contents of the Statement of Additional Information

Performance Information                                                p.
Calculating Annuity Payouts                                            p.
Rating Agencies                                                        p.
Principal Underwriter                                                  p.
Independent Auditors                                                   p.
Financial Statements

Please check the box to receive a copy of the Statement of Additional Information for:

-- American Express Wells Fargo Variable AnnuitySM
-- American Express Variable Portfolio Funds
-- AIM Variable Insurance Funds, Inc.
-- Dreyfus Socially Responsible Growth Fund, Inc.
-- Franklin Templeton Variable Insurance Products Trust - Class 2
-- Goldman Sachs Variable Insurance Trust (VIT)
-- MFG(R) Variable Insurance Trust sm
-- Putnam Variable Trust
-- Wells Fargo ________________

Mail your request to:

American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-534

We will mail your request to:

Your name _____________________________________________
Address _______________________________________________
City _____________________ State _________ Zip ________

Prospectus

[_____], 1999

American Express Signature Plus Variable AnnuitySM

Individual  or  group  flexible  premium  deferred  combination   fixed/variable
annuity.

American Enterprise Variable Annuity Account

Issued by: American Enterprise Life Insurance Company (American Enterprise Life)
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534
                  Telephone: 800-333-3437

This prospectus contains information that you should know before investing. You also will receive the prospectuses for:

o        New Fund                                 o        New Fund
o        New Fund                                 o        New Fund
o        New Fund                                 o        New Fund
o        New Fund                                 o        New Fund
o        New Fund                                 o        New Fund


Please read the prospectuses carefully and keep them for future reference. This contract is available for qualified and nonqualified plans.

The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.

A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting American Enterprise Life at the telephone number above or by completing and sending the order form on the last page of this prospectus. The table of contents of the SAI is on the last page of this prospectus.

Table of Contents

Key Terms
The Contract in Brief
Expense Summary
Condensed Financial Information (Unaudited)
Financial Statements
Performance Information
The Variable  Account and the Funds
The Fixed Accounts
Buying Your Contract
Charges
Valuing  Your  Investment
Making  the Most of Your  Contract
Withdrawals
TSA -- Special Surrender  Provisions
Changing Ownership
Benefits in Case of Death
The Annuity  Payout  Period
Taxes
Voting  Rights
Substitution  of Investments
About the Service Providers
Additional  Information About American Enterprise Life
Directors and Executive  Officers
Experts
American  Enterprise Life Financial Information
Table of Contents of the Statement of Additional Information

Key Terms

These terms can help you understand details about your contract.

Accumulation unit -- A measure of the value of each subaccount before annuity payouts begin.

Annuitant -- The person on whose life or life expectancy the annuity payouts are based.

Annuity payouts -- An amount paid at regular intervals under one of several plans.

Beneficiary -- The person you designate to receive annuity benefits in case of the owner's or annuitant's death while the contract is in force and before annuity payouts begin.

Close of business -- When the New York Stock Exchange (NYSE) closes, normally 4 p.m. Eastern time.

Contract - An individual annuity contract or a certificate showing your interest under a group annuity contract.

Contract value -- The total value of your contract before we deduct any applicable charges.

Contract year -- A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.

Fixed accounts - The one-year fixed account is an account to which you may allocate purchase payments. Amounts you allocate to this account earn interest at rates that we declare periodically. Guarantee Period Accounts are fixed accounts to which you may also allocate purchase payments. These accounts have guaranteed interest rates declared for periods ranging from two to ten years. Withdrawals from these accounts prior to the end of the term specified will receive a Market Value Adjustment, which may result in a gain or loss of principal.

Funds -- Mutual funds and/or portfolios that are investment options under your contract, each with a different investment objective. You may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.

Guarantee Period -- The number of years that a guaranteed interest rate is credited.

Market Value Adjustment (MVA) -- A positive or negative adjustment assessed if any portion of a Guarantee Period Account is withdrawn or transferred prior to the end of its Guarantee Period.

Owner (you, your) -- The person who controls the contract (decides on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. The owner is responsible for taxes, regardless of whether he or she receives the contract's benefits.

Purchase payment credits -- An addition we make to your contract value based on your purchase payments less partial withdrawals.

Qualified annuity -- A contract that you purchase for one of the following retirement plans that is subject to applicable federal law and any rules of the plan itself:

o        Individual Retirement Annuities (IRAs), including Roth IRAs
o        Simplified Employee Pension (SEP) plans
o        Tax-Sheltered Annuity (TSA) rollovers

All other contracts are considered nonqualified annuities.

Retirement date -- The date when annuity payouts are scheduled to begin.

Valuation date -- Any normal business day, Monday through Friday, that the NYSE is open. Each valuation date ends at the close of business. We calculate the value of each subaccount at the close of business on each valuation date.

Variable account -- Consists of separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

Withdrawal value -- The amount you are entitled to receive if you make a full withdrawal from your contract. It is the contract value minus any applicable charges.

The Contract in Brief

Purpose: The purpose of the contract is to allow you to accumulate money for retirement. You do this by making one or more investments (purchase payments) that may earn returns that increase the value of the contract. The contract provides lifetime or other forms of payouts beginning at a specified date (the retirement date).

Free look period:                   You may return your contract to our office
                                    within 10 days after it is delivered to you and receive a full refund of the contract value, less any purchase payment credits up to the maximum withdrawal charges.
                                    (See "Buying Your Contract - Purchase
                                    payment credits.") However, you bear the investment risk from the time of purchase until you return the contract; the refund amount may be more or less than the payment you made. (Exception: If the law requires, we will refund all of your purchase payments.)

Accounts:                           Currently, you may allocate your purchase
                                    payments among any or all of:

                                     o  the  subaccounts,  each of which invests
                                        in a fund with a  particular  investment
                                        objective.  The value of each subaccount
                                        varies  with  the   performance  of  the
                                        particular fund in which it invests. We cannot guarantee that the value at the retirement date will equal or exceed the total purchase payments you allocate to the subaccounts. (p. __)

                                     o  the fixed accounts, which earn interest
                                        at rates that we adjust periodically.
                                        (p. __)

Buying your contract:               Your  sales  representative will  help  you
                                    complete   and  submit  an  application.
                                    Applications  are  subject  to acceptance
                                    at our  office. You  may  buy a nonqualified
                                    annuity or a qualified annuity. After your
                                    initial  purchase  payment,  you have  the
                                    option  of   making   additional  purchase
                                    payments in the future.

                                       o  Minimum initial purchase payment --
                                          $25,000. The Guaranteed Period
                                          Accounts require a minimum investment
                                          of $1,000.

                                       o  Minimum additional purchase payment
                                          -- $100 ($50 with SIP payments).

                                       o  Maximum total purchase payments
                                          (without prior approval) --
                                          $1,000,000.

                                    We will add a purchase payment credit to your contract with every purchase payment you make. The credit is a percentage of the purchase payments less partial withdrawals. The percentage increases with total purchase payments, less partial withdrawals.

Transfers:                          Subject to certain restrictions you
                                    currently may redistribute your money among the subaccounts and the fixed accounts without charge at any time until annuity payouts begin, and once per contract year among the subaccounts after annuity payouts begin. Transfers out of the Guarantee Period
                                    Accounts before the end of the Guarantee
                                    Period will be subject to a MVA. You may establish automated transfers among the fixed accounts and subaccounts.Fixed account transfers are subject to special restrictions. (p. __)

Withdrawals:                        You may withdraw all or part of your
                                    contract value at any time before the
                                    retirement date. You also may establish
                                    automated partial withdrawals. Withdrawals may be subject to charges and tax penalties
                                    (including a 10% IRS penalty if you make withdrawals prior to your reaching age
                                    59 1/2) and may have other tax consequences;
                                    also, certain restrictions apply. (p. __)

Changing ownership:                 You may change ownership of a nonqualified
                                    annuity by written instruction, but this may
                                    have federal income tax consequences.
                                    Restrictions apply to changing ownership of
                                    a qualified annuity.   (p. __)

Benefits in case
of death:                           If you or the annuitant die before annuity
                                    payouts begin, we will pay the beneficiary an amount at least equal to the contract value. (p. __)

Annuity payouts:                    You can apply your contract value to an
                                    annuity payout plan that begins on the
                                    retirement date. You may choose from a
                                    variety of plans to make sure that payouts continue as long as you like. If you purchased a qualified annuity, the payout schedule must meet the requirements of the qualified plan. We can make payouts on a fixed or variable basis, or both. Total monthly payouts may include amounts from each subaccount and the one-year fixed account. During the annuity payout period, your choices for subaccounts may be limited.
                                    The Guarantee Period Accounts are not
                                    available during the payout period. (p. __)

Taxes: Generally, your contract grows tax-deferred until you make withdrawals from it or begin to receive payouts. (Under certain circumstances, IRS penalty taxes may apply.) Even if you direct payouts to someone else, you will be taxed on the income if you are the owner. Roth IRAs, however, may grow and be distributed tax free if you meet certain distribution requirements. (p. __)

Charges:
                                    o $35 annual contract administrative charge;
                                    o a 0.15% variable account administrative
                                      charge;
                                    o with a six-year  withdrawal charge
                                      schedule a 1.40% mortality and expense
                                      risk fee applies;  o with an eight-year
                                      withdrawal charge schedule a 1.25%
                                      mortality and expense risk fee applies;
                                    o if the Maximum  Anniversary Value Death
                                      Benefit Rider is selected,  an additional
                                      0.10% mortality and expense risk fee;
                                    o if the Enhanced  Death Benefit Rider is
                                      selected,  an  additional  0.30%
                                      mortality and expense risk fee;
                                    o if the Guaranteed  Minimum Income Benefit
                                      Rider is selected, an annual fee based on
                                      the Guaranteed Income Benefit Base
                                      (currently at 0.30%);
                                    o withdrawal charge;
                                    o any premium taxes that may be imposed on
                                      us  by  state   or   local   governments
                                      (currently,  we  deduct  any  applicable
                                      premium   tax  when  you  make  a  total
                                      withdrawal   or  when  annuity   payouts
                                      begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments); and
                                    o the operating expenses of the funds.

Expense Summary

The purpose of the following information is to help you understand the various costs and expenses associated with your contract.

You pay no sales charge when you purchase your contract. We show all costs that you bear directly or indirectly for the subaccounts and funds below. Some expenses may vary as we explain under "Charges." Please see the funds' prospectuses for more information on the operating expenses of each fund.

Contract owner expenses:

        Withdrawal charge: contingent deferred sales charge as a percentage of purchase payment withdrawn. You select either a six-year or eight-year withdrawal charge schedule at the time of application.

                           Six-year schedule                                     Eight-year schedule
            Years from purchase          Withdrawal charge        Years from purchase         Withdrawal charge
              payment receipt                percentage             payment receipt              percentage
                     1                            8.5%                     1                          8.5%
                     2                          8.5                        2                         8.5
                     3                          8.5                        3                         8.5
                     4                          6.5                        4                         8.5
                     5                          4.5                        5                         8.5
                     6                          2.5                        6                         6.5
                Thereafter                       0                         7                         4.5
                                                                           8                         2.5
                                                                       Thereafter                     0

        Annual contract administrative charge                              $35*

        * We will waive this charge when your contract value is $100,000 or more on the current contract anniversary.

        Guaranteed Minimum Income Benefit Rider fee:
        as a percentage of the Guaranteed Income Benefit
        Base charged annually. This is an optional expense.                0.30%


Annual variable account expenses:  as a percentage of average  subaccount value.
You can choose the length of your contract's withdrawal charge and the death benefit guarantee provided. The combination you choose determines the fees you pay. The table below shows the combinations available to you and their cost.

--------------------------------------------------------------- ------------------------- ---------------------------
                                                                  Six-year withdrawal       Eight-year withdrawal
                                                                        schedule                   schedule
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
  Variable account administrative charge                                 0.15%                      0.15%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
  Mortality and expense risk fee                                         1.40%                      1.25%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
  Maximum Anniversary Value Death Benefit Rider as a part of
  the mortality and expense Fee (optional)                               0.10%                      0.10%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
  Enhanced Death Benefit Rider fee as part of the mortality
  and expense risk fee (optional)                                        0.30%                      0.30%
                                                                         -----                      -----
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses without any optional
rider fees                                                               1.55%                      1.40%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses with the optional
Maximum Anniversary Value Death Benefit Rider fee
                                                                         1.65%                      1.50%
--------------------------------------------------------------- ------------------------- ---------------------------
--------------------------------------------------------------- ------------------------- ---------------------------
Total annual variable account expenses with the optional
Enhanced Death Benefit Rider fee                                         1.85%                      1.70%
--------------------------------------------------------------- ------------------------- ---------------------------

Annual operating expenses of the funds (as a percentage of average daily net assets)

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
                                                                              Management      12b-1      Other
                                                                                 Fees          Fees     Expenses     Total
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
New Fund
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------
--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

--------------------------------------------------------------------------- ---------------- --------- ----------- -----------

[To be updated by amendment]

Examples: *

You would pay the  following  expenses on a $1,000  investment if you selected a six-year  withdrawal  charge schedule without any optional riders and assuming a
5% annual return and....

-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------


You would pay the  following  expenses on a $1,000  investment if you selected a six-year  withdrawal  charge  schedule with the optional  0.30%  Enhanced  Death
Benefit Rider and the 0.30% Guaranteed Minimum Income Benefit Rider and assuming a 5% annual return and....

-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------


You would pay the  following  expenses on a $1,000  investment if you selected a six-year  withdrawal charge schedule with the optional 0.10% Maximum Anniversary
Value Death Benefit Rider and assuming a 5% annual return and....

-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------


You would pay the following  expenses on a $1,000  investment if you selected an eight-year withdrawal charge schedule without any optional riders and assuming a
5% annual return and....

-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

You would pay the following expenses on a $1,000 investment if you selected an eight-year withdrawal charge schedule  with the  optional  0.30%  Enhanced  Death  Benefit  Rider  and  0.30%
Guaranteed Minimum Income Benefit Rider and assuming a 5% annual return and....
-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------


You would pay the following expenses on a $1,000 investment if you selected an eight-year withdrawal charge schedule with the optional 0.10% Maximum  Anniversary  Value Death Benefit Rider
and assuming a 5% annual return and....
-------------------------------------------------------------------------------------------------------------------------------
                                                                           a total withdrawal at   no withdrawal or selection
                                                                           the end of each time    of an annuity payout plan
                                                                                  period            at the end of each time
                                                                                                             period
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
                                                                          1 year     3 years      1 year        3 years
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------
New Fund
-------------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------

o In these examples, the $35 contract administrative charge is approximated as a [__]% charge based on our estimated average contract size. In determining the above charges, the purchase payment credit is approximated at 2% based on our estimated average contract size. Premium taxes imposed by some state and local governments are not reflected in these examples. We entered into certain arrangements under which we are compensated by the funds' advisors and/or distributors for the administrative services we provide to the funds.

You should not consider these examples as representations of past or future expenses. Actual expenses may be more or less than those shown.

Condensed Financial Information (Unaudited)

We have not provided any condensed financial information for the subaccounts because they are new and do not have any history.

Financial Statements

You can find our audited financial statements later in this prospectus. The SAI does not include the audited financial statements of the subaccounts because they are new and do not have any assets.

Performance Information

Performance information for the subaccounts may appear from time to time in advertisements or sales literature. This information reflects the performance of a hypothetical investment in a particular subaccount during a specified time period. We show actual performance from the date the subaccounts began investing in the funds. Currently, we do not provide any performance information because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Although we base performance figures on historical earnings, past performance does not guarantee future results.

We include non-recurring charges (such as withdrawal charges) in total return figures, but not in yield quotations. Excluding non-recurring charges in yield calculations increases the reported value.

Total return figures reflect deduction of all applicable charges, including:

o    the contract  administrative  charge,
o    the variable  account  administrative charge,
o    the Maximum  Anniversary Value Death Benefit Rider fee,
o    the Enhanced Death Benefit Rider fee,
o    the  Guaranteed  Minimum  Income Benefit Rider fee,
o    mortality and expense risk fee, and
o withdrawal charge (assuming a withdrawal at the end of the illustrated period).

We also may make optional total return quotations that do not reflect deduction of the withdrawal charge (assuming no withdrawal), the Maximum Anniversary Value Death Benefit Rider fee, the Enhanced Death Benefit Rider fee and the Guaranteed Minimum Income Benefit Rider fee. Total return quotations may be shown by means of schedules, charts or graphs.

Average annual total return is the average annual compounded rate of return of the investment over a period of one, five and ten years (or up to the life of the subaccount if it is less than ten years old).

Cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested. Cumulative total return generally will be higher than average annual total return.

Annualized simple yield (for subaccounts investing in money market funds) "annualizes" the income generated by the investment over a given seven-day period. That is, we assume the amount of income generated by the investment during the period will be generated each seven-day period for a year. We show this as a percentage of the investment.

Annualized compound yield (for subaccounts investing in money market funds) is calculated like simple yield except that we assume the income is reinvested when we annualize it. Compound yield will be higher than the simple yield because of the compounding effect of the assumed reinvestment.

Annualized yield (for subaccounts investing in income funds) divides the net investment income (income less expenses) for each accumulation unit during a given 30-day period by the value of the unit on the last day of the period. We then convert the result to an annual percentage. You should consider performance information in light of the investment objectives, policies, characteristics and quality of the fund in which the subaccount invests and the market conditions during the specified time period. Advertised yields and total return figures include charges that reduce advertised performance. Therefore, you should not compare subaccount performance to that of mutual funds that sell their shares directly to the public. (See the SAI for a further description of methods used to determine total return and yield.)

If you would like additional information about actual performance, please contact us at the address or telephone number on the first page of this prospectus.


The Variable Account and the Funds

You may allocate payments to any or all the subaccounts of the variable account that invest in shares of the following funds:

---------------------------------------------------------------------------------------------------------------------------------
  Subaccount    Investing in                 Investment Objectives and Policies                    Investment Advisor or Manager
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------
                New Fund
---------------------------------------------------------------------------------------------------------------------------------

[Fund information to be filed by amendment.]

The investment objectives and policies of some of the funds are similar to the investment objectives and policies of other mutual funds that an investment advisor or its affiliates manage. Although the objectives and policies may be similar, each fund will have its own portfolio holdings and its own fees and expenses. Accordingly, each fund will have its own investment results.

The investment managers and advisors cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

All funds are available to serve as the underlying investments for variable annuities. Some funds also are available to serve as investment options for variable life insurance policies and qualified plans. It is possible that in the future, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or qualified plans to invest in the available funds simultaneously.

Although the insurance company and the funds do not currently foresee any such disadvantages, the boards of directors or trustees of the appropriate funds will monitor events in order to identify any material conflicts between annuity owners, policy owners and qualified plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and qualified plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the fund prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and qualified plan accounts.

The IRS issued final regulations relating to the diversification requirements under Section 817(h) of the Internal Revenue Code of 1986, as amended (the
Code). Each fund intends to comply with these requirements.

The variable account was established under Indiana law on July 15, 1987, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of American Enterprise Life.

The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.

The U.S. Treasury and the Internal Revenue Service (IRS) indicated that they may provide additional guidance on investment control. This concerns how many variable subaccounts an insurance company may offer and how many exchanges among subaccounts it may allow before the contract owner would be currently taxed on income earned within subaccount assets. At this time, we do not know what the additional guidance will be or when action will be taken. We reserve the right to modify the contract, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccount assets.

We intend to comply with all federal tax laws so that the contract continues to qualify as an annuity for federal income tax purposes. We reserve the right to modify the contract as necessary to comply with any new tax laws.

The Fixed Accounts

Guarantee Period Accounts
You may also allocate purchase payments to one or more of the Guarantee Period Accounts with Guarantee Periods ranging from two to ten years. The minimum required investment in each Guarantee Period Account is $1,000. Each Guarantee Period Account pays an interest rate that is declared when you allocate money to that account. That interest rate is then fixed for the Guarantee Period that you chose. We will periodically change the declared interest rate for any future allocations to these accounts, but we will not change the rate paid on money currently in a Guarantee Period Account.

We have no specific formula for determining the rate of interest that we declare as future interest rates on the Guarantee Period Accounts. We will declare the interest rates from time to time based on our analysis of current market conditions. In addition, we also may consider various other factors in determining the interest rates for a given Guarantee Period including regulatory and tax requirements; sales commissions and administrative expenses we bear; general economic trends; and competitive factors.

You may transfer money out of the Guarantee Period Accounts within 30 days before the end of the Guarantee Period without receiving a MVA (see "Market Value Adjustment (MVA)" below.) At that time you may choose to start a new Guarantee Period of the same length, transfer the money to another Guarantee Period Account, transfer the money to any of the subaccounts, or withdraw the money from the contract (subject to applicable withdrawal provisions). If we do not receive any instructions at the end of your Guarantee Period, we will automatically transfer the money into the one-year fixed account. These accounts are not available in all states and are not offered after annuity payouts begin.

We hold amounts you allocate to the Guarantee Period Accounts in a "nonunitized" separate account we have established under the Indiana Insurance Code. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the Guarantee Period Accounts. State insurance law prohibits us from charging this separate account with liabilities of any other separate account or of our general business. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the Guarantee Period Accounts.

We intend to construct and manage the investment portfolio relating to the separate account using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. We achieve immunization by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides us with flexibility and efficiency in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

We must invest this portfolio of assets in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable Guarantee Periods. These instruments include, but are not necessarily limited to, the following:

o Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
o Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by any of three nationally recognized rating agencies - Standard & Poor's, Moody's Investors Service or Duff and Phelp's - or are rated in the two highest grades by the National Association of Insurance Commissioners;
o Other debt instruments which are unrated or rated below investment grade, limited to 10% of assets at the time of purchase; and
o Real estate mortgages, limited to 45% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Indiana and other state insurance laws.

Market Value Adjustment (MVA)
You may choose to transfer or withdraw money out of the Guarantee Period Accounts prior to the end of the Guarantee Period. The amount transferred or withdrawn will receive a MVA which will increase or decrease the actual amount transferred or withdrawn. We calculate the MVA using the formula shown below and we base it on the current level of interest rates compared to the rate of your Guarantee Period Account.

Amount transferred    x      (      l + i        )   n/12
                              --------------------
                             (   l + j + .001    )

Where:                       i   =   rate earned in the account from which funds
                                     are being transferred
                             j   =   current rate for a new Guarantee Period
                                     equal to the remaining term in the current
                                     Guarantee Period
                             n   =   number of months remaining in the current
                                     Guarantee Period (rounded up)

We will not make MVAs for amounts withdrawn for withdrawal charges, the annual contract administrative charge or paid out as a death claim. We also will not make MVAs on automatic transfers in the Guarantee Period Account. We determine any applicable withdrawal charges based on the market value adjusted withdrawals. In some states the MVA is limited.

The one-year fixed account
You may allocate purchase payments to the one-year fixed account. We back the principal and interest guarantees relating to the one-year fixed account. The value of the one-year fixed account increases as we credit interest to the account. Purchase payments and transfers to the one-year fixed account become part of our general account. We credit interest daily and compound it annually. We will change the interest rates from time to time at our discretion.

Interest in the one-year fixed account is not required to be registered with the SEC. However, the Market Value Adjustment interests under the contracts are registered with the SEC. The SEC staff does not review the disclosures in this prospectus on the one-year fixed account (but the SEC does review the disclosures in this prospectus on the Market Value Adjustment interests). Disclosures regarding the one-year fixed account, however, may be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses. (See "Making the Most of Your Contract -- Transfer policies" for restrictions on transfers involving the one-year fixed account.)

Buying Your Contract

You or your sales representative will send an application along with your initial purchase payment to our office. As the owner, you have all rights and may receive all benefits under the contract. You can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations. You cannot own a qualified annuity in joint tenancy. You can buy a contract or become an annuitant if you are 85 or younger. (The age limit may be younger for qualified annuities in some states.)

When you apply, you may select:

o        the length of the withdrawal charge period (six or eight years);
o        the optional Maximum Anniversary Death Benefit Rider;
o        the optional Enhanced Death Benefit Rider;
o        the optional Guaranteed Minimum Income Benefit Rider;
o the one-year fixed account, Guarantee Period Accounts and/or subaccounts in which you want to invest;
o        how you want to make purchase payments; and
o        a beneficiary.

The contract provides for allocation of purchase payments to the subaccounts of the variable account and/or to the fixed accounts in even 1% increments.

If your application is complete, we will process it and apply your purchase payment to the fixed accounts and subaccounts you selected within two business days after we receive it at our office. If we accept your application, we will send you a contract. If we cannot accept your application within five business days, we will decline it and return your payment. We will credit additional purchase payments you make to your accounts on the valuation date we receive them. We will value the additional payments at the next accumulation unit value calculated after we receive your payments at our office.

You may make monthly payments to your contract under a SIP. To begin the SIP, you will complete and send a form and your first SIP payment along with your application. There is no charge for SIP. You can stop your SIP payments at any time.

In most states, you may make additional purchase payments to nonqualified and qualified annuities until the retirement date.

The retirement date
Annuity payouts are scheduled to begin on the retirement date. When we process your application, we will establish the retirement date to the maximum age or date described below. You can also select a date within the maximum limits. You can align this date with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You also can change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For nonqualified annuities and Roth IRAs, the retirement date must be:

o    no earlier than the 60th day after the contract's effective date; and
o no later than the annuitant's 85th birthday or the tenth contract anniversary, if purchased after age 75. (In Pennsylvania, the maximum retirement date ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

For qualified annuities (except Roth IRAs), to avoid IRS penalty taxes, the retirement date generally must be:

o    on or after the date the annuitant reaches age 59 1/2; and
o for IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2; or
o for TSAs, by April 1 of the year following the calendar year when the annuitant reaches age 70 1/2, or, if later retires (except that 5% business owners may not select a retirement date that is later than April 1 of the year following the calendar year when they reach age 70 1/2).

If you take the minimum IRA or TSA distributions as required by the Code from another tax-qualified investment, or in the form of partial withdrawals from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the tenth contract anniversary, if later. (In Pennsylvania, the annuity payout ranges from age 85 to 96 based on the annuitant's age when we issue the contract. See contract for details.)

Beneficiary
We will pay your named  beneficiary  the death  benefit  if it  becomes  payable before the retirement date (while the contract is in force and before annuity payouts begin). If there is no named beneficiary, then you or your estate will be the beneficiary. (See "Benefits in Case of Death" for more about beneficiaries.)

Purchase payments

    Minimum allowable purchase payments
      If paying by SIP:                      If paying by any other method*:
         $50                                    $25,000 initial payment
                                                $100 for any additional payments

    * The Guarantee Period Accounts require a minimum $1,000 initial payment.


Maximum total allowable purchase payments** (without prior approval): $1,000,000

    ** This limit applies in total to all American Enterprise Life annuities you own. We reserve the right to increase the maximum limit. For qualified annuities, the qualified plan's limits on annual contributions also apply.

How to make purchase payments

1
By letter: Send your check along with your name and contract number to:

                  Regular mail:
                  American Enterprise Life Insurance Company
                  80 South Eighth Street
                  P.O. Box 534
                  Minneapolis, MN 55440-0534

                  Express mail:
                  American Enterprise Life Insurance Company
                  Attention: Unit 829
                  733 Marquette Avenue
                  Minneapolis, MN 55402

2
By SIP:           Contact your sales representative to complete the necessary
                  SIP paperwork

Purchase payment credits
You will generally receive a purchase payment credit with every payment you make to your contract. We apply this credit immediately. We allocate the credit to the fixed accounts and subaccounts in the same proportions as your purchase payment. We calculate the credit as a percentage of the net current payment (current payment less the amount of partial withdrawals that exceed all prior purchase payments) according to the following schedule:

If total net payments* made during              then the amount of the purchase payment credit
the life of the contract equals.......          we add to the net current payment equals.....

         $25,000 to less than $50,000                             2%
         $50,000 to less than $1 million                          3
         $1 million and over                                      4

*Net payments is equal to total payments less total withdrawals.

If you make subsequent payments which cause the contract to become eligible for a higher percentage credit, we will add credits to increase the credit percentage on prior payments (less withdrawals). We allocate credits according to the purchase payment allocation on the date we add the credits to the contract.

Charges

Contract administrative charge
We charge this fee for establishing and maintaining your records. We deduct $35 from the contract value on your contract anniversary at the end of each contract year. We prorate this charge among the subaccounts and the fixed accounts in the same proportion your interest in each account bears to your total contract value.

We will waive this charge when your contract value is $100,000 or more on the current contract anniversary.

If you take a full withdrawal from your contract, we will deduct the charge at the time of withdrawal regardless of the contract value or purchase payments made. We cannot increase the annual contract administrative charge and it does not apply after annuity payouts begin or when we pay death benefits.

Variable account administrative charge
We apply this charge daily to the subaccounts. It is reflected in the unit values of the subaccounts and it totals 0.15% of their average daily net assets on an annual basis. It covers certain administrative and operating expenses of the subaccounts such as accounting, legal and data processing fees and expenses involved in the preparation and distribution of reports and prospectuses. We cannot increase the variable account administrative charge.

Mortality and expense risk fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. For contracts with a six-year withdrawal charge schedule, this fee totals 1.40% of their average daily net assets on an annual basis. For contracts with an eight-year withdrawal charge schedule, this fee totals 1.25% of their average daily net assets on an annual basis. This fee covers the mortality and expense risk that we assume. Approximately two-thirds of this amount is for our assumption of mortality risk, and one-third is for our assumption of expense risk. If you choose the optional Maximum Anniversary Value Death Benefit Rider, we will charge an additional 0.10% of the average daily net assets on an annual basis (see "Maximum Anniversary Value Death Benefit Rider fee" below). If you choose the optional Enhanced Death Benefit Rider, we will charge an additional 0.30% of the average daily net assets on annual basis (see "Enhanced Death Benefit Rider fee" below). These fees do not apply to the fixed accounts. We cannot increase these fees.

Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific annuitant lives and no matter how long our entire group of annuitants live. If, as a group, annuitants outlive the life expectancy we assumed in our actuarial tables, then we must take money from our general assets to meet our obligations. If, as a group, annuitants do not live as long as expected, we could profit from the mortality risk fee.

Expense risk arises because we cannot increase the contract administrative charge or the variable account administrative charge and these charges may not cover our expenses. We would have to make up any deficit from our general assets.

The subaccounts pay us the mortality and expense risk fee they accrued as follows:

o first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
o then, if necessary, the funds redeem shares to cover any remaining fees payable.

We may use any profits we realize from the subaccounts' payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses. We do not expect that the withdrawal charge, discussed in the following paragraphs, will cover sales and distribution expenses.

Maximum Anniversary Value Death Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we apply this fee daily to the subaccounts as part of the mortality and expense risk fee. It is reflected in the unit values of the subaccounts and it totals 0.10% of their average daily net assets on an annual basis. We cannot increase the Maximum Anniversary Value Death Benefit Rider fee.

Enhanced Death Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we apply this fee daily to the subaccounts as part of the mortality and expense risk fee. It is reflected in the unit values of the subaccounts and it totals 0.30% of their average daily net assets on an annual basis. We cannot increase the Enhanced Death Benefit Rider fee.

Guaranteed Minimum Income Benefit Rider fee
We charge a fee for this optional feature only if you choose this option. If selected, we deduct the fee (currently 0.30%) from the contract value on your contract anniversary at the end of each contract year. We prorate this fee among the subaccounts and fixed accounts in the same proportion your interest in each account bears to your total contract value.

We apply the fee on an adjusted  benefit base  calculated as the result of
(a) + (b) - (c), where:
(a) is the Guaranteed Income Benefit Base,
(b) is the adjusted transfers from the subaccounts to the fixed accounts made in the last six months, and
(c) is the total contract value in the fixed accounts.

The result of (b) minus (c) cannot be greater than zero. It allows us to base the charge largely on the subaccounts, and not on the fixed accounts.

We will deduct the fee, adjusted for the number of calendar days coverage was in place, if the contract is terminated for any reason or when annuity payouts begin. We cannot increase the Guaranteed Minimum Income Benefit Rider fee after the rider effective date and it does not apply after annuity payouts begin. We can increase the Guaranteed Minimum Income Benefit Rider fee on new contracts up to a maximum of 0.75%.

Withdrawal charge
If you withdraw all or part of your contract, you may be subject to a withdrawal charge. A withdrawal charge applies if all or part of the withdrawal amount is from purchase payments we received within six or eight years before withdrawal. You select the withdrawal charge period at the time of your application for the contract. The withdrawal charge percentages that apply to you are shown in your contract. In addition, amounts withdrawn from a Guarantee Period Account prior to the end of the applicable Guarantee Period will be subject to a MVA. (See "The Fixed Accounts - Market Value Adjustments (MVA).") For purchase payment credits made within the last 12 months we will assess a charge, similar to a withdrawal charge, equal to the amount of the purchase payment credits. The amount we pay to you under these circumstances will always equal or exceed your withdrawal value.

For purposes of calculating any withdrawal charge, we treat amounts withdrawn from your contract value in the following order:

1. First, in each contract year, we withdraw amounts totaling up to 10% of your prior anniversary contract value. (Your initial purchase payment is considered the prior contract anniversary contract value during the first contract year.) We do not assess a withdrawal charge on this amount.

2. Next, we withdraw contract earnings, if any, that are greater than the annual 10% free withdrawal amount described in number 1 above. Contract earnings equal contract value less purchase payments received and not previously withdrawn. We do not assess a withdrawal charge on contract earnings.

NOTE: We determine contract earnings by looking at the entire contract value, not the earnings of any particular subaccount or the fixed accounts.

3. Next we withdraw purchase payments received prior to the withdrawal charge period you selected and shown in your contract. We do not assess a withdrawal charge on these purchase payments.

4. Finally, if necessary, we withdraw purchase payments received that are still within the withdrawal charge period you selected and shown in your contract. We withdraw these payments on a first-in, first-out (FIFO) basis. We do assess a withdrawal charge on these payments.

We determine your withdrawal charge by multiplying each of your payments withdrawn by the applicable withdrawal charge percentage, and then adding the total withdrawal charges.

The withdrawal charge percentage depends on the number of years since you made the payments that are withdrawn, depending on the schedule you selected:

                     Six-year schedule                                         Eight-year schedule

 Years from purchase payment    Surrender charge percentage      Years from purchase      Surrender charge percentage
           receipt                                                 payment receipt
              1                              8.5%                         1                            8.5%
              2                             8.5                           2                           8.5
              3                             8.5                           3                           8.5
              4                             6.5                           4                           8.5
              5                             4.5                           5                           8.5
              6                             2.5                           6                           6.5
          Thereafter                         0                            7                           4.5
                                                                          8                           2.5
                                                                     Thereafter                        0

Withdrawal charge calculation example:
The following is an example of the calculation we would make to determine the withdrawal charge on a contract with an eight-year withdrawal charge schedule with this history:

o The contract date is Nov. 1, 1999 with a contract year of Nov. 1 through Oct. 30 and with an anniversary date of Nov. 1 each year; and

o        We received these payments
          - $10,000 Nov. 1, 1999;
          - $8,000 Dec. 31, 2005; and
          - $6,000 Feb. 20, 2007; and

o The owner withdraws the contract for its total withdrawal value of $38,101 on Aug. 5, 2009 and had not made any other withdrawals during that contract year; and

o       The prior anniversary Nov. 1, 2008 contract value was $38,488.

            Withdrawal Charge                                   Explanation

                $    0             $3,848.80 is 10% of the prior anniversary contract value withdrawn without withdrawal charge; and

                $    0             $10,252.20 is contract earnings in excess of the 10% free withdrawal amount withdrawn without withdrawal charge; and

                $    0             $10,000 Nov. 1, 1999 payment was received nine or more years before withdrawal and is withdrawn without withdrawal charge; and

                $680               $8,000 Dec. 31, 2005 payment is in its fourth year from receipt, withdrawn with an 8.5% withdrawal charge; and

                $510               $6,000 Feb. 20, 2007 payment is in its third year from receipt withdrawn with an 8.5% withdrawal charge.
                $1,190

For a partial withdrawal that is subject to a withdrawal charge, the amount we actually withdraw from your contract will be the amount you request plus any applicable withdrawal charge. We apply the withdrawal charge to this total amount. We pay you the amount you requested. If you make a full withdrawal of your contract, we also will deduct the $35 contract administrative charge.

Waiver of withdrawal charges We do not assess withdrawal charges for:

o    withdrawals of any contract earnings;
o amounts totaling up to 10% of your prior contract anniversary contract value to the extent it exceeds contract earnings;
o required minimum distributions from a qualified annuity (for those amounts required to be distributed from the contract described in this prospectus);
o    contracts settled using an annuity payout plan;
o withdrawals made as a result of one of the "Contingent events" described below to the extent permitted by state law (see your contract for additional conditions and restrictions);
o    amounts we refund to you during the free look period; and
o    death benefits.

Contingent events
o Withdrawals you make under your contract's "Waiver of Withdrawal Charges" provision. To the extent permitted by state law, your contract will include this provision when the owner and annuitant are under age 76 on the date we issue the contract. We will waive withdrawal charges that normally are assessed upon full or partial withdrawal if you provide proof satisfactory to us that, as of the date you request the withdrawal, you or the annuitant are confined to a hospital or nursing home and have been for the prior 60 days. (See your contract for additional conditions and restrictions on this waiver.)
o Withdrawals you make if you or the annuitant are diagnosed in the second or later contract years as disabled with a medical condition that with reasonable medical certainty will result in death within 12 months or less from the date of the licensed physician's statement. You must provide us with a licensed physician's statement containing the terminal illness diagnosis and the date the terminal illness was initially diagnosed.
o Withdrawals you make if you or the annuitant become disabled within the meaning of IRC Section 72(m)(7) after your contract date. The disabled person must also be receiving Social Security disability or state long term disability benefits. The disabled person must be age 70 or younger at the time of withdrawal. You must provide us with a signed letter from the disabled person stating that he or she meets the above criteria, a legible photocopy of Social Security disability or state long term disability benefit payments and the application for such payments.
o Withdrawals you make once a year if you or the annuitant become unemployed at least one year after your contract's date, up to the following amounts each year:
                  (a)25% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 30 straight days; or
                  (b)50% of your prior  anniversary  contract  value (or $10,000 if greater) if the unemployment condition is met for at least 180 straight days.
     The unemployment condition is met if the unemployed person is currently receiving unemployment compensation from a government unit of the United States, whether federal or state. You must provide us with a signed letter from the unemployed person stating that he or she meets the above criteria with a legible photocopy of the unemployment benefit payments meeting the above criteria with regard to dates.

Possible group reductions: In some cases we may incur lower sales and administrative expenses due to the size of the group, the average contribution and the use of group enrollment procedures. In such cases, we may be able to reduce or eliminate the contract administrative and withdrawal charges. However, we expect this to occur infrequently.

Premium taxes
Certain state and local governments impose premium taxes (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was sold. In some cases, we deduct premium taxes from your purchase payments before we allocate them. In other cases, we deduct them when you make a full withdrawal from your contract or when annuity payouts begin.

Valuing Your Investment

We value your fixed accounts and subaccounts as follows:

Fixed accounts: We value the amounts you allocated to the fixed accounts directly in dollars. The value of a fixed account equals:

o the sum of your purchase payments and transfer amounts allocated to the one-year fixed account and the Guarantee Period Accounts;
o    plus any purchase payment credits allocated to the fixed accounts;
o    plus interest credited;
o minus the sum of amounts withdrawn after the MVA (including any applicable withdrawal charges) and amounts transferred out;
o    minus any prorated contract administrative charge; and
o minus any prorated portion of the Guaranteed Minimum Income Benefit Rider fee (if applicable).

Subaccounts: We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, each time you take a partial withdrawal, transfer amounts out of a subaccount, or we assess a contract administrative charge or the Guaranteed Minimum Income Benefit Rider fee, we subtract a certain number of accumulation units from your contract.

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests.

The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

Number of units
To calculate the number of accumulation units for a particular subaccount, we divide your investment after deduction of any premium taxes by the current accumulation unit value.

Accumulation unit value
The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

Net investment factor
We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o  dividing that sum by the previous adjusted net asset value per share; and
o  subtracting the percentage  factor  representing  the mortality and expense
   risk  fee,  the  variable  account   administrative   charge and  the Maximum
   Anniversary Value Death Benefit Rider fee (if selected) or the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.

Factors that affect subaccount accumulation units
Accumulation units may change in two ways: in number and in value. Here are the factors that influence those changes:

The number of accumulation units you own may fluctuate due to:

o        additional purchase payments you allocate to the subaccounts;
o        any purchase payment credits allocated to the subaccounts;
o        transfers into or out of the subaccounts;
o        partial withdrawals;
o        withdrawal charges;
o        prorated portions of the contract administrative charge; and/or
o prorated portions of the Guaranteed Minimum Income Benefit Rider fee (if selected).

Accumulation unit values will fluctuate due to:

o    changes in funds' net asset value;
o    dividends distributed to the subaccounts;
o    capital gains or losses of funds;
o    fund operating expenses; and/or
o mortality and expense risk fee, the variable account administrative charge, the Maximum Anniversary Value Death Benefit Rider fee (if selected) and the Enhanced Death Benefit Rider fee (if selected).

Making the Most of Your Contract

Automated dollar-cost averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals). For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or from the one-year fixed account or the Guarantee Period Accounts (two year only) to one or more subaccounts. The three to ten year Guarantee Period Accounts are not available for automated transfers. You can also obtain the benefits of dollar-cost averaging by setting up regular automatic SIP payments. There is no charge for dollar-cost averaging.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.


                         How dollar-cost averaging works

By investing an                                   Amount       Accumulation unit       Number of units
equal number of                      Month       invested            value                purchased
dollars each month...                 Jan          $100               $20                    5.00
                                      Feb          100                18                     5.56
you automatically buy                 Mar          100                17                     5.88
more units when the                   Apr          100                15                     6.67
per unit market price                 May          100                16                     6.25
is low...                             Jun          100                18                     5.56
                                      Jul          100                17                     5.88
and fewer units when                  Aug          100                19                     5.26
the per unit market                  Sept          100                21                     4.76
price is high.                        Oct          100                20                     5.00

You paid an average price of only $17.91 per unit over the 10 months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success with this strategy will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact us.

Asset Rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semi-annually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. Asset rebalancing does not apply to the fixed accounts. There is no charge for asset rebalancing.

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your sales representative.

Transferring money between accounts
You may transfer money from any one subaccount, or the fixed accounts, to another subaccount before annuity payouts begin. (Certain restrictions apply to transfers involving the one-year fixed account.) We will process your transfer on the valuation date we receive your request. We will value your transfer at the next accumulation unit value calculated after we receive your request. There is no charge for transfers. Before making a transfer, you should consider the risks involved in switching investments. Transfers out of the Guarantee Period Accounts will be subject to a MVA if done more than 30 days before the end of the Guarantee Period.

We may suspend or modify transfer privileges at any time. Excessive trading activity can disrupt fund management strategy and increase expenses, which are borne by all contract owners who allocated purchase payments to the fund regardless of their transfer activity. We may apply modifications or restrictions in any reasonable manner to prevent transfers we believe will disadvantage other contract owners. (For information on transfers after annuity payouts begin, see "Transfer policies" below.)

Transfer policies
o Before annuity payouts begin, you may transfer contract values between the subaccounts, or from the subaccounts to the fixed accounts at any time. However, if you made a transfer from the one-year fixed account to the subaccounts, you may not make a transfer from any subaccount back to the one-year fixed account for six months following that transfer.

o You may transfer contract values from the one-year fixed account to the subaccounts or the Guarantee Period Accounts once a year on or within 30 days before or after the contract anniversary (except for automated transfers, which can be set up at any time for certain transfer periods subject to certain minimums).

o You may transfer contract values from the Guaranteed Period Accounts at any time. Transfers made before the end of the Guaranteed Period will receive a MVA, which may result in a gain or loss of contract value.

o If we receive your request on or within 30 days before or after the contract anniversary date, the transfer from the one-year fixed account to the subaccounts or the Guarantee Period Accounts will be effective on the valuation date we receive it.

o We will not accept requests for transfers from the one-year fixed account at any other time.

o Once annuity payouts begin, you may not make transfers to or from the one-year fixed account, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, your choices of subaccounts may be limited.

o Once annuity payouts begin, you may not make any transfers to the Guarantee Period Accounts.

How to request a transfer or withdrawal
1                        Send your name, contract number, Social Security Number
By letter:               or Taxpayer Identification Number and signed request
                         for a transfer or withdrawal to:

                           Regular mail:
                           American Enterprise Life Insurance Company
                           80 South Eighth Street
                           P.O. Box 534
                           Minneapolis, MN 55440-0534

                           Express mail:
                           American Enterprise Life Insurance Company
                           Attention: Unit 829
                           733 Marquette Avenue
                           Minneapolis, MN 55402

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers or
                           withdrawals:          Contract value

2 By automated transfers and automated partial withdrawals: Your sales representative can help you set up automated transfers or partial withdrawals among your subaccounts or fixed accounts. You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.

o        Automated   transfers  from  the  one-year  fixed account  to any  one of the subaccounts may not exceed an amount that, if continued, would deplete the one-year fixed account within 12 months.
o Automated withdrawals may be restricted by applicable law under some contracts.
o You may not make additional purchase payments if automated partial withdrawals are in effect.
o Automated partial withdrawals may result in IRS taxes and penalties on all or part of the amount withdrawn.

                           Minimum amount

                           Transfers or
                           withdrawals:           $100 monthly
                                                  $250 quarterly, semi-annually
                                                                  or annually

3                          Call between 7 a.m. and 6 p.m. Central time:
By phone:
                           800-333-3437 or
                           (612) 671-7700 (Minneapolis/St. Paul area)

                           Minimum amount

                           Transfers or
                           withdrawals:          $500 or entire account balance

                           Maximum amount

                           Transfers:            Contract value
                           Withdrawals:          $25,000

We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

We will honor any telephone transfer or withdrawal requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. We will not allow a telephone withdrawal within 30 days of a phoned-in address change. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.

Telephone transfers and withdrawals are automatically available. You may request that telephone transfers and withdrawals not be authorized from your account by writing to us.

Withdrawals

You may withdraw all or part of your contract at any time before annuity payouts begin by sending us a written request or calling us. We will process your withdrawal request on the valuation date we receive it. For total withdrawals, we will compute the value of your contract at the next accumulation unit value calculated after we receive your request. We may ask you to return the contract. You may have to pay charges (see "Charges") and IRS taxes and penalties (see "Taxes"). You cannot make withdrawals after annuity payouts begin.

Withdrawal policies
If you have a balance in more than one account and you request a partial withdrawal, we will withdraw money from all your subaccounts and/or the fixed accounts in the same proportion as your value in each account correlates to your total contract value, unless you request otherwise.

Receiving payment By regular or express mail:

o        payable to owner;
o        mailed to address of record.

NOTE: We will charge you a fee if you request express mail delivery.

Normally, we will send the payment within seven days after receiving your request. However, we may postpone the payment if:

-- the withdrawal amount includes a purchase payment check that has not cleared; -- the NYSE is closed, except for normal holiday and weekend closings;
-- trading on the NYSE is restricted, according to SEC rules;
-- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or -- the SEC permits us to delay payment for the protection of security holders.

TSA Special Surrender Provisions

Participants in Tax-Sheltered Annuities: The Code imposes certain restrictions on your right to receive early distributions from a TSA:

o    Distributions   attributable  to  salary  reduction   contributions   (plus
     earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
                  -   you are at least age 59 1/2;
                  -   you are disabled as defined in the Code;
                  - you separated from the service of the employer who purchased the contract; or
                  -   the distribution is because of your death.

o If you encounter a financial hardship (as defined by the Code), you may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.

o Even through a distribution may be permitted under the above rules, it may be subjected to IRS taxes and penalties (see "Taxes").

o The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.

Changing Ownership

You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our office. The change will become binding upon us when we receive and record it. We will honor any change of ownership request that we believe is authentic and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.

If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See "Taxes.")

If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.

Benefits in Case of Death

We will pay the death benefit to your beneficiary upon the earlier of your death or the annuitant's death. The benefit paid will be based on the death benefit coverage you select when you purchased the contract. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner or the annuitant.

If you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greater of the following less any purchase payment credits added to the contract in the last 12 months:

1.       the contract value; or

2. the total purchase payments paid plus purchase payment credits and less any "adjusted partial withdrawals".

If you own the contract in joint tenancy with rights of survivorship, we will pay benefits upon the first to die of either you or the annuitant.

Adjusted partial withdrawals:
We calculate an "adjusted partial withdrawal " for each partial withdrawal as the product of (a) times (b) where:

                  (a) is the ratio of the amount of the partial withdrawal (including any applicable withdrawal charge) to the contract value on the date of (but prior to) the partial withdrawal; and

                  (b) is the  death  benefit  on the date of (but  prior to) the partial withdrawal.

Example:
o The contract is purchased with a payment of 25,000 on Jan. 1, 1999. A purchase payment credit of $500 is added to the contract.
o On Jan. 1, 2000 an additional premium payment of $5,000 is made. A purchase payment credit of $100 is added to the contract.
o On March 1, 2000 the contract value has grown to $32,000 ($30,000 in premium payments, $600 in purchase payment credits and $1,400 in earnings). The owner takes a $1,500 partial withdrawal leaving a contract value of $30,500.
o    On March 1, 2001 the contract value has fallen to $28,000.

The death benefit on March 1, 2001 is calculated as follows:

Total premiums paid:                                      $30,000.00
plus purchase payment credits:                                600.00
minus any "adjusted partial withdrawals",
calculated as:    1,500 x 30,600 =                        - 1,434.38
                  --------------                            --------
                     32,000

for a death benefit of:                                   $29,165.62

Maximum Anniversary Value Death Benefit Rider
If this rider is available in your state and either you or the annuitant are age 79 or younger on the contract date, you may choose to add this benefit to your contract. This rider provides that if you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of the following amounts less any purchase payment credits added in the last 12 months:

1.       the contract value; or

2. the total purchase payments paid plus purchase payment credits and less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary plus purchase payment credits and minus any "adjusted partial withdrawals" since that anniversary.

Maximum anniversary value: Each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we calculate the anniversary value which is the greater of:

(a)      the contract value on that anniversary; or

(b) total purchase payments made to the contract plus purchase payment credits and minus any "adjusted partial withdrawals".

The "maximum anniversary value" is equal to the greatest of these anniversary values.

After your or the annuitant's 81st birthday, the death benefit continues to be the death benefit value as of that date, plus any subsequent payments and purchase payment credits and minus any "adjusted partial withdrawals."

Example:
o The contract is purchased with a payment of $25,000 on Jan. 1, 1999. A purchase payment credit of $500 is added to the contract.

o On Jan. 1, 2000 (the first contract anniversary) the contract value has grown to $29,000.

o On March 1, 2000 the contract value has fallen to $27,000, at which point the owner takes a $1,500 partial withdrawal, leaving a contract value of $25,500.

The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value":                                     $29,000.00
(the greatest of the anniversary values which was the contract value on Jan. 1, 2000)

plus any purchase payments paid since that anniversary:                   +0.00

minus any "adjusted partial withdrawal" taken since that
anniversary, calculated as:        1,500  x  29,000    =              -1,611.11
                                   ----------------                   ---------
                                       27,000

for a death benefit of:                                              $27,388.89

Enhanced Death Benefit Rider
If this rider is available in your state and either you or the annuitant are age 79 or younger on the contract date, you may choose to add this benefit to you contract. This rider provides that if you or the annuitant die before annuity payouts begin while this contract is in force, we will pay the beneficiary the greatest of the following amounts less any purchase payment credits added in the last 12 months:

1.       the contract value; or

2. the total purchase payments paid plus purchase payment credits and less any "adjusted partial withdrawals"; or

3. the "maximum anniversary value" immediately preceding the date of death plus the dollar amount of any payments since that anniversary plus purchase payment credits and minus any "adjusted partial withdrawals" since that anniversary; or

4.       the Variable Account 5% Floor

The Variable Account 5% Floor
On or before the contract anniversary after the earlier of your or the annuitant's 81st birthday, the Variable Account 5% Floor is the sum of the value in the fixed accounts plus the variable account floor. After the contract anniversary immediately following either you or the annuitant's 81st birthday, the Variable Account 5% Floor is the floor on that anniversary increased by additional purchase payments made since that anniversary plus purchase payment credits and reduced by any "adjusted partial withdrawals" since that anniversary.

On each contract anniversary prior to the earlier of your or the annuitant's 81st birthday, we increase the variable account floor by accumulating the prior anniversary's floor at 5%. On the first contract anniversary, the floor is increased by 5% of the accumulated initial purchase payments plus purchase payment credits allocated to the subaccounts. On any day that you allocate additional amounts to, or withdraw or transfer from the subaccounts, we adjust the floor by adding the additional amounts and subtracting the "adjusted partial withdrawals" or adjusted transfers.

For  the  Variable  Account  5%  Floor,  we  calculate  the  "adjusted   partial
withdrawals" or transfer as the result of (a) times (b) where:

(a) is the ratio of the amount of withdrawal (including any withdrawal charges) or transfer from the subaccounts to the total value in the subaccounts on the date of (but prior to) the withdrawal or transfer.
(b) is the variable account floor on the date of (but prior to) the withdrawal or transfer.

Example:
o The contract is purchased with a payment of $25,000 on Jan. 1, 1999 and a $500 purchase payment credit is added to the contract with $5,100 allocated to the one-year fixed account and $20,400 allocated to the subaccounts.

o On Jan. 1, 2000 (the first contract anniversary), the one-year fixed account value is $5,200 and the subaccount value is $17,000. Total contract value is $23, 200.

o On March 1, 2000, the one-year fixed account value is $5,300 and the subaccount value is $19,000. Total contract value is $24,300. The owner takes a $1,500 partial withdrawal all from the subaccounts, leaving the contract value at $22,800.


The death benefit on March 1, 2000 is calculated as follows:

The "maximum anniversary value" (the purchase payment plus purchase payment
credits):                                                                               $ 25,500.00

plus any purchase payment paid since that anniversary:                                       + 0.00

minus any "adjusted partial withdrawal" taken since that anniversary,
calculated as:    1,500   x   25,500   =
                 ---------------------                                                   - 1,574.07
                       24,300                                                            ----------

Maximum Anniversary Value Benefit                                                       $ 23,925.93
                                                                                        ===========

The variable account floor on Jan. 1, 2000,
calculated as:    1.05   x   20,400   =                                                 $ 21,420.00

plus any purchase payments paid since that anniversary:                                      + 0.00

minus any "adjusted partial withdrawals" from the subaccounts,
calculated as:    1,500   x   21,420
                  ----------------------                                                -$ 1,691.05
                       19,000                                                           -----------

Variable Account Floor Benefit                                                          $ 19,728.95
plus the one year fixed account value                                                    + 5,300.00
                                                                                         ----------

Variable Account 5% Floor, calculated as the one-year fixed account
plus the Variable Account Floor Benefit                                                 $ 25,028.95
                                                                                        ===========

Enhanced Death Benefit, calculated as the greater of the Maximum Anniversary
Value Benefit and the Variable Account 5% Floor, minus any purchase payment             $ 25,028.95
credits made in the last 12 months ($0)

If your spouse is sole beneficiary under a nonqualified annuity and you die before the retirement date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would have otherwise been paid. To do this your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Under a qualified annuity, if the annuitant dies before the Code requires distributions to begin, and the spouse is the only beneficiary, the spouse may keep the contract as owner until the date on which the annuitant would have reached age 70 1/2 or any other date permitted by the Code. To do this, the spouse must give us written instructions within 60 days after we receive proof of death. The contract value is equal to the death benefit that would otherwise have been paid. There will be no withdrawal charges on the contract from that point forward unless additional purchase payments are made. The Guaranteed Minimum Income Benefit Rider, if selected, is then terminated.

Payments: Under a nonqualified annuity, we will pay the beneficiary in a single sum unless you give us other written instructions. We must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:

o the beneficiary asks us in writing within 60 days after we receive proof of death; and o payouts begin no later than one year after your death, or other date as permitted by the Code; and o the payout period does not extend beyond the beneficiary's life or life expectancy.

When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract's value at the next accumulation unit value calculated after our death claim requirements are fulfilled. We pay interest, if any, from the date of death at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Other rules may apply to qualified annuities. (See "Taxes").

Guaranteed Minimum Income Benefit Rider
An optional Guaranteed Minimum Income Benefit Rider may be available in many jurisdictions for a separate annual charge, (see "Charges - Guaranteed Minimum
Income Rider fee"). The rider guarantees a minimum amount of fixed annuity lifetime income during the annuity payout period if your contract has been in force for at least ten years, subject to the conditions described below. The rider also provides you the option of variable annuity payouts, with a guaranteed minimum initial payment. This rider is only available at the time you purchase your contract if you also select the Enhanced Death Benefit Rider option.

In some instances, we may allow you to add this rider if it was not available when you initially purchased your contract. In these instances, we would add this rider at the next contract anniversary and all conditions of the rider would use this date as the effective date.

This rider does not create contract value or guarantee the performance of any investment option. Fixed annuity payouts under the terms of this rider will occur at the guaranteed annuity purchase rates stated in the contract. We base first year payments from the variable annuity payout option offered under this rider on the same factors as the fixed annuity payout option. We base subsequent payments on the initial payment and an assumed annual return of 5%. Because this rider is based on guaranteed actuarial factors for the fixed option, the level of fixed lifetime income it guarantees may be less than the level that would be provided by applying the then current annuity factors. Likewise, for the variable annuity payout option, we base the rider on more conservative factors resulting in a lower initial payment and lower lifetime payments than those provided otherwise if the same benefit base were used. However, the Guaranteed Income Benefit Base described below establishes a floor, which when higher than the contract value, can result in a higher annuity payout level. Thus, the rider is a guarantee of a minimum amount of annuity income.

The Guaranteed Income Benefit Base is equal to the Enhanced Death Benefit if:
o the Guaranteed Minimum Income Rider became effective on the contract date, and
o all payments are recognized in the benefit base.

 We reserve the right to not recognize any additional payments made in the five years prior to rider exercise. The Guaranteed Income Benefit Base, less any applicable premium tax, is the value that will be used to determine minimum annuity payouts if the rider is exercised.

Conditions on election of the rider: The following conditions apply to the election of the rider:

o you must elect the rider at the time you purchase your contract along with the Enhanced Death Benefit Rider option, and
o   the annuitant must be age 75 or younger on the contract date.

Fund selection to continue the rider: You may allocate your purchase payments to any of the subaccounts or the fixed accounts. However, we reserve the right to limit the amount in the Wells Fargo Money Market Fund to 10% of the total amount in the subaccounts. If we are required to activate this restriction, and you have more than 10% of your subaccount value in this fund, we will send you notice and ask that you reallocate your contract value so that the limitation is satisfied within 60 days. If after 60 days the limitation is not satisfied, the rider will be terminated.

Exercising the rider: The following conditions apply to the exercise of the rider:

o you may only exercise the rider within 30 days after any contract anniversary following the expiration of a ten-year waiting period from the effective date of the rider, and

o the annuitant on the retirement date must be between 50 and 86 years old, and

o you can only take an annuity payout in one of the following annuity payout plans:
            - Plan A -- Life Annuity - no refund
            - Plan B -- Life  Annuity  with ten  years  certain
            - Plan D -- Joint and last survivor life annuity - no refund

Contingent event benefits: If the annuitant satisfies the conditions for the waiver of withdrawal charges in the event of disability, terminal illness or a confinement in a nursing home or hospital (see "Charges- Waiver of withdrawal charges") you can exercise the rider at any time. In this event, you can take up to 50% of the Guaranteed Income Benefit Base in cash. You can use the balance of the Guaranteed Income Benefit Base for annuity payouts under the terms above with regard to annuitant age at retirement date, the annuity payout plans and the more conservative annuity factors. You can also change the annuitant for the payouts.

Terminating the rider: The following conditions apply to the termination of the rider:

o you may terminate the rider within 30 days after the first and fifth anniversary after the effective date of the rider.
o you may terminate the rider any time after the 10th anniversary after the effective date of the rider.
o the rider will terminate on the date you make a full withdrawal from the contract, or annuity payouts begin, or on the date that a death benefit is payable.
o the rider will terminate on the contract anniversary after the annuitant's 86th birthday.

Example:
o The contract is purchased with a payment of $100,000 on Jan. 1, 2000, and a $2,000 purchase payment credit is added to the contract.
o  There are no additional purchase payments and no partial withdrawals.
o  The money is fully allocated to the subaccounts.
o The annuitant is age 55 on the contract date. For the joint and last survivor option (annuity payout plan D), the joint annuitant is age 55 on the contract date.
o  The Guaranteed Income Benefit Base is based on the Variable Account 5% Floor.
o  The contract is within 30 days after contract anniversary.

If the Guaranteed Minimum Income Benefit Rider is exercised, the minimum fixed annuity payout or the first year variable annuity payout would be:

                                                                           Fixed Annuity Payout Options
                                                                        Minimum Guaranteed Annual Income

Contract Anniversary At         Minimum Guaranteed Benefit      Plan A --       Plan B --          Plan D --
------------------------        ---------------------------
Exercise                        Base                            Life  Annuity   Life Annuity       Joint and last
                                                                - no refund     with ten years     survivor life
                                                                                certain            annuity - no refund
              10                           $166,147                   $                 $                   $
              15                           $212,051                   $                 $                   $

After the first year initial payment, lifetime income payments on a variable annuity payout option will depend on the investment performance of the subaccounts you select. The payments will be higher if investment performance is greater than a 5% annual return and lower if investment performance is less than a 5% annual return.
[Figures to be updated on amendment.]

The Annuity Payout Period

As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting at the retirement date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.

The amount available for payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). We do not deduct any withdrawal charges under the payout plans listed below.

You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. The amounts available to purchase payouts under the plan you select is the contract value on your retirement date (less any applicable premium tax). You may reallocate this contract value to the one-year fixed account to provide fixed dollar payouts and/or among the subaccounts to provide variable annuity payouts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. The Guarantee Period Accounts are not available during this payout period.

Amounts of fixed and variable payouts depend on:

o        the annuity payout plan you select;
o        the annuitant's age and, in most cases, sex;
o        the annuity table in the contract; and
o        the amounts you allocated to the accounts at the settlement.

In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month because the performance of the funds will fluctuate. (In the case of fixed annuities, payouts remain the same from month to month.)

For information with respect to transfers between accounts after annuity payouts begin, see "Making the Most of Your Contract -- Transfer policies."

Annuity table
The annuity table in your contract shows the amount of the first monthly payment for each $1,000 of contract value according to the age and, when applicable, the sex of the annuitant. (Where required by law, we will use a unisex table of settlement rates.) The table assumes that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts.

Substitution of 3.5% table
If you ask us at least 30 days before the retirement date, we will substitute an annuity table based on an assumed 3.5% investment rate for the 5% table in the contract. The assumed investment rate affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. Using the 5% table results in a higher initial payment, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.

Annuity payout plans
You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before contract values are used to purchase the payout plan:

o Plan A -- Life annuity - no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we have made only one monthly payout, we will not make any more payouts.

o Plan B -- Life annuity with five, ten or 15 years certain: We make monthly payouts for a guaranteed payout period of five, ten or 15 years that you elect. This election will determine the length of the payout period to the beneficiary if the annuitant should die before the elected period expires. We calculate the guaranteed payout period from the retirement date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.

o Plan C -- Life annuity - installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.

o Plan D -- Joint and last survivor life annuity - no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant.

o Plan E -- Payouts for a specified period: We make monthly payouts for a specific payout period of ten to 30 years that you elect. We will make payouts only for the number of years specified whether the annuitant is living or not. Depending on the selected time period, it is foreseeable that an annuitant can outlive the payout period selected. During the payout period, you can elect to have us determine the present value of any remaining variable payouts and pay it to you in a lump sum. The present value is determined separately for each subacccount from which you are currently scheduled to receive payments. The present value for each subaccount is equal to the discounted value of the remaining annuity payments which are assumed to remain level. The discount rate used in the calculation will vary between 5% and 7.50% depending on the applicable assumed investment rate (AIR) and the fund management fees. A 10% IRS penalty tax could apply under this payout plan. (See "Taxes").

Restrictions for some qualified plans: If you purchased a qualified annuity, you may be required to select a payout plan that provides for payouts:

o        over the life of the annuitant;
o        over the joint lives of the annuitant and a designated beneficiary;
o        for a period not exceeding the life expectancy of the annuitant; or
o for a period not exceeding the joint life expectancies of the annuitant and a designated beneficiary.

You have the responsibility for electing a payout plan that complies with your contract and with applicable law.

If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitant's retirement date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed. Contract values that you allocated to the one-year fixed account will provide fixed dollar payouts and contract values that you allocated among the subaccounts will provide variable annuity payouts.

If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time the contract value is used to purchase a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the contract value to you in a lump sum or to change the frequency of the payouts.

Death after annuity payouts begin
If you or the annuitant die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.

Taxes

Generally, under current law, any increase in your contract value is taxable to you only when you receive a payout or withdrawal (see detailed discussion below). Any portion of the annuity payouts and any withdrawals you request that represent ordinary income are normally taxable. We will send you a tax information reporting form for any year in which we made a taxable distribution according to our records. Roth IRAs may grow and be distributed tax free if you meet certain distribution requirements.

Qualified annuities: We designed this contract for use with qualified retirement plans. Special rules apply to these retirement plans. Your rights to benefits may be subject to the terms and conditions of these retirement plans regardless of the terms of the contract.

Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions during your life (except for Roth IRAs) and after your death. You should refer to your retirement plan or adoption agreement or consult a tax advisor for more information about your distribution rules.

Annuity payouts under nonqualified annuities: A portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax.

Tax law requires that all nonqualified deferred annuities issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when you take distributions from any one of those contracts.

Annuity payouts under qualified annuities (except Roth IRAs): Under a qualified annuity, the entire payout generally is includable as ordinary income and is subject to tax except to the extent that contributions were made with after-tax dollars. If you or your employer invested in your contract with deductible or pre-tax dollars as part of a qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

Purchase  payment  credits:   These  are  considered   earnings  and  are  taxed
accordingly.

Withdrawals: If you withdraw part or all of your contract before your annuity payouts begin, your withdrawal payment will be taxed to the extent that the value of your contract immediately before the withdrawal exceeds your investment. You also may have to pay a 10% IRS penalty for withdrawals you make before reaching age 59 1/2 unless certain exceptions apply. For qualified annuities, other penalties may apply if you withdraw your contract before your plan specifies that you can receive payouts.

Death benefits to beneficiaries: The death benefit under a contract (except a Roth IRA) is not tax-exempt. Any amount your beneficiary receives that represents previously deferred earnings within the contract is taxable as ordinary income to the beneficiary in the years he or she receives the payments. The death benefit under a Roth IRA generally is not taxable as ordinary income to the beneficiary if certain distribution requirements are met.

Annuities owned by corporations, partnerships or trusts: For nonqualified annuities any annual increase in the value of annuities held by such entities generally will be treated as ordinary income received during that year. This provision is effective for purchase payments made after Feb. 28, 1986. However, if the trust was set up for the benefit of a natural person only, the income will remain tax-deferred.

Penalties: If you receive amounts from your contract before reaching age 59 1/2, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received by you or your beneficiary:

o    because of your death;
o    because you become disabled (as defined in the Code);
o if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary); or
o if it is allocable to an investment before Aug. 14, 1982 (except for qualified annuities).

For a qualified annuity, other penalties or exceptions may apply if you make withdrawals from your contract before your plan specifies that payouts can be made.

Withholding, generally: If you receive all or part of the contract value, we may deduct withholding against the taxable income portion of the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual tax return.

If the payment is part of an annuity payout plan, we generally compute the amount of withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full withdrawal), we compute withholding using 10% of the taxable portion. Similar to above, as long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state withholding from any payment from which we deduct federal withholding. The withholding requirements may differ if we are making payment to a non-U.S. citizen or if we deliver the payment outside the United States.

Withholding from TSAs: If you receive directly all or part of the contract value from your TSA, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time we make the payout. This mandatory withholding is in place of the elective withholding discussed above. This mandatory withholding will not be imposed if:

o instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan;
o the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more; or
o    the payout is a minimum distribution required under the Code.

Payments we make to a surviving spouse instead of being directly rolled over to an IRA also may be subject to mandatory 20% income tax withholding.

State withholding also may be imposed on taxable distributions.

Transfer of ownership of a nonqualified annuity: If you transfer a nonqualified annuity without receiving adequate consideration, the transfer is a gift and also may be a withdrawal for federal income tax purposes. If the gift is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner's investment in the contract will be the value of the contract at the time of the transfer.

Collateral assignment of a nonqualified annuity: If you collaterally assign or pledge your contract, earnings on purchase payments you made after Aug. 13, 1982 will be taxed to you like a withdrawal.

Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.

Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.

Voting Rights

As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.

Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.

After annuity payouts begin, the number of votes you have is equal to:

o   the reserve held in each  subaccount for your  contract;
o   divided by the net asset value of one share of the applicable fund.

As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.

We calculate votes separately for each subaccount. We will send notice of shareholders' meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We will vote shares for which we have not received instructions in the same proportion as the votes for which we received instructions. We also will vote the shares for which we have voting rights in the same proportion as the votes for which we received instructions.

Substitution of Investments

We may substitute the funds in which the subaccounts invest if:

o        laws or regulations change,
o        existing funds become unavailable, or
o        in our judgment, the funds no longer are suitable for the subaccounts.

If any of these situations occur and if we believe it is in the best interest of persons having voting rights under the contract, we have the right to substitute funds other than those currently listed in this prospectus for other funds.

We may also:

o     add new subaccounts;
o     combine any two or more subaccounts;
o     add subaccounts investing in additional funds;
o     transfer assets to and from the subaccounts or the variable account; and
o     eliminate or close any subaccounts.

In the event of substitution or any of these changes, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. However, we will not make any substitution or change without the necessary approval of the SEC and state insurance departments. We will notify you of any substitution or change.

About the Service Providers

Principal Underwriter
American Express Financial Advisors Inc. (AEFA) serves as the principal underwriter for the contract. Its office are located at IDS Tower 10, Minneapolis, MN 55440. AEFA is a wholly-owned subsidiary of American Express Financial Corporation (AEFC) which is a wholly-owned subsidiary of American Express Company.

The contracts will be distributed by broker-dealers which have entered into distribution agreements with AEFA and American Enterprise Life.

We will pay commissions for sales of the contracts of up to 7% of purchase payments to insurance agencies or broker-dealers that are also insurance agencies. Sometimes we pay the commissions as a combination of a certain amount of the commission at the time of sale and a trail commission (which, when totaled, could exceed 7% of purchase payments). In addition, we may pay certain sellers additional compensation for selling and distribution activities under certain circumstances. From time to time, we will pay or permit other promotional incentives, in cash or credit or other compensation.

Issuer
American Enterprise Life issues the annuities. American Enterprise Life is a wholly-owned subsidiary of IDS Life, which is a wholly-owned subsidiary of AEFC. AEFC is a wholly-owned subsidiary of American Express Company. American Express Company is a financial services company principally engaged through subsidiaries (in addition to AEFC) in travel related services, investment services and international banking services.

American Enterprise Life is a stock life insurance company organized in 1981 under the laws of the state of Indiana. Its administrative offices are located at 80 South Eighth Street, Minneapolis, MN 55402. Its statutory address is 100 Capitol Center South, 201 North Illinois Street, Indianapolis, IN 46204. American Enterprise Life conducts a conventional life insurance business.

Legal proceedings
A number of lawsuits have been filed against life and health insurers in jurisdictions in which American Enterprise Life and AEFC do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents and other matters. American Enterprise Life and AEFC, like other life and health insurers, from time to time are involved in such litigation. On October 13, 1998, an action entitled Richard W. and Elizabeth J. Thoresen vs. American Express Financial Corporation, American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and IDS Life Insurance Company of New York was commenced in Minnesota State Court. The action was brought by individuals who purchased an annuity in a qualified plan. They allege that the sale of annuities in tax-deferred contributory retirement investment plans (e.g., IRAs) is never appropriate. The plaintiffs purport to represent a class consisting of all persons who made similar purchases. The plaintiffs seek damages in an unspecified amount. American Enterprise Life also is a defendant in various other lawsuits. In American Enterprise Life's opinion, none of these lawsuits will have a material adverse effect on our financial condition.

Additional Information About American Enterprise Life

Selected financial data
The following selected financial data for American Enterprise Life should be read in conjunction with the consolidated financial statements and notes.

[To be filed on amendment.]

Management's discussion and analysis of consolidated financial condition and results of operations

1998 compared to 1997
[To be filed on amendment.]

1997 compared to 1996
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Liquidity and capital resources
[To be filed on amendment.]

Risk management
[To be filed on amendment.]

Year 2000 issue
The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of American Enterprise Life and the Variable Account. All of the major systems used by American Enterprise Life and by the Variable Account are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. American Enterprise Life's and the Variable Account's businesses are heavily dependent upon AEFC's computer systems and have significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps have been taken to resolve potential problems including modification to existing software and the purchase of new software. AEFC's target date for substantially completing its program of corrective measures on internal business critical systems was Dec. 31, 1998. As of June 30, 1999, AEFC completed its program of corrective measures on its internal systems and applications, including Year 2000 compliance testing. The Year 2000 readiness of unaffiliated investment managers and other third parties whose system failures could have an impact on American Enterprise Life's and the Variable Account's operations continues to be evaluated. The failure of external parties to resolve their own Year 2000 issues in a timely manner could result in a material financial risk to AEFC, American Enterprise Life or the Variable Account.

AEFC's Year 2000 project includes establishing Year 2000 contingency plans for all key business units. Business continuation plans, which address business continuation in the event of a system disruption, are in place for all key business units. These plans are being amended to include specific Year 2000 considerations and will continue to be refined throughout 1999 as additional information related to potential Year 2000 exposure is gathered.

[This information will be updated in amendment]

Reserves
In accordance with the insurance laws and regulations under which we operate, we are obligated to carry on our books, as liabilities, actuarially determined reserves to meet our obligations on our outstanding annuity contracts. We base our reserves for deferred annuity contracts on accumulation value and for fixed annuity contracts in a benefit status on established industry mortality tables. These reserves are computed amounts that will be sufficient to meet our policy obligations at their maturities.

Investments
Of our consolidated total investments of $4,503,960,000 at Dec. 31, 1998, 28% was invested in mortgage-backed securities, 53% in corporate and other bonds, 18% in primary mortgage loans on real estate and the remaining 1% in other investments.

Competition
We are engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,600 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life-Health edition 1998, assigned us one of its highest classifications, A+ (Superior).

Employees
As of Dec. 31, 1998, we had no employees.

Properties
We occupy office space in Minneapolis, MN, which is rented by AEFC. We reimburse AEFC for rent based on direct and indirect allocation methods. Facilities occupied by us are believed to be adequate for the purposes for which they are used and well maintained.

State regulation
[To be filed on amendment.]

Directors and Executive Officers*

The directors and principal executive officers of American Enterprise Life and the principal occupation of each during the last five years is as follows:

Directors

James E. Choat
Born in 1947

Director and chief executive officer since 1996; Senior vice president - Institutional Products Group, AEFA, 1994 to 1997.

Richard W. Kling
Born 1940

Director and chairman of the board since March 1989.

Paul S. Mannweiler**
Born in 1949

Director since 1986; Partner at Locke Reynolds Boyd & Weisell since 1980.

Paula R. Meyer
Born in 1954

Director and executive vice president since 1998; vice president, AEFC since 1998; Piper Capital Management (PCM) President from Oct. 1997 to May 1998; PCM Director of Marketing from June 1995 to Oct. 1997; PCM Director of Retail Marketing from Dec. 1993 to June 1995.

William A. Stoltzmann
Born in 1948

Director since Sept. 1989; vice president, general counsel and secretary since 1985.

Officers other than directors

Jeffrey S. Horton
Born 1961

Vice president and treasurer since Dec. 1997; vice president and corporate treasurer, AEFC, since Dec. 1997; controller, American Express Technologies - Financial Services, AEFC, from July 1997 to Dec. 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.

Philip C. Wentzel
Born in 1961

Vice president and controller since 1998; vice president - Finance, Risk Management Products, AEFC since 1997; and director of financial reporting and analysis from 1992 to 1997.

*The address for all of the directors and principal officers is: IDS Tower 10, Minneapolis, MN 55440-0010 except for Mr. Mannweiler who is an independent director.

**Mr. Mannweiler's address is: 201 No. Illinois Street, Indianapolis, IN 46204

Executive compensation
Our executive officers also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in the most recent year to us and our affiliates. The table also shows the total cash compensation paid to all our executive officers, as a group, who were executive officers at any time during the most recent year.

Name of individual or
number in group                       Position held                             Cash compensation

Five most highly compensated                                                      $4,476,367
executive officers as a group:

Richard W. Kling                      Chairman of the Board
James E. Choat                        President and CEO
Stuart A. Sedlacek                    Executive Vice President
Lorraine R. Hart                      Vice President, Investments
Deborah L. Pederson                   Assistant Vice President, Investments

All executive officers as a group                                                  $7,925,328
(12)
[Information to be updated on amendment.]

Security ownership of management
Our directors and officers do not beneficially own any outstanding shares of stock of the company. All of our outstanding shares of stock are beneficially owned by IDS Life. The percentage of shares of IDS Life owned by any director, and by all our directors and officers as a group, does not exceed 1% of the class outstanding.
[To be updated on amendment.]

Experts

Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of American Enterprise Life Insurance Company at Dec. 31, 1998 and 1997, and for each of the three years in the period ended Dec. 31, 1998, as set forth in their report. We've included our consolidated financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

American Enterprise Life Financial Information
[To be filed on amendment.]

Table of Contents of the Statement of Additional Information

Performance Information                                                p.
Calculating Annuity Payouts                                            p.
Rating Agencies                                                        p.
Principal Underwriter                                                  p.
Independent Auditors                                                   p.

Please check the box to receive a copy of the Statement of Additional Information for:

New Fund
New Fund
New Fund
New Fund
New Fund
New Fund
New Fund
New Fund
New Fund
New Fund

Mail your request to:

American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN 55440-534

We will mail your request to:

Your name _____________________________________________
Address _______________________________________________
City _____________________ State _________ Zip ________

                 STATEMENT OF ADDITIONAL INFORMATION

                                 for

           AMERICAN EXPRESS WELLS FARGO VARIABLE ANNUITYSM

            American Enterprise Variable Annuity Account

                              __, 1999

American  Enterprise  Variable Annuity Account is a separate account established
and  maintained  by  American   Enterprise  Life  Insurance   Company  (American
Enterprise Life).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number below. The prospectus is incorporated in this SAI by reference.


American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN  55440-0534
800-333-3437

                                    TABLE OF CONTENTS

Performance Information......................................p.

Calculating Annuity Payouts..................................p.

Rating Agencies..............................................p.

Principal Underwriter........................................p.

Independent Auditors.........................................p.

Financial Statements

PERFORMANCE INFORMATION
----------------------------------------------------------------------------

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return

We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:

                                         P(1+T)n = ERV

where:         P = a hypothetical initial payment of $1,000
               T = average annual total return
               n = number of years
             ERV = Ending  Redeemable Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. We show actual performance from the date the subaccounts began investing in the funds. For some subaccounts, we do not provide any performance information because they are new and have not had any activity to date. We also show performance from the commencement date of the funds as if the contract existed at that time, which it did not.
Past performance does not guarantee future results.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Five-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*
                                                                           Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.30% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the five-year withdrawal charge schedule.
+Fund had not commenced  operations as of Dec. 31, 1998.
**(Commencement date of the subaccount;  commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Five-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.30% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.
+ Fund  had not commenced  operations  as  of  Dec.  31,  1998.
**(Commencement  date  of  the subaccount;  commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Five-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract  administrative charge, a 1.30% mortality and expense risk fee, a 0.15%
variable  account   administrative  charge  and  applicable  withdrawal  charges associated  with  the  five-year  withdrawal  charge  schedule.
+ Fund  had not commenced  operations  as  of  Dec.  31,  1998.
**(Commencement  date  of  the subaccount;  commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized  performance will differ because of Class 2's additional  12b-1 fee expense which affects all performance  after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities Without Withdrawal and Selection of the Five-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 1.30% mortality and expense risk fee and a 0.15% variable account administrative charge.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the subaccount; commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities With Withdrawal and Selection of the Seven-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 1.05% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the seven-year withdrawal charge schedule. +Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the subaccount; commencement date of the Fund) ***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Seven-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998

                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.05% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.
+ Fund  had not commenced  operations  as  of  Dec.  31,  1998.
**(Commencement  date  of  the subaccount;  commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities With Withdrawal and Selection of the Seven-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract  administrative charge, a 1.05% mortality and expense risk fee, a 0.15%
variable  account   administrative  charge  and  applicable  withdrawal  charges associated  with  the  seven-year  withdrawal  charge  schedule.
+ Fund had not commenced  operations  as  of  Dec.  31,  1998.
**(Commencement  date  of  the subaccount;  commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized  performance will differ because of Class 2's additional  12b-1 fee expense which affects all performance  after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities Without Withdrawal and Selection of the Seven-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                                                Performance Since
                                                               Commencement of the      Performance Since Commencement of the
                                                                    Subaccount                          Fund*

                                                                          Since                                      Since
Subaccount   Investing In:                                   1 Year    Commencement    1 Year  5 Years 10 Years   Commencement
----------   -------------                                   ------    ------------    ------  ------- --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%          --%          --%     --%      --%          --%
                Capital Resource Fund (__; 10/81)**            --           --           --      --       --           --
                Diversified Equity Income Fund+                --           --           --      --       --           --
                Extra Income Fund (__; 5/96)                   --           --           --      --       --           --
                Federal Income Fund+                           --           --           --      --       --           --
                New Dimensions Fund (__; 5/96)                 --           --           --      --       --           --
                Small Cap Advantage Fund +                     --           --           --      --       --           --
             AIM V.I.
                Capital Appreciation Fund (__; 5/93)           --           --           --      --       --           --
                Value Fund (__; 10/97)                         --           --           --      --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (__; 10/93)   --           --           --      --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__; __)      --           --           --      --       --           --
                ***
                Mutual Shares Securities Fund - Class 2        --           --           --      --       --           --
                (__; __)***
                Real Estate Securities Fund - Class 2 (__;     --           --           --      --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__; __) ***          --           --           --      --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (__; 2/98)             --           --           --      --       --           --
                Global Income Fund (__; __ )                   --           --           --      --       --           --
                Mid Cap Value Fund (__; 4/98)                  --           --           --      --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__; __)             --           --           --      --       --           --
                Utilities Series (__; 1/95)                    --           --           --      --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --           --           --      --       --           --
                IB Shares (__; __)
                Putnam VT Vista Fund - Class IB Shares (__;    --           --           --      --       --           --
                1/99)
             WELLS FARGO
                Asset Allocation Fund (__; __)                 --           --           --      --       --           --
                Corporate Bond Fund (__; __)                   --           --           --      --       --           --
                Equity Income Fund (__; __)                    --           --           --      --       --           --
                Growth Fund (__; __)                           --           --           --      --       --           --
                International Equity Fund (__; __)             --           --           --      --       --           --
                Large Company Growth Fund (__; __)             --           --           --      --       --           --
                Money Market Fund (__; __)                     --           --           --      --       --           --
                Small Cap Growth Fund (__; __)                 --           --           --      --       --           --

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 1.05% mortality and expense risk fee and a 0.15% variable account administrative charge.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the subaccount; commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Cumulative Total Return

Cumulative total return represents the cumulative change in the value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return by using the following formula:

                                      ERV - P
                                  ---------------
                                          P

where:                P  =  a hypothetical initial payment of $1,000
                    ERV  =  Ending  Redeemable  Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

Total return figures reflect the deduction of the withdrawal charge which assumes you withdraw the entire contract value at the end of the one, five and ten year periods (or, if less, up to the life of the subaccount). We also may show performance figures without the deduction of a withdrawal charge. In addition, total return figures reflect the deduction of all other applicable charges including the contract administrative charge, the variable account administrative charge, the Enhanced Death Benefit Rider fee, the Guaranteed Minimum Income Benefit Rider fee and the mortality and expense risk fee.

Annualized Calculation of Yield for Subaccounts Investing in Money Market Funds

Annualized Simple Yield

For the subaccounts investing in money market funds, we base quotations of simple yield on:
         (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period;
         (b) less a pro rata share of the subaccount expenses accrued over the period;
         (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
         (d) multiplying the base period return by 365/7.

The subaccount's value includes:
o    any declared dividends,
o the value of any shares purchased with dividends paid during the period, and
o    any dividends declared for such shares.

It does not include:
o  the  effect  of  any  applicable  withdrawal  charge,  or
o  any  realized  or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] -1

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.

Annualized Yield for Subaccounts Investing in Income Funds

For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period, according to the following formula:

                                        YIELD = 2[(  a-b  + 1)6 - 1]
                                                     cd

where:                a =  dividends and investment income earned during the
                           period
                      b =  expenses accrued for the period (net of
                           reimbursements)
                      c =  the  average  daily  number of  accumulation  units
                           outstanding during the period that were entitled to receive dividends
                      d =  the maximum offering price per accumulation unit on
                           the last day of the period

The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare.

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News and World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:

o determine the dollar value of your contract as of the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date and then deduct any applicable premium tax; then
o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by
o    the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

o    the net investment factor; and
o    the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor:

We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The One-Year Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your one-year fixed account at the retirement date or the date you selected to begin receiving your annuity payouts; then
o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES

The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to our general account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the contract.


    Rating Agency              Rating

      A.M. Best                  A+
                             (Superior)
-----------------------

    Duff & Phelps               AAA
-----------------------

       Moody's                  Aa2

PRINCIPAL UNDERWRITER

The principal underwriter for the contract is American Express Financial Advisors Inc. (AEFA) which offers the contract on a continuous basis.

The contract is new and, therefore, we have not received any withdrawal charges or paid any commissions.

INDEPENDENT AUDITORS

The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402) independent auditors, as stated in their report appearing herein.

FINANCIAL STATEMENTS

[To be filed by amendment.]

                    STATEMENT OF ADDITIONAL INFORMATION

                                    for

       AMERICAN EXPRESS WELLS FARGO EXTRA CREDIT VARIABLE ANNUITYSM

               American Enterprise Variable Annuity Account

                                 __, 1999

American  Enterprise  Variable Annuity Account is a separate account established
and  maintained  by  American   Enterprise  Life  Insurance   Company  (American
Enterprise Life).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number below. The prospectus is incorporated in this SAI by reference.


American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN  55440-0534
800-333-3437

                             TABLE OF CONTENTS

Performance Information...............................................p.

Calculating Annuity Payouts...........................................p.

Rating Agencies.......................................................p.

Principal Underwriter.................................................p.

Independent Auditors..................................................p.

PERFORMANCE INFORMATION
-----------------------------------------------------------------------------

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return

We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:

                                 P(1+T)n = ERV

where:         P = a hypothetical initial payment of $1,000
               T = average annual total return
               n = number of years
             ERV = Ending  Redeemable Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. Currently, we do not show any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Past performance does not guarantee future results.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 (__)***               --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.35% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the six-year withdrawal charge schedule.
+Fund had not commenced  operations as of Dec. 31, 1998.
**(Commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities Without Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 ( __) ***     --       --       --           --
                Mutual Shares Securities Fund - Class 2 (      --       --       --           --
                __)***
                Real Estate Securities Fund - Class 2 (        --       --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__)***               --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__)                        --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.35% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.
+ Fund  had not commenced  operations  as of Dec.  31, 1998.
**(Commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities With Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 ( __) ***     --       --       --           --
                Mutual Shares Securities Fund - Class 2 (      --       --       --           --
                __)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 (__)***               --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__)                        --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract  administrative charge, a 1.35% mortality and expense risk fee, a 0.15%
variable  account   administrative  charge  and  applicable  withdrawal  charges associated  with  the  six-year  withdrawal  charge  schedule.
+ Fund  had  not commenced  operations  as of Dec.  31, 1998.
**(Commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized  performance will differ because of Class 2's additional  12b-1 fee expense which affects all performance  after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities Without Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 (__) ***              --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund ( __)                    --       --       --           --

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 1.35% mortality and expense risk fee and a 0.15% variable account administrative charge.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2 (        --       --       --           --
                1/89)***
                Small Cap Fund - Class 2 (__) ***              --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.10% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the eight-year withdrawal charge schedule.
+Fund had not commenced  operations as of Dec. 31, 1998.
**(Commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 ( __) ***             --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series ( __)                --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund ( __)                      --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund ( __)                    --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract administrative charge, a 1.10% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.20% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.
+ Fund  had not commenced  operations  as of Dec.  31, 1998.
**(Commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.


Average Annual Total Return For Annuities With Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 (__) ***              --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current  applicable  charges  deducted  from  fund  performance  include  a $30 contract  administrative charge, a 1.10% mortality and expense risk fee, a 0.15%
variable  account   administrative  charge  and  applicable  withdrawal  charges associated  with  the  eight-year  withdrawal  charge  schedule.
+ Fund had not commenced  operations  as of Dec.  31, 1998.
**(Commencement  date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized  performance will differ because of Class 2's additional  12b-1 fee expense which affects all performance  after the inception of Class 2. Figures assume reinvestment of dividends and capital gains.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998



                                                               Performance Since Commencement of the
                                                                               Fund*

                                                                                            Since
Subaccount   Investing In:                                   1 Year  5 Years  10 Years   Commencement
----------   -------------                                   ------  -------  --------   ------------
             AXPSM VARIABLE PORTFOLIO
                Blue Chip Advantage Fund+                      --%      --%      --%          --%
                Capital Resource Fund (10/81)**                --       --       --           --
                Diversified Equity Income Fund+                --       --       --           --
                Extra Income Fund (5/96)                       --       --       --           --
                Federal Income Fund+                           --       --       --           --
                New Dimensions Fund (5/96)                     --       --       --           --
                Small Cap Advantage Fund +                     --       --       --           --
             AIM V.I.
                Capital Appreciation Fund (5/93)               --       --       --           --
                Value Fund (10/97)                             --       --       --           --
             Dreyfus Variable Investment
                Socially Responsible Growth Fund (10/93)       --       --       --           --
             FRANKLIN TEMPLETON VIP TRUST
                Income Securities Fund - Class 2 (__) ***      --       --       --           --
                Mutual Shares Securities Fund - Class 2        --       --       --           --
                (__)***
                Real Estate Securities Fund - Class 2          --       --       --           --
                (1/89)***
                Small Cap Fund - Class 2 (__) ***              --       --       --           --
             GOLDMAN SACHS Variable Insurance Trust (VIT)
                CORESM U.S. Equity Fund (2/98)                 --       --       --           --
                Global Income Fund (__ )                       --       --       --           --
                Mid Cap Value Fund (4/98)                      --       --       --           --
             MFS Investment Management(R)
                Growth with Income Series (__)                 --       --       --           --
                Utilities Series (1/95)                        --       --       --           --
             PUTNAM VARIABLE TRUST
                Putnam VT International Growth Fund - Class    --       --       --           --
                IB Shares (__)
                Putnam VT Vista Fund - Class IB Shares         --       --       --           --
                (1/99)
             WELLS FARGO
                Asset Allocation Fund (__)                     --       --       --           --
                Corporate Bond Fund (__)                       --       --       --           --
                Equity Income Fund (__)                        --       --       --           --
                Growth Fund (__)                               --       --       --           --
                International Equity Fund (__)                 --       --       --           --
                Large Company Growth Fund (__)                 --       --       --           --
                Money Market Fund (__)                         --       --       --           --
                Small Cap Growth Fund (__)                     --       --       --           --

*Current applicable charges deducted from fund performance include a $30 contract administrative charge, a 1.10% mortality and expense risk fee and a 0.15% variable account administrative charge.
+ Fund had not commenced operations as of Dec. 31, 1998.
**(Commencement date of the Fund)
***Because Class 2 shares were not offered until Jan. 6, 1999, performance shown represents Class 1 shares. Although invested in the same portfolio of securities as Class 1, Class 2's standardized performance will differ because of Class 2's additional 12b-1 fee expense which affects all performance after the inception of Class 2.
Figures assume reinvestment of dividends and capital gains.

Cumulative Total Return

Cumulative total return represents the cumulative change in the value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return by using the following formula:

                                        ERV - P
                                       ----------
                                           P

where:                P =  a hypothetical initial payment of $1,000
                    ERV =  Ending  Redeemable  Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

Total return figures reflect the deduction of the withdrawal charge which assumes you withdraw the entire contract value at the end of the one, five and ten year periods (or, if less, up to the life of the subaccount). We also may show performance figures without the deduction of a withdrawal charge. In addition, total return figures reflect the deduction of all other applicable charges including the contract administrative charge, the variable account administrative charge, the Enhanced Death Benefit Rider fee, the Guaranteed Minimum Income Benefit Rider fee and the mortality and expense risk fee.

Annualized Calculation of Yield for Subaccounts Investing in Money Market Funds

Annualized Simple Yield

For the subaccounts investing in money market funds, we base quotations of simple yield on:
         (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period;
         (b) less a pro rata share of the subaccount expenses accrued over the period;
         (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
         (d) multiplying the base period return by 365/7.

The subaccount's value includes:
o    any declared dividends,
o the value of any shares purchased with dividends paid during the period, and
o    any dividends declared for such shares.

It does not include:
o  the  effect  of  any  applicable  withdrawal  charge,  or
o  any  realized  or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] -1

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.

Annualized Yield for Subaccounts Investing in Income Funds

For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period, according to the following formula:

                                        YIELD = 2[(  a-b  + 1)6 - 1]
                                                     cd

where:                a =  dividends and investment income earned during the
                           period
                      b =  expenses accrued for the period (net of
                           reimbursements)
                      c =  the  average  daily  number of  accumulation  units
                           outstanding during the period that were entitled to receive dividends
                      d =  the maximum offering price per accumulation unit on
                           the last day of the period

The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare.

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News and World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:

o determine the dollar value of your contract as of the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date and then deduct any applicable premium tax; then
o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by
o    the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

o    the net investment factor; and
o    the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor:

We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee, the variable account administrative charge and the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The One-Year Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your one-year fixed account at the retirement date or the date you selected to begin receiving your annuity payouts; then
o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES

The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to our general account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the contract.


    Rating Agency              Rating

      A.M. Best                  A+
                             (Superior)
-----------------------

    Duff & Phelps               AAA
-----------------------

       Moody's                  Aa2

PRINCIPAL UNDERWRITER

The principal underwriter for the contract is American Express Financial Advisors Inc. (AEFA) which offers the contract on a continuous basis.

The contract is new and, therefore, we have not received any withdrawal charges or paid any commissions.

INDEPENDENT AUDITORS

The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402) independent auditors, as stated in their report appearing herein.

                       STATEMENT OF ADDITIONAL INFORMATION

                                       for

               AMERICAN EXPRESS SIGNATURE PLUS VARIABLE ANNUITYSM

                  American Enterprise Variable Annuity Account

                                    __, 1999

American  Enterprise  Variable Annuity Account is a separate account established
and  maintained  by  American   Enterprise  Life  Insurance   Company  (American
Enterprise Life).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number below. The prospectus is incorporated in this SAI by reference.


American Enterprise Life Insurance Company
80 South Eighth Street
P.O. Box 534
Minneapolis, MN  55440-0534
800-333-3437

                                   TABLE OF CONTENTS

Performance Information...........................................p.

Calculating Annuity Payouts.......................................p.

Rating Agencies...................................................p.

Principal Underwriter.............................................p.

Independent Auditors..............................................p.

PERFORMANCE INFORMATION
-------------------------------------------------------------------------------

The subaccounts may quote various performance figures to illustrate past performance. We base total return and current yield quotations (if applicable) on standardized methods of computing performance as required by the Securities and Exchange Commission (SEC). An explanation of the methods used to compute performance follows below.

Average Annual Total Return

We will express quotations of average annual total return for the subaccounts in terms of the average annual compounded rate of return of a hypothetical investment in the contract over a period of one, five and ten years (or, if less, up to the life of the subaccounts), calculated according to the following formula:

                             P(1+T)n = ERV

where:         P =  a hypothetical initial payment of $1,000
               T =  average annual total return
               n =  number of years
             ERV = Ending Redeemable Value of a hypothetical $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

We calculated the following performance figures on the basis of historical performance of each fund. Currently, we do not show any performance information for the subaccounts because they are new and have not had any activity to date. However, we show performance from the commencement date of the funds as if the contract existed at that time, which it did not. Past performance does not guarantee future results.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Maximum Anniversary Value Death Benefit Rider For Periods Ending Dec. 31, 1998


                                        Performance Since Commencement of the
                                                        Fund*

                                                                     Since
Subaccount   Investing In:            1 Year  5 Years  10 Years   Commencement
----------   -------------            ------  -------  --------   ------------
             New Fund
             New Fund                   --%      --%      --%          --%
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.10% Maximum Anniversary Value Death Benefit Rider fee and applicable withdrawal charges associated with the six-year withdrawal charge schedule.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                         Performance Since Commencement of the
                                                         Fund*

                                                                      Since
Subaccount   Investing In:             1 Year  5 Years  10 Years   Commencement
----------   -------------             ------  -------  --------   ------------
             New Fund
             New Fund                    --%      --%      --%          --%
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.30% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the six-year withdrawal charge schedule.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Maximum Anniversary Value Death Benefit Rider For Periods Ending Dec. 31, 1998


                                         Performance Since Commencement of the
                                                         Fund*

                                                                      Since
Subaccount   Investing In:             1 Year  5 Years  10 Years   Commencement
----------   -------------             ------  -------  --------   ------------
             New Fund
             New Fund                    --%      --%      --%          --%
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee, a 0.15% variable account administrative charge and a 0.10% Maximum Anniversary Value Death Benefit Rider fee.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                        Performance Since Commencement of the
                                                        Fund*

                                                                     Since
Subaccount   Investing In:            1 Year  5 Years  10 Years   Commencement
----------   -------------            ------  -------  --------   ------------
             New Fund
             New Fund                   --%      --%      --%          --%
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.30% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                       Performance Since Commencement of the
                                                       Fund*

                                                                    Since
Subaccount   Investing In:           1 Year  5 Years  10 Years   Commencement
----------   -------------           ------  -------  --------   ------------
             New Fund
             New Fund                  --%      --%      --%          --%
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee, a 0.15% variable account administrative charge and applicable withdrawal charges associated with the six-year withdrawal charge schedule.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Six-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                        Performance Since Commencement of the
                                                        Fund*

                                                                     Since
Subaccount   Investing In:            1 Year  5 Years  10 Years   Commencement
----------   -------------            ------  -------  --------   ------------
             New Fund
             New Fund                   --%      --%      --%          --%
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.40% mortality and expense risk fee and a 0.15% variable account administrative charge.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Maximum Anniversary Value Death Benefit Rider For Periods Ending Dec. 31, 1998


                                     Performance Since Commencement of the
                                                     Fund*

                                                                  Since
Subaccount   Investing In:         1 Year  5 Years  10 Years   Commencement
----------   -------------         ------  -------  --------   ------------
             New Fund
             New Fund                --%      --%      --%          --%
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --
             New Fund                --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.10% Maximum Anniversary Value Death Benefit Rider fee and applicable withdrawal charges associated with the eight-year withdrawal charge schedule.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                       Performance Since Commencement of the
                                                       Fund*

                                                                    Since
Subaccount   Investing In:           1 Year  5 Years  10 Years   Commencement
----------   -------------           ------  -------  --------   ------------
             New Fund
             New Fund                  --%      --%      --%          --%
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.30% Enhanced Death Benefit Rider fee, a 0.30% Guaranteed Minimum Income Benefit Rider fee and applicable withdrawal charges associated with the eight-year withdrawal charge schedule.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Maximum Anniversary Value Death Benefit Rider For Periods Ending Dec. 31, 1998


                                          Performance Since Commencement of the
                                                          Fund*

                                                                       Since
Subaccount   Investing In:              1 Year  5 Years  10 Years   Commencement
----------   -------------              ------  -------  --------   ------------
             New Fund
             New Fund                     --%      --%      --%          --%
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --
             New Fund                     --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge and a 0.10% Maximum Anniversary Value Death Benefit Rider fee.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule and the Optional Enhanced Death Benefit and Guaranteed Minimum Income Benefit Riders For Periods Ending Dec. 31, 1998


                                        Performance Since Commencement of the
                                                        Fund*

                                                                     Since
Subaccount   Investing In:            1 Year  5 Years  10 Years   Commencement
----------   -------------            ------  -------  --------   ------------
             New Fund
             New Fund                   --%      --%      --%          --%
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --
             New Fund                   --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge, a 0.30% Enhanced Death Benefit Rider fee and a 0.30% Guaranteed Minimum Income Benefit Rider fee.

Average Annual Total Return For Annuities With Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                         Performance Since Commencement of the
                                                         Fund*

                                                                      Since
Subaccount   Investing In:             1 Year  5 Years  10 Years   Commencement
----------   -------------             ------  -------  --------   ------------
             New Fund
             New Fund                    --%      --%      --%          --%
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --
             New Fund                    --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee, a 0.15% variable account administrative charge and applicable withdrawal charges associated with the eight-year withdrawal charge schedule.

Average Annual Total Return For Annuities Without Withdrawal and Selection of the Eight-Year Withdrawal Charge Schedule For Periods Ending Dec. 31, 1998


                                       Performance Since Commencement of the
                                                       Fund*

                                                                    Since
Subaccount   Investing In:           1 Year  5 Years  10 Years   Commencement
----------   -------------           ------  -------  --------   ------------
             New Fund
             New Fund                  --%      --%      --%          --%
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --
             New Fund                  --       --       --           --

*Current applicable charges deducted from fund performance include a $35 contract administrative charge, a 1.25% mortality and expense risk fee and a 0.15% variable account administrative charge.

Cumulative Total Return

Cumulative total return represents the cumulative change in the value of an investment for a given period (reflecting change in a subaccount's accumulation unit value). We compute cumulative total return by using the following formula:

                                     ERV - P
                                    ---------
                                        P

where:                P =  a hypothetical initial payment of $1,000
                    ERV =  Ending  Redeemable  Value of a hypothetical  $1,000 payment made at the beginning of the period, at the end of the period (or fractional portion thereof)

Total return figures reflect the deduction of the withdrawal charge which assumes you withdraw the entire contract value at the end of the one, five and ten year periods (or, if less, up to the life of the subaccount). We also may show performance figures without the deduction of a withdrawal charge. In addition, total return figures reflect the deduction of all other applicable charges including the contract administrative charge, the variable account administrative charge, the Maximum Anniversary Value Death Benefit Rider fee, the Enhanced Death Benefit Rider fee, the Guaranteed Minimum Income Benefit Rider fee and the mortality and expense risk fee.

Annualized Calculation of Yield for Subaccounts Investing in Money Market Funds

Annualized Simple Yield

For the subaccounts investing in money market funds, we base quotations of simple yield on:
         (a) the change in the value of a hypothetical subaccount (exclusive of capital changes and income other than investment income) at the beginning of a particular seven-day period;
         (b) less a pro rata share of the subaccount expenses accrued over the period;
         (c) dividing this difference by the value of the subaccount at the beginning of the period to obtain the base period return; and
         (d) multiplying the base period return by 365/7.

The subaccount's value includes:
o  any declared dividends,
o  the value of any shares purchased with dividends paid during the period, and
o  any dividends declared for such shares.

It does not include:
o  the  effect  of  any  applicable  withdrawal  charge,  or
o  any  realized  or unrealized gains or losses.

Annualized Compound Yield

We calculate compound yield using the base period return described above, which we then compound according to the following formula:

Compound Yield = [(Base Period Return + 1)365/7] -1

You must consider (when comparing an investment in subaccounts investing in money market funds with fixed annuities) that fixed annuities often provide an agreed-to or guaranteed yield for a stated period of time, whereas the subaccount's yield fluctuates. In comparing the yield of the subaccount to a money market fund, you should consider the different services that the contract provides.

Annualized Yield for Subaccounts Investing in Income Funds

For the subaccounts investing in income funds, we base quotations of yield on all investment income earned during a particular 30-day period, less expenses accrued during the period (net investment income) and compute it by dividing net investment income per accumulation unit by the value of an accumulation unit on the last day of the period, according to the following formula:

                          YIELD = 2[(  a-b  + 1)6 - 1]
                                       cd

where: a = dividends and investment income earned during the period b = expenses accrued for the period (net of reimbursements) c = the average daily number of accumulation units outstanding during the period that were entitled to receive dividends
                d = the maximum offering price per accumulation unit on the last day of the period

The subaccount earns yield from the increase in the net asset value of shares of the fund in which it invests and from dividends declared and paid by the fund, which are automatically invested in shares of the fund.

The yield on the subaccount's accumulation unit may fluctuate daily and does not provide a basis for determining future yields.

Independent rating or statistical services or publishers or publications such as those listed below may quote subaccount performance, compare it to rankings, yields or returns, or use it in variable annuity accumulation or settlement illustrations they publish or prepare.

         The Bank Rate Monitor National Index, Barron's, Business Week, CDA Technologies, Donoghue's Money Market Fund Report, Financial Services Week, Financial Times, Financial World, Forbes, Fortune, Global Investor, Institutional Investor, Investor's Daily, Kiplinger's Personal Finance, Lipper Analytical Services, Money, Morningstar, Mutual Fund Forecaster, Newsweek, The New York Times, Personal Investor, Stanger Report, Sylvia Porter's Personal Finance, USA Today, U.S. News and World Report, The Wall Street Journal and Wiesenberger Investment Companies Service.

CALCULATING ANNUITY PAYOUTS

The Variable Account

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payment, we:

o determine the dollar value of your contract as of the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date and then deduct any applicable premium tax; then
o apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payment for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payment by the annuity unit value (see below) on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the retirement date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

o the annuity unit value on the valuation date that falls on (or closest to the valuation date that falls before) the seventh calendar day before the payout is due; by
o    the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

o    the net investment factor; and
o    the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor:

We determine the net investment factor by:

o adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
o    dividing that sum by the previous adjusted net asset value per share; and
o subtracting the percentage factor representing the mortality and expense risk fee, the variable account administrative charge and the Maximum
     Anniversary Value Death Benefit Rider fee (if selected) or the Enhanced Death Benefit Rider fee (if selected) from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a variable subaccount.

The One-Year Fixed Account

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

o take the value of your one-year fixed account at the retirement date or the date you selected to begin receiving your annuity payouts; then
o using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RATING AGENCIES

The following chart reflects the ratings given to us by independent rating agencies. These agencies evaluate the financial soundness and claims-paying ability of insurance companies based on a number of different factors. This information does not relate to the management or performance of the subaccounts of the contract. This information relates only to our general account and reflects our ability to make annuity payouts and to pay death benefits and other distributions from the contract.


    Rating Agency              Rating

      A.M. Best                  A+
                             (Superior)
-----------------------

    Duff & Phelps               AAA
-----------------------

       Moody's                  Aa2

PRINCIPAL UNDERWRITER

The principal underwriter for the contract is American Express Financial Advisors Inc. (AEFA) which offers the contract on a continuous basis.

The contract is new and, therefore, we have not received any withdrawal charges or paid any commissions.

INDEPENDENT AUDITORS

The financial statements appearing in this SAI have been audited by Ernst & Young LLP (1400 Pillsbury Center, 200 South Sixth Street, Minneapolis, MN 55402) independent auditors, as stated in their report appearing herein.

PART C.

Item 24.      Financial Statements and Exhibits

(a)      Financial Statements included in Part B of this Registration Statement:

              -To be filed by amendment.

(b)      Exhibits:

1. Resolution of the Executive Committee of the Board of Directors of American Enterprise Life establishing the American Enterprise Variable Annuity Account dated July 15, 1987, filed electronically as Exhibit 1 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

2.       Not applicable.

3.1 Form of Variable Annuity and Life Insurance Distribution Agreement to be filed by amendment.

3.2      Form of Managing General Agent Agreement to be filed by amendment.

4.1      Form of Deferred Annuity Contract to be filed by amendment.

4.2  Form of Roth IRA Endorsement  (form 43094) filed  electronically as Exhibit
     4.2 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-74865, filed on or about Aug. 4, 1999, is incorporated herein by reference.

4.3 Form of SEP-IRA (form 43412) filed electronically as Exhibit 4.3 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-72777, filed on or about July 8, 1999, is incorporated herein by reference.

4.4 Form of TSA Endorsement (form 43413) filed electronically as Exhibit 4.4 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-72777, filed on or about July 8, 1999, is incorporated herein by reference.

5.       Form of Variable Annuity Application to be filed by amendment.

6.1 Amendment and Restatement of Articles of Incorporation of American Enterprise Life dated July 29, 1986, filed electronically as Exhibit
         6.1 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

6.2      Amended By-Laws of American  Enterprise Life, filed  electronically  as
         Exhibit 6.2 to the Initial Registration Statement No. 33-54471, filed on or about July 5, 1994, is incorporated herein by reference.

7.       Not applicable.

8.       Copy of Participation Agreements to be filed by amendment

9. Opinion of counsel and consent to its use as to the legality of the securities being registered to be filed by amendment.

10.      Consent of Independent Auditors to be filed by amendment.

11.      None.

12.      Not applicable.

13. Copy of schedule for computation of each performance quotation provided in the Registration Statement in response to Item 21 to be filed by amendment.

14.      Not applicable.

15 Power of Attorney to sign this Registration Statement, dated July 29, 1999, filed electronically herewith.

Item 25. Directors and Officers of the Depositor (American Enterprise Life Insurance Company)

Name                                  Principal Business Address             Positions and Offices with Depositor
------------------------------------- -------------------------------------- --------------------------------------

James E. Choat                        IDS Tower 10                           Director, President and Chief
                                      Minneapolis, MN 55440                  Executive Officer

Lorraine R. Hart                      IDS Tower 10                           Vice President, Investments
                                      Minneapolis, MN 55440

Jeffrey S. Horton                     IDS Tower 10                           Vice President and Treasurer
                                      Minneapolis, MN 55440

Richard W. Kling                      IDS Tower 10                           Director and Chairman of the Board
                                      Minneapolis, MN 55440

Bruce A. Kohn                         IDS Tower 10                           Vice President, Group Counsel and
                                      Minneapolis, MN 55440                  Assistant Secretary

Paul S. Mannweiler                    Indianapolis Power and Light           Director
                                      One Monument Circle
                                      P.O. Box 1595
                                      Indianapolis, IN 46206-1595

Paula R. Meyer                        IDS Tower 10                           Director and Executive Vice
                                      Minneapolis, MN 55440                  President, Assured Assets

Mary Ellyn Minenko                    IDS Tower 10                           Vice President, Group Counsel and
                                      Minneapolis, MN 55440                  Assistant Secretary

Stuart A. Sedlacek                    IDS Tower 10                           Executive Vice President
                                      Minneapolis, MN 55440

F. Dale Simmons                       IDS Tower 10                           Vice President, Real Estate Loan
                                      Minneapolis, MN 55440                  Management

William A. Stoltzmann                 IDS Tower 10                           Director, Vice President, General
                                      Minneapolis, MN 55440                  Counsel and Secretary

Philip C. Wentzel                     IDS Tower 10                           Vice President and Controller
                                      Minneapolis, MN 55440



Item 26. Persons Controlled by or Under Common Control with the Depositor or Registrant

         American Enterprise Life Insurance Company is a wholly-owned subsidiary of IDS Life Insurance Company which is a wholly-owned subsidiary of American Express Financial Corporation. American Express Financial Corporation is a wholly-owned subsidiary of American Express Company (American Express).

The following list includes the names of major subsidiaries of American Express.

                                                                                          Jurisdiction of
Name of Subsidiary                                                                        Incorporation

I. Travel Related Services

     American Express Travel Related Services Company, Inc.                               New York

II. International Banking Services

     American Express Bank Ltd.                                                           Connecticut

III.Companies engaged in Financial Services

     Advisory Capital Strategies Group Inc.                                               Minnesota
     American Centurion Life Assurance Company                                            New York
     American Enterprise Investment Services Inc.                                         Minnesota
     American Enterprise Life Insurance Company                                           Indiana
     American Express Asset Management Group Inc.                                         Minnesota
     American Express Asset Management International Inc.                                 Delaware
     American Express Asset Management International (Japan) Ltd.                         Japan
     American Express Asset Management Ltd.                                               England
     American Express Client Service Corporation                                          Minnesota
     American Express Corporation                                                         Delaware
     American Express Financial Advisors Inc.                                             Delaware
     American Express Financial Corporation                                               Delaware
     American Express Insurance Agency of Arizona Inc.                                    Arizona
     American Express Insurance Agency of Idaho Inc.                                      Idaho
     American Express Insurance Agency of Nevada Inc.                                     Nevada
     American Express Insurance Agency of Oregon Inc.                                     Oregon
     American Express Minnesota Foundation                                                Minnesota
     American Express Property Casualty Insurance Agency of Kentucky Inc.                 Kentucky
     American Express Property Casualty Insurance Agency of Maryland Inc.                 Maryland
     American Express Property Casualty Insurance Agency of Pennsylvania Inc.             Pennsylvania
     American Express Trust Company                                                       Minnesota
     American Partners Life Insurance Company                                             Arizona
     IDS Cable Corporation                                                                Minnesota
     IDS Cable II Corporation                                                             Minnesota
     IDS Capital Holdings Inc.                                                            Minnesota
     IDS Certificate Company                                                              Delaware
     IDS Futures Corporation                                                              Minnesota
     IDS Insurance Agency of Alabama Inc.                                                 Alabama
     IDS Insurance Agency of Arkansas Inc.                                                Arkansas
     IDS Insurance Agency of Massachusetts Inc.                                           Massachusetts
     IDS Insurance Agency of New Mexico Inc.                                              New Mexico
     IDS Insurance Agency of North Carolina Inc.                                          North Carolina





     IDS Insurance Agency of Utah Inc.                                                    Utah
     IDS Insurance Agency of Wyoming Inc.                                                 Wyoming
     IDS Life Insurance Company                                                           Minnesota
     IDS Life Insurance Company of New York                                               New York
     IDS Management Corporation                                                           Minnesota
     IDS Partnership Services Corporation                                                 Minnesota
     IDS Plan Services of California, Inc.                                                Minnesota
     IDS Property Casualty Insurance Company                                              Wisconsin
     IDS Real Estate Services, Inc.                                                       Delaware
     IDS Realty Corporation                                                               Minnesota
     IDS Sales Support Inc.                                                               Minnesota
     IDS Securities Corporation                                                           Delaware
     Investors Syndicate Development Corp.                                                Nevada
     Public Employee Payment Company                                                      Minnesota


Item 27.   Number of Contract owners

           Not applicable.

Item 28.   Indemnification

           The By-Laws of the depositor provide that the Corporation shall have the power to indemnify a director, officer, agent or employee of the Corporation pursuant to the provisions of applicable statues or pursuant to contract.

           The Corporation may purchase and maintain insurance on behalf of any director, officer, agent or employee of the Corporation against any liability asserted against or incurred by the director, officer, agent or employee in such capacity or arising out of the director's, officer's, agent's or employee's status as such, whether or not the Corporation would have the power to indemnify the director, officer, agent or employee against such liability under the provisions of applicable law.

           The By-Laws of the depositor provide that it shall indemnify a director, officer, agent or employee of the depositor pursuant to the provisions of applicable statutes or pursuant to contract.

           Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.   Principal Underwriters

           To be filed by amendment

Item 30.   Location of Accounts and Records

           American Enterprise Life Insurance Company
           IDS Tower 10
           Minneapolis, MN 55402

Item 31.   Management Services

           Not applicable.

Item 32.   Undertakings

           (a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

           (b) Registrant undertakes that it will include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

           (c) Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to American Enterprise Life Contract Owner Service at the address or phone number listed in the prospectus.

           (d) Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28, 1998). Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

           (e) The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, American Enterprise Life Insurance Company, on behalf of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota, on the 19th day of August, 1999.

                         AMERICAN ENTERPRISE VARIABLE ANNUITY ACCOUNT
                                      (Registrant)

                         By American Enterprise Life Insurance Company
                                      (Sponsor)

                         By /s/    James E. Choat*
                                   James E. Choat
                                   President and Chief Executive Officer

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of August, 1999.

Signature                                            Title

/s/  James E. Choat*                        Director, President and
     James E. Choat                         Chief Executive Officer

/s/  Jeffrey S. Horton*                     Vice President and Treasurer
     Jeffrey S. Horton

/s/  Richard W. Kling*                      Chairman of the Board
     Richard W. Kling

_____________________                       Director
     Paul S. Mannweiler

/s/  Paula R. Meyer*                        Director and Executive Vice
     Paula R. Meyer                         President-Assured Assets

/s/  William A. Stoltzmann*                 Director, Vice President,
     William A. Stoltzmann                  General Counsel and Secretary

/s/  Philip C. Wentzel*                     Vice President and Controller
     Philip C. Wentzel

*Signed pursuant to Power of Attorney, dated July 29, 1999, filed electronically herewith.



By:  /s/ Mary Ellyn Minenko
     Mary Ellyn Minenko

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement is comprised of the following papers and documents:

The Cover Page.

Part A.

     The prospectuses.

Part B.

     Statements of Additional Information.


Part C.

     Other Information.

     The signatures.

     Exhibits.